SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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RESOLUTE ENERGY CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1700 Lincoln Street, Suite 2800 Denver, Colorado 80203 Telephone: (303) 534-4600

April ●, 2016

Dear Resolute Energy Corporation Stockholder:

You are cordially invited to the Resolute Energy Corporation Annual Meeting of Stockholders to be held on Wednesday, May 11, 2016, at 9:00 a.m., Mountain Time. The meeting will be held at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202.

At the Annual Meeting, you will be asked (i) to elect two Class I directors to our Board of Directors; (ii) to approve, by a non-binding advisory vote, the compensation paid to the Company’s Named Executive Officers; (iii) to approve an amendment to our 2009 Performance Incentive Plan to increase the maximum number of shares available for award under the plan by 5,000,000 shares of our Common Stock; (iv) to (a) effect a reverse stock split of our Common Stock at any time prior to December 31, 2016, at one of thirteen reverse split ratios, 1-for-2, 1-for-3, 1-for-4, 1-for-5, 1-for-6, 1-for-7, 1-for-8, 1-for-9, 1-for-10, 1-for-15, 1-for-20, 1-for-25 or 1-for-30, as determined by our Board of Directors in its sole discretion and (b) if and when the reverse stock split is effected, reduce the number of authorized shares of our Common Stock by the reverse split ratio determined by our Board of Directors; and (v) to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2016 fiscal year.

We have enclosed a copy of our Annual Report for the fiscal year ended December 31, 2015, with this Notice of Annual Meeting of Stockholders and Proxy Statement. Please read the enclosed information carefully before completing and returning the enclosed proxy card.

Please join us at the meeting. Whether or not you plan to attend, it is important that you vote your proxy promptly in accordance with the instructions on the enclosed proxy card. If you do attend the meeting, you may withdraw your proxy should you wish to vote in person.

Sincerely,

Nicholas J. Sutton

Chairman and Chief Executive Officer

1700 Lincoln Street, Suite 2800

Denver, Colorado 80203

Telephone: (303) 534-4600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Resolute Energy Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Resolute Energy Corporation will be held at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202, at 9:00 a.m., Mountain Time, on May 11, 2016, for the following purposes:

1.	to elect James E. Duffy and William K. White to our Board of Directors as Class I directors;

2.	to approve, by a non-binding advisory vote, the compensation paid to the Company’s Named Executive Officers (the “Say on Pay Proposal”);

3.	to approve an amendment to our 2009 Performance Incentive Plan to increase the maximum number of shares available for award under the plan by 5,000,000 shares of our Common Stock (the “Plan Amendment”);

4.	to (i) effect a reverse stock split of our Common Stock at any time prior to December 31, 2016, at one of thirteen reverse split ratios, 1-for-2, 1-for-3, 1-for-4, 1-for-5, 1-for-6, 1-for-7, 1-for-8, 1-for-9, 1-for-10, 1-for-15, 1-for-20, 1-for-25 or 1-for-30, as determined by our Board of Directors in its sole discretion, and (ii) if and when the reverse stock split is effected, reduce the number of authorized shares of our Common Stock by the reverse split ratio determined by our Board of Directors (the “Reverse Stock Split”);

5.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

6.	to transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

We know of no other matters to come before the Annual Meeting. Only stockholders of record at the close of business on Monday, March 14, 2016, are entitled to notice of and to vote at the annual meeting or at any adjournments or postponements thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 11, 2016:

The proxy statement, proxy card and the annual report to stockholders for the fiscal year ended December 31, 2015, are available at www.proxydocs.com/ren.

Regardless of the number of shares of Common Stock you hold, as a stockholder your role is very important and the Board of Directors strongly encourages you to exercise your right to vote.

BY ORDER OF THE BOARD OF DIRECTORS

Michael N. Stefanoudakis

Senior Vice President, General Counsel and Secretary

April ●, 2016

Denver, Colorado

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ii

PROPOSAL FOUR—APPROVAL OF REVERSE STOCK SPLIT	62

Summary	62
Background and Reasons for the Reverse Stock Split	63
Effect of the Reverse Stock Split on Holders of Outstanding Common Stock	65
Beneficial Holders of Common Stock (i.e., stockholders who hold in street name)	66
Registered “Book-Entry” Holders of Common Stock (i.e., stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)	66
Holders of Certificated Shares of Common Stock	66
Fractional Shares	67
Authorized Shares	68
Effect of the Reverse Stock Split on Restricted Stock Awards	69
Effect of Reverse Stock Split on Preferred Stock	69
Accounting Matters	69
Certain Federal Income Tax Consequences of the Reverse Stock Split	70

PROPOSAL FIVE—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	73

Fees Paid to Principal Accountants	73
Audit Committee Pre-Approval Policy	73
Report of the Audit Committee	73

OTHER BUSINESS	75

ADDITIONAL INFORMATION	75

Householding of Proxy Materials	75
Available Information	75

EXHIBIT A AMENDMENT NO. 3 TO THE RESOLUTE ENERGY CORPORATION 2009 PERFORMANCE INCENTIVE PLAN	76

EXHIBIT B RESOLUTE ENERGY CORPORATION 2009 PERFORMANCE INCENTIVE PLAN	77

EXHIBIT C FORM OF CERTIFICATE OF AMENDMENT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF RESOLUTE ENERGY CORPORATION	94

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1700 Lincoln Street, Suite 2800

Denver, Colorado 80203

Telephone: (303) 534-4600

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

These proxy materials are being furnished to you by the Board of Directors (the “Board”) of Resolute Energy Corporation, a Delaware corporation (“we,” “our,” “us,” “Resolute” or the “Company”), in connection with its solicitation of proxies for Resolute’s Annual Meeting of Stockholders to be held on May 11, 2016, at 9:00 a.m., Mountain Time, at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202, and at any adjournments or postponements thereof (the “Annual Meeting” or the “2016 Annual Meeting”). In addition to solicitation by mail, certain of our directors, officers and employees may solicit proxies by telephone, personal contact, or other means of communication. They will not receive any additional compensation for these activities. Also, brokers, banks and other persons holding common stock on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners. We will bear all costs incurred in connection with the preparation, assembly and mailing of the proxy materials and the solicitation of proxies and will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.

This proxy statement and the enclosed proxy card are expected to be first sent to our stockholders on or about April ●, 2016. The proxy materials are also available at www.proxydocs.com/ren.

Stockholders Entitled to Vote

The close of business on Monday, March 14, 2016, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. On that date, our outstanding voting securities consisted of 77,055,646 shares of common stock. Each share of common stock is entitled to one vote. Votes may not be cumulated.

Differences Between Holding Stock of Record and as a Beneficial Owner

Most stockholders hold their shares through a broker or other nominee rather than directly in their own name. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the meeting. We have enclosed a proxy card for you to use that contains voting instructions and allows you to vote via the phone, mail or online.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by such brokerage account or nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on “routine” matters such as the Reverse Stock Split and ratification of auditors, but cannot vote on “non-routine” matters, which include matters such as votes for the election of directors, the Say on Pay Proposal and the Plan Amendment proposal. Thus, if the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Attending the Annual Meeting

All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to March 14, 2016, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

Voting in Person at the Annual Meeting

Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions prior to the meeting as described below so that your vote will be counted if you later decide not to attend the meeting.

Voting Without Attending the Annual Meeting

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

Quorum

Holders of a majority of our outstanding common stock entitled to vote must be present, in person or by proxy, at the Annual Meeting for a quorum to exist. If the shares present in person or by proxy at the Annual Meeting do not constitute a quorum, the Annual Meeting may be adjourned to a subsequent time. Shares that are voted “FOR,” “AGAINST,” “ABSTAIN,” or, with respect to the election of directors, “WITHHOLD,” will be treated as being present at the Annual Meeting for purposes of establishing a quorum. Accordingly, if you have returned a valid proxy or attend the Annual Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the Annual Meeting. Broker non-votes will also be counted as present for purposes of determining the presence of a quorum.

Required Vote

You may vote “FOR” or “WITHHOLD” authority to vote both on Proposal One, relating to the election of James E. Duffy and William K. White to the Board as Class I directors. Members of the Board are elected by a plurality of votes cast. This means that the two duly-nominated persons who receive the largest number of “FOR” votes cast will be elected. Neither broker non-votes nor “WITHHOLD” votes cast with respect to any nominee will affect the election of that nominee.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Two, relating to the proposed approval, by a non-binding advisory vote (the “Say on Pay Proposal”), of the compensation paid to the Company’s Named Executive Officers (“NEOs”). To be approved, that proposal must receive the affirmative vote of a majority of the votes cast at the meeting. For this proposal, an abstention will not count as a vote cast and will therefore have no effect on the outcome of the proposal. A broker non-vote will not count as a vote cast and will therefore have no effect on the outcome of the proposal.

Although the advisory vote in Proposal Two is non-binding, the Board will review the results of the vote and will take it into account in making future determinations concerning executive compensation.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Three, relating to the proposed amendment to our 2009 Performance Incentive Plan (the “Incentive Plan”) to increase the maximum number of shares available for award under the Incentive Plan by 5,000,000 shares of our common stock (the “Plan Amendment”). To be approved, that proposal must receive the affirmative vote of a majority of the voting shares that are cast at the meeting. For this proposal, an abstention will count as a vote cast and will therefore have the effect of a vote against the proposal. A broker non-vote will not count as a vote cast and will therefore have no effect on the outcome of the proposal.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Four, relating to the proposal to (i) effect a reverse stock split of our common stock at any time prior to December 31, 2016, at one of thirteen reverse split ratios, 1-for-2, 1-for-3, 1-for-4, 1-for-5, 1-for-6, 1-for-7, 1-for-8, 1-for-9, 1-for-10, 1-for-15, 1-for-20, 1-for-25 or 1-for-30, as determined by the Board in its sole discretion, and (ii) if and when the reverse stock split is effected, reduce the number of authorized shares of our common stock by the reverse split ratio determined by the Board (the “Reverse Stock Split”). To be approved, that proposal must receive the affirmative vote of a majority of the voting shares outstanding as of the record date. If you are a record holder of shares of common stock and you do not return your proxy card or abstain from voting, that will have the same effect as a vote against the Reverse Stock Split. An abstention will have the effect of a vote against the proposal. Brokers have discretion to vote on this matter even without specific voting instructions from the beneficial owner of shares.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Five, relating to the ratification of KPMG LLP as our independent registered public accounting firm. To be approved, that proposal must receive the affirmative vote of a majority of the voting shares that are cast at the meeting. For this proposal, an abstention will not count as a vote cast and will therefore have no effect on the outcome of the proposal. Brokers have discretion to vote on this matter even without specific voting instructions from the beneficial owner of shares.

Board Recommendation

The Board recommends that you vote as follows:

•	“FOR” Proposal One, relating to the election of James E. Duffy and William K. White to the Board as Class I directors;

•	“FOR” Proposal Two, relating to the proposed approval, by a non-binding advisory vote, of the compensation paid to the Company’s NEOs;

•	“FOR” Proposal Three, relating to the approval of the Plan Amendment;

•	“FOR” Proposal Four, relating to the approval of the Reverse Stock Split; and

•	“FOR” Proposal Five, relating to the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Any validly completed proxy as to which no instructions are given will be voted in accordance with the foregoing recommendations; however, your broker, bank or other holder of record does not have discretionary voting authority to vote on Proposal One, Proposal Two or Proposal Three without instructions from you, in which case a broker non-vote will occur and your shares will not be voted in favor of the Board’s recommendations on such proposals. If you are a beneficial owner whose shares are held of record by a broker, your broker does have discretionary voting authority under the applicable rules to vote your shares on Proposal Four, relating to the Reverse Stock Split, and Proposal Five, the routine matter of ratification of KPMG LLP, even if the broker does not receive voting instructions from you.

Other Matters

The proposals set forth in this proxy statement constitute the only business that the Board intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the persons named therein (the “Proxy Agents”), or their substitutes, to vote on any other business that may properly come before the meeting. If the Annual Meeting is adjourned, the Proxy Agents can vote your shares on the new meeting date as well, unless you have revoked your proxy.

Revocation of Proxies

You may revoke your proxy at any time prior to its use by (i) delivering a written notice of revocation to our Secretary, (ii) filing a duly executed proxy bearing a later date with us, or (iii) attending the Annual Meeting and voting in person.

FORWARD-LOOKING STATEMENTS

This proxy statement includes forward-looking statements. These forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management, and involve external risks and uncertainties, including, but not limited to, those described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015. Forward-looking statements include information concerning Resolute’s possible or assumed future compliance with the NYSE listing requirements, the effect on the stock price of our common stock following the Reverse Stock Split, whether the Board will elect to effect the Reverse Stock Split and, if it so elects, the ratio that will be elected, our intent to remain listed on the NYSE or other major stock exchange, the amount to be received in cash in lieu of fractional shares as a result of the Reverse Stock Split, the attractiveness of our common stock to institutional investors, and statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. Factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, those discussed elsewhere in this proxy statement. You should not put undue reliance on any forward-looking statements. Except as required by applicable law or regulation, we do not have any intention or obligation to update forward-looking statements after we distribute this proxy statement.

PROPOSAL ONE—ELECTION OF DIRECTORS

Our certificate of incorporation provides that members of the Board are to be divided into three classes. The Board currently consists of two Class I directors (James E. Duffy and William K. White), two Class II directors (James M. Piccone and Thomas O. Hicks, Jr.) and two Class III directors (Nicholas J. Sutton and Gary L. Hultquist). The term of the current Class I directors will expire at the 2016 Annual Meeting. Our certificate of incorporation provides that successors to the class of directors whose terms expire at an annual meeting shall be elected for three-year terms. Our certificate of incorporation and applicable rules of the NYSE contemplate that the number of directors in each class will be as nearly equal in number as possible.

The Board has nominated Messrs. Duffy and White to stand for re-election at the Annual Meeting as Class I directors and to serve until the 2019 annual meeting or until their successors are duly elected and qualified. Directors whose terms of office will not expire at the 2016 Annual Meeting will continue in office for the remainder of their respective terms.

The Board has no reason to believe that Messrs. Duffy and White will be unable to serve if elected and, to the knowledge of the Board, each nominee intends to serve the entire term for which election is sought.

Under our certificate of incorporation and bylaws, the number of directors on the Board is determined by a resolution of the Board. The Board is currently comprised of six (6) directors with no vacancies. Only the nominees, or substitute nominees designated by the Board, will be eligible to stand for election as directors at the Annual Meeting. If any nominee becomes unable to serve as a director before the Annual Meeting, the Proxy Agents have the discretionary authority to vote proxies held by them for substitute nominees designated by the Board.

Proposal One:

The Board recommends a vote FOR the election of James E. Duffy and William K. White to the Board as Class I directors.

Board of Directors

The following table sets forth certain information as of March 14, 2016, regarding the composition of the Board, including the term of each director.

Name	Age	Position	Director Since	Current Term to Expire
Nominees

Class I
James E. Duffy	65	Director	2009	2016
William K. White	74	Director	2014	2016

Other Directors

Class II
James M. Piccone	65	President and Director	2009	2017
Thomas O. Hicks, Jr.	38	Director	2009	2017

Class III
Nicholas J. Sutton	71	Chairman and Chief Executive Officer	2009	2018
Gary L. Hultquist	72	Director	2014	2018

Class I Nominees

James E. Duffy was elected to the Board in September 2009. Mr. Duffy has been a member of the Compensation and Audit Committees since September 25, 2009, and between September 25, 2009 and December 15, 2009, was also a member of the Corporate Governance/Nominating Committee. He is a co-founder and, since 2003, Chairman of ReadyMax, Inc. (f/k/a StreamWorks Products Group, Inc.), a private consumer products development company that manufactures products for the industrial safety, specialty tool and outdoor recreation industries. From 1990 to 2001, he served as Chief Financial Officer and director of HS Resources until its sale to Kerr-McGee Corporation. Prior to that time, he served as Chief Financial Officer and Director of a division of Tidewater, Inc. He was also a general partner in a boutique investment banking business specializing in the oil and gas business, and began his career with Arthur Young & Co. in San Francisco. He is a certified public accountant. In determining Mr. Duffy’s qualifications to serve on the Board, the Board has considered, among other things, his experience and expertise in oil and gas finance, accounting and banking, as well as his position as chief financial officer of two public oil and gas companies and his service as an audit manager for a major accounting firm with engagement responsibility for public and private entities.

William K. White was elected to the Board in April 2014. Mr. White has been a member of the Compensation Committee and the Corporate Governance/Nominating Committee since April 28, 2014, and a member of the Audit Committee since March 2015. Mr. White, a retired oil and gas executive, also serves as an Audit Committee financial expert. He had been a Director of the General Partner of Eagle Rock Energy Partners, L.P. from October 2006 to October 2015, at which time the company was merged into another entity. While a Director of Eagle Rock, he served as Chairman of the Audit Committee and was a member of the Compensation and Conflicts committees at several points in time. From May 2005 to September 2007, he served as an independent Director and member of the Audit and Compensation Committees of the Board of Directors of Teton Energy Corporation, a public company. From July 2008 through December 2008, in preparation for an IPO, which was withdrawn due to market conditions, Mr. White served as independent Director, Audit Committee Chairman and member of the Compensation Committee of CRC-Evans International, Inc., an affiliate of a portfolio company of Natural Gas Partners (“NGP”). In December 2012, Mr. White joined the Board of Directors of NGP Capital Resource Company as an Independent Director where he also served on the Compensation, Audit, Conflicts and Nominating and Governance Committees. In the fourth quarter of 2014,

NGP Capital Resource Company changed investment managers and Mr. White, along with the existing directors, resigned from the Board of Directors as part of the transaction. From September 1996 to November 2002, Mr. White was Vice President, Finance and Administration and Chief Financial Officer for Pure Resources, Inc., an NYSE-listed independent oil and gas producer. In determining Mr. White’s qualifications to serve on the Board, the Board has considered, among other things, his experience and expertise in oil and gas finance, accounting and banking, as well as his previous senior executive officer and director positions at several oil and gas companies.

Other Directors

Nicholas J. Sutton has been Chairman of the Board and Chief Executive Officer of the Company since the Company’s formation in July 2009. Mr. Sutton has been the Chief Executive Officer of, and previously served on the board of managers of, Resolute Natural Resources Company, LLC and related companies and of Resolute Holdings since their founding in 2004. Mr. Sutton was a co-founder, Chairman and Chief Executive Officer of HS Resources, an NYSE-listed company, from 1987 until the company’s acquisition by Kerr-McGee Corporation in late 2001. From 2002 until the formation of Resolute Holdings in 2004, Mr. Sutton was a director of Kerr-McGee Corporation. From 2006 until 2014, Mr. Sutton served as a director of Tidewater, Inc. He also is a member of the Society of Petroleum Engineers and of the American Association of Petroleum Geologists and of the California Bar Association (inactive status). In determining Mr. Sutton’s qualifications to serve on the Board, the Board has considered, among other things, his experience and expertise in the oil and gas industry, his track record in growing public oil and gas companies, including managing acquisition programs, as well as his role in the founding of Resolute Holdings, as well as his experience in serving on the boards of directors of other public companies in the oil and gas industry. In addition, Mr. Sutton has degrees in engineering and law, and he graduated from the Owner/President Management program at the Harvard University Graduate Business School, giving him expertise in many of the areas of importance to the Company.

Gary L. Hultquist was appointed to the Board in February 2014. Mr. Hultquist has been a member of the Compensation Committee and the Corporate Governance/Nominating Committee since February 2014, and a member of the Audit Committee since March 2015. Mr. Hultquist has been a Director of NYSE-listed Kinder Morgan, Inc. (KMI) since December 2014. Prior to the merger of KMI and Kinder Morgan Energy Partners, L.P. (KMP) in November 2014 (the “Merger”), Mr. Hultquist had been a Director of Kinder Morgan G.P., Inc., the General Partner of KMP, since 1999, where he served as Lead Independent Director, Chair of the Compensation Committee and Member of the Audit Committee and Nominating and Governance Committee. He also served as Chair of the Special Committee of Independent Directors of KMP for the $44 billion Merger. Since 1986, he has been an international investment banker and strategic advisor, to public and private company clients in the U.S., Europe and Asia, handling corporate financings, mergers and acquisitions. He is currently a Managing Director of Viant Capital, LLC, an investment banking firm in San Francisco, specializing in energy and technology. From 1995 to 1997, Mr. Hultquist also served on the board of directors and as chair of the Audit Committee of OnTrak Systems, Inc. during its IPO and subsequent merger with NASDAQ-listed Lam Research for over $400 million. He also served as board member and advisor to Rodel, Inc. during its acquisition by Rohm and Haas. Mr. Hultquist holds securities licenses 7, 63 and 24 (General Securities Principal) from FINRA and is a member of the California Bar Association. Mr. Hultquist practiced law in California for over 13 years. Mr. Hultquist has also served on the boards of directors of several private companies. He received his B.S. Degree in Accounting-Finance from Northwest Missouri State University, a J.D. degree from the University of Missouri Law School and attended the George Washington University Law School’s LLM in Taxation program. In determining Mr. Hultquist’s qualifications to serve on the Board, the Board has considered, among other things, his experience and expertise in the legal and finance aspects of the oil and gas industry.

Thomas O. Hicks, Jr. was elected to the Board in September 2009. Mr. Hicks has been a member of the Corporate Governance/Nominating Committee since September 25, 2009. Between September 25, 2009 and December 15, 2009, he was also a member of the Compensation Committee. Mr. Hicks has served as a vice president of Hicks Holdings LLC since its inception in 2005. He was a vice president of Hicks Acquisition

Company I, Inc. from February 2007 through September 2009 and was its secretary from August 2007 to September 2009. He also served as Secretary and Vice President of Hicks Acquisition Company II, Inc. from October 2010 to July 2011. Hicks Holdings LLC is a Dallas-based family holding company for the Hicks family and a private investment firm which owns and manages real estate assets and makes corporate acquisitions. Mr. Hicks has been a director of Drilling Tools International Holdings, Inc. since January 2012 and a director of Sight Sciences, Inc. since October 2015 and also served as a director of Carol’s Daughter Holding, LLC from April 2014 to November 2014. In 2004 and 2005, Mr. Hicks served as Director, Corporate and Suite Sales, for the Texas Rangers Baseball Club. From 2001 to 2003, Mr. Hicks was an analyst at Greenhill & Co. LLC, a New York-based merchant banking firm. From May 2010 to August 2010, Mr. Hicks served as Executive Vice President of Texas Rangers Baseball Partners, Rangers Equity Holdings, L.P. and Rangers Equity Holdings GP, LLC. On May 24, 2010, Texas Rangers Baseball Partners filed a voluntary petition for bankruptcy and on May 28, 2010, a group of creditors filed an involuntary bankruptcy petition against Rangers Equity Holdings, L.P. and Rangers Equity Holdings GP, LLC. In determining Mr. Hicks’s qualifications to serve on the Board, the Board has considered, among other things, his experience and expertise in sales, banking and management.

James M. Piccone has been the President and a member of the Board since the Company’s formation in July 2009. He was also General Counsel and Secretary of the Company from its formation in July 2009 until July 2010. Mr. Piccone has served as President of various Company subsidiaries and affiliates (collectively referred to as “Predecessor Resolute”), and of Resolute Holdings, LLC (“Resolute Holdings”), since the formation of these entities beginning in 2004. He also served as General Counsel and Secretary of each of these entities until July 2010 and as a member of the board of managers of certain of these entities. From January 2002 until January 2004, Mr. Piccone was executive vice president and general counsel for Aspect Energy, LLC, a private oil and gas company. He also served as a contract attorney for Aspect Energy from October 2001 until January 2002. Mr. Piccone served as Vice President—General Counsel and Secretary of HS Resources, Inc. from May 1995 until the acquisition of HS Resources by Kerr-McGee Corporation in August 2001. Currently, Mr. Piccone is a director of Western Energy Alliance. He is admitted to the practice of law in Colorado and is a member of local and national bar associations. In determining Mr. Piccone’s qualifications to serve on our Board of, the Board has considered, among other things, his management and legal expertise, his knowledge of the oil and gas industry and the role he played in the success of HS Resources and Resolute Holdings, including his role in the September 25, 2009 business combination with Hicks Acquisition Company I, Inc. (the “Resolute Transaction”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table, based in part upon information supplied by officers, directors and principal stockholders, sets forth certain information known to the Company with respect to beneficial ownership of the Company’s common stock par value, $0.0001 per share (“Common Stock”), as of March 14, 2016, by (i) each person known to the Company to be a beneficial owner of more than 5% of the Company’s Common Stock, (ii) each NEO, (iii) each director of the Company, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Voting power is the power to vote or direct the voting of securities, and dispositive power is the power to dispose of or direct the disposition of securities. The address for all directors and officers is c/o Resolute Energy Corporation, 1700 Lincoln Street, Suite 2800, Denver, CO 80203.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class

SPO Advisory Corp. 591 Redwood Highway, Suite 3215 Mill Valley, CA 94941	14,754,356 (2)	19.1%

John C. Goff c/o Goff Capital, Inc. 500 Commerce Street, Ste 700 Fort Worth, Texas 76102	6,927,125 (3)	8.9%

Sageview Capital Master, L.P. 55 Railroad Avenue Greenwich, CT 06830	4,818,611 (4)	6.3%

James E. Duffy	148,045 (5)	*

Gary L. Hultquist	110,938 (6)	*

Thomas O. Hicks, Jr.	233,366 (7)	*

William K. White	108,260 (8)	*

Nicholas J. Sutton	2,246,200 (9)	2.9%

James M. Piccone	1,078,632 (10)	1.4%

Theodore Gazulis	739,075 (11)	*

Richard F. Betz	721,949 (12)	*

Michael N. Stefanoudakis	241,663 (13)	*

All directors and executive officers as a group (11 persons)	5,991,502 (14)	7.7%

*	Represents less than 1% of the outstanding shares of Common Stock.

(1)	Security ownership information for beneficial owners is taken from statements filed with the Securities and Exchange Commission (the “SEC”) pursuant to Sections 13(d), 13(g) and 16(a) of Securities Exchange Act of 1934, as amended (the “Exchange Act”), and information made known to the Company. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants that are currently exercisable or exercisable within 60 days of March 14, 2016, are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those options or warrants, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Restricted stock subject to conditions on vesting is considered issued and outstanding for all purposes. The percentage of beneficial ownership is based on 77,055,646 shares of Common Stock outstanding as of March 14, 2016.

(2)

This disclosure is based on the Form 4 filed with the SEC on January 5, 2016 by SPO Advisory Corp. on behalf of SPO Partners II, L.P. (“SPO Partners”). According to such filing, 14,159,456 shares of the

Company’s Common Stock are owned directly by SPO Partners and may be deemed to be indirectly owned by (i) SPO Advisory Partners, L.P. (“SPO Advisory”), the sole general partner of SPO Partners, (ii) SPO Advisory Corp. (“SPO Corp”), the sole general partner of SPO Advisory, and (iii) John H. Scully (“JHS”) and Eli J. Weinberg (“EJW”), the two controlling persons of SPO Corp. Additionally 594,900 shares are owned directly by San Francisco Partners, L.P. (“SF Partners”), and may be deemed to be indirectly beneficially owned by (i) SF Advisory Partners (“SF Advisory”), the sole general partner of SF Partners, (ii) SPO Corp., the sole general partner of SF Advisory, and (iii) JHS and EJW, the two controlling persons of SPO Corp. In addition to the shares shown in the table above, JHS beneficially owns 5,200 shares of the Company’s Common Stock held in the JHS individual retirement account, which is self-directed, and the Phoebe Snow Foundation (“PSF”) owns 65,200 shares of the Company’s Common Stock, which may be deemed to be beneficially owned by JHS solely in his capacity as a controlling person, director and executive officer of PSF.

(3)	This disclosure is based on Amendment No. 3 to Schedule 13D/A filed with the SEC on November 12, 2015 on behalf of each of the following persons: (i) John C. Goff; (ii) The John C. Goff 2010 Family Trust (“Goff Family Trust”); (iii) Goff Family Investments, LP (“Goff Family Investments”); (iv) Kulik Partners, LP (“Kulik Partners”); (v) Cuerno Largo Partners, LP (“Cuerno Partners”); (vi) The Goff Family Foundation (“Goff Foundation”); (vii) Cuerno Largo, LLC (“Cuerno GP”); (viii) Kulik GP, LLC (“Kulik GP”); and (ix) Goff Capital, Inc. (“Goff Capital”). As of the date of such filing,; John C. Goff may be deemed the beneficial owner of (1) 2,638,040 shares of Common Stock owned by Goff Family Trust, (2) 450,000 shares of Common Stock owned by Goff Family Investments, (3) 380,000 shares of Common Stock owned by Kulik Partners, (4) 367,800 shares of Common Stock owned by Cuerno Partners, (5) 74,000 shares of Common Stock owned by Goff Foundation and (6) 3,017,285 shares of Common Stock owned by him individually. As general partner of the Kulik Partners, Kulik GP may be deemed to have the shared power to vote or direct the vote of and the shared power to dispose or direct the disposition of the Kulik Partners shares. Kulik GP disclaims beneficial ownership of the Kulik Partner shares, except to the extent of its pecuniary interest therein. As general partner of the Cuerno Partners, Cuerno GP may be deemed to have the shared power to vote or direct the vote of and the shared power to dispose or direct the disposition of the Cuerno Partner shares. Cuerno GP disclaims beneficial ownership of the Cuerno Partner shares, except to the extent of its pecuniary interest therein. As general partner of Goff Family Investments, Goff Capital may be deemed to have the shared power to vote or direct the vote of and the shared power to dispose or direct the disposition of Goff Family Investments shares. Goff Capital disclaims beneficial ownership of Goff Family Investments Shares, except to the extent of its pecuniary interest therein. As trustee of Goff Family Trust, as managing member of Cuerno GP and Kulik GP, as the sole board member of Goff Foundation and as president of Goff Capital; John C. Goff may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Goff Family Trust shares, the Kulik Partner shares, the Cuerno Partner shares, the Goff Foundation shares and the Goff Family Investments shares. Mr. Goff disclaims beneficial ownership of those shares, except to the extent of his pecuniary interest therein.

(4)

This disclosure is based on a Schedule 13D filed with the SEC on May 20, 2013 on behalf of each of the following persons: (i) Sageview Capital Master, L.P. (“Sageview Master”); (ii) Sageview Capital Partners (A), L.P. (“Sageview (A)”); (iii) Sageview Capital Partners (B), L.P. (“Sageview (B)”); (iv) Sageview Partners (C) (Master), L.P. (“Sageview (C)”); (v) Sageview Capital GenPar, L.P. (“Sageview GenPar”); (vi) Sageview Capital MGP, LLC (“Sageview MGP”); (vii) Edward A. Gilhuly; and (viii) Scott M. Stuart. Sageview Master is a Cayman Islands exempted limited partnership formed in order to engage in the acquiring, holding and disposing of investments in various companies. Sageview (A), Sageview (B) and Sageview (C) (collectively, the “Sageview Shareholders”) are collectively the holders of 100% of the interest in Sageview Master. Sageview GenPar is a Delaware limited partnership formed to be the sole owner of Sageview Capital GenPar, Ltd., which was formed to act as the general partner of each of the Sageview Shareholders and Sageview Master. Sageview MGP is the general partner of Sageview GenPar. The managing members and controlling persons of Sageview MGP are Edward A. Gilhuly and Scott M. Stuart. Sageview Master beneficially owns 4,818,611 shares of Common Stock. Sageview Master has sole voting power and sole dispositive power over the 4,818,611 shares of Common Stock. Sageview (A) beneficially owns 4,818,611 shares of Common Stock. Sageview (A) has shared voting power and shared dispositive power over the 4,818,611 shares of Common Stock. Sageview (B) beneficially owns 4,818,611 shares of Common Stock. Sageview (B) has shared voting power and shared dispositive power over the 4,818,611 shares of Common Stock. Sageview (C) beneficially owns 4,818,611 shares of Common Stock. Sageview (C) has shared voting power and shared dispositive power over the 4,818,611 shares of Common Stock. Sageview GenPar may be deemed to beneficially own 4,818,611 shares of Common Stock by virtue of being the sole shareholder of the general partner of each of the Sageview Shareholders. Sageview GenPar has sole voting power and sole dispositive power over the 4,818,611 shares of Common Stock. Sageview MGP may be deemed to beneficially own 4,818,611 shares of Common Stock by virtue of being the general partner of Sageview GenPar. Sageview MGP has sole voting power and sole dispositive power over the 4,818,611 shares of Common Stock. As a managing member of Sageview MGP, each of Messrs. Stuart and Gilhuly may be deemed to beneficially own any shares of Common Stock that Sageview MGP may beneficially own or be deemed to beneficially own. Each such individual disclaims beneficial ownership of such shares.

(5)	This disclosure includes 96,437 shares of restricted stock that are subject to future vesting.

(6)	This disclosure includes 96,437 shares of restricted stock that are subject to future vesting.

(7)	This disclosure includes 96,437 shares of restricted stock that are subject to future vesting.

(8)	This disclosure includes 96,437 shares of restricted stock that are subject to future vesting.

(9)	This disclosure includes 228,152 shares of restricted stock that are subject to future vesting. Also includes 470,751 shares held by the reporting person in an IRA account, 993,694 shares held in a revocable trust and options to purchase 121,901 shares of Common Stock that will become exercisable within 60 days of March 14, 2016.

(10)	This disclosure includes 128,384 shares of restricted stock that are subject to future vesting. Also includes 233,279 shares held by the reporting person in an IRA account and options to purchase 68,595 shares of Common Stock that will become exercisable within 60 days of March 14, 2016.

(11)	This disclosure includes 81,206 shares of restricted stock that are subject to future vesting. Also includes 477,567 shares held by the reporting person in a revocable trust, 43,913 shares held in a custodial account, 78,000 shares held in the George D. Gazulis Revocable Trust and 5,000 shares held in an IRA FBO George Gazulis, Theodore Gazulis, beneficiary, and options to purchase 43,389 shares of Common Stock that will become exercisable within 60 days of March 14, 2016.

(12)	This disclosure includes 81,206 shares of restricted stock that are subject to future vesting. Also includes 163,309 shares held by the reporting person in an IRA account and options to purchase 43,389 shares of Common Stock that will become exercisable within 60 days of March 14, 2016.

(13)	This disclosure includes 46,404 shares of restricted stock that are subject to future vesting. Also includes 55,000 shares held by the reporting person in an IRA account and options to purchase 24,794 shares of Common Stock that will become exercisable within 60 days of March 14, 2016.

(14)	This disclosure includes 1,003,788 shares of restricted stock that are subject to future vesting and options to purchase 341,480 shares of Common Stock that will become exercisable within 60 days of March 14, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of our Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. To our knowledge, based solely on a review of the copies of such reports available to us and written representations from our executive officers and directors that no other reports were required, we believe that all reporting obligations of our officers, directors and greater than ten percent stockholders under Section 16(a) were satisfied during the year ended December 31, 2015.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to its directors, officers and employees that complies with the rules and regulations of the NYSE and SEC. The Company’s Code of Business Conduct and Ethics is posted on the Company’s website, at www.resoluteenergy.com, under the “Investor Relations” tab, subheading “Corporate Governance.” All amendments to, and waivers granted under, the Company’s code of ethics will be disseminated on the Company’s website in the manner required by SEC and NYSE rules.

CORPORATE GOVERNANCE

General

The Company’s business is managed under the direction the Board. In connection with its oversight of the Company’s operations and governance, the Board has adopted, among other things, the following:

•	Corporate Governance Guidelines to implement certain policies regarding the governance of the Company;

•	a Code of Business Conduct and Ethics to provide guidance to directors, officers and employees with regard to certain ethical and compliance issues;

•	Charters of the Audit Committee, the Compensation Committee, and the Corporate Governance/Nominating Committee of the Board;

•	an Insider Trading Policy to facilitate compliance with insider trading regulations;

•	an Audit Committee Whistleblower Policy (i) to allow directors, officers and employees to make confidential anonymous submissions regarding concerns with respect to accounting or auditing matters and (ii) which provides for the receipt of complaints regarding accounting, internal controls or auditing; and

•	a Stockholder and Interested Parties Communications Policy pursuant to which holders of our securities and other interested parties can communicate with the Board, Board Committees and/or individual directors.

Other than the Insider Trading Policy, each of these documents can be viewed on the Company’s website, at www.resoluteenergy.com, under the “Investor Relations” tab, subheading “Corporate Governance.” The Company’s website and the information contained on or connected to its website are not incorporated by reference herein and its web address is included as an inactive textual reference only. Copies of the foregoing documents and disclosures are available without charge to any person who requests them. Requests should be directed to Resolute Energy Corporation, Attn: Secretary, 1700 Lincoln Street, Suite 2800, Denver, Colorado 80203.

The Board meets regularly to review significant developments affecting the Company and to act on matters requiring its approval. The Board held eleven meetings in 2015 and acted twice by written consent. No director attended fewer than 75% of the total number of meetings of the Board and committees on which he served during his period of service in 2015.

Directors are encouraged, but not required, to attend the Annual Meeting. Messrs. Sutton and Piccone attended the 2015 annual stockholders’ meeting, and Messrs. Hultquist and White participated telephonically.

Director Independence

Under the rules of the NYSE, a majority of the members of the Board and all of the members of certain committees must be composed of “independent directors,” as defined in the rules of the NYSE. In general, an “independent director” is a person other than an officer or employee of the Company or any other individual who has a relationship, which, in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Additional independence and qualification requirements apply to our directors serving on certain committees. As discussed under “—Board Committees,” the Company has standing Audit, Compensation and Corporate Governance/Nominating Committees, each of which is composed entirely of independent directors, under each of the applicable standards. The Board has determined that, other than Messrs. Sutton and Piccone, each member of the Board is independent under the NYSE rules. In making that determination, the Board considered (i) the relationship of Mr. Hicks with Hicks Holdings LLC, a stockholder of the Company and affiliate of the sponsor of our 2009 public merger transaction and (ii) the investment by several of the Company’s executive officers in ReadyMax, Inc., a company of which

Mr. Duffy is the Chairman, a co-founder and a stockholder, in an aggregate interest of less than 10% of the outstanding shares of such company.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has been an officer or employee of the Company. None of the Company’s executive officers serves as a member of the Board or the compensation committee of any entity that has one or more executive officers serving on the Board, or on the Compensation Committee of the Board.

Board Committees

The composition and primary responsibilities of the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee are described below.

Audit Committee

The Company has a separately designated Audit Committee, the members of which are Messrs. Hultquist, Duffy and White, with Mr. White serving as Chairman. The primary function of the Audit Committee is to assist the Board in its oversight of the Company’s financial reporting process. Among other things, the committee is responsible for reviewing and selecting our independent registered public accounting firm and reviewing our accounting practices and policies, and to serve as an independent and objective party to monitor the financial reporting process. The Board has determined that each of Messrs. Hultquist, Duffy and White qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of SEC Regulation S-K and that each member of the committee is independent under applicable NYSE rules and for purposes of SEC Rule 10A-3, and “financially literate” for purposes of applicable NYSE rules. See “Proposal One—Election of Directors—Board of Directors” for a summary of the business experience of each member of the committee. During 2015, the Audit Committee held eight meetings.

Compensation Committee

The Company has a separately designated Compensation Committee, which currently consists of Messrs. Duffy, Hultquist and White, with Mr. Hultquist serving as Chairman. The Compensation Committee’s primary function is to discharge the Board’s responsibilities relating to the compensation of our Chief Executive Officer and to make recommendations to the Board regarding the compensation of our other executive officers. Among other things, the committee reviews and approves corporate goals and objectives for setting Chief Executive Officer compensation, evaluates the performance of the Chief Executive Officer in light of those goals and objectives and sets the compensation of the Chief Executive Officer. In February 2012, the Compensation Committee initially engaged Longnecker and Associates (“L&A”) as its independent compensation consultant and L&A remains in that capacity currently. The Board has determined that each member of the committee is (i) independent under applicable NYSE rules, (ii) a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and (iii) an “outside director” as defined in Section 162(m) of the Internal Revenue Code (the “Code”). During 2015, the Compensation Committee held thirteen meetings.

Corporate Governance/Nominating Committee

The Company has a separately designated Corporate Governance/Nominating Committee, the current members of which are Messrs. Hicks, Hultquist and White, with Mr. Hicks serving as Chairman. The primary function of the Corporate Governance/Nominating Committee is (i) to assist the Board with identifying, evaluating and recommending to the Board qualified candidates for election or appointment to the Board, (ii) reviewing, evaluating and recommending changes to the Company’s corporate governance guidelines and (iii) monitoring and overseeing matters of corporate governance, including the evaluation of Board and management performance and the “independence” of directors. The Board has determined that each member of the committee is independent under applicable NYSE rules. During 2015, the Corporate Governance/Nominating Committee held five meetings.

Director Nominations

The charter of the Corporate Governance/Nominating Committee provides that director candidates recommended by security holders will be considered on the same basis as candidates recommended by other persons. A security holder who wishes to recommend a candidate should send complete information regarding the candidate to Resolute Energy Corporation, Attn: Secretary, 1700 Lincoln Street, Suite 2800, Denver, Colorado 80203. The information provided with respect to the nominee should include five years of professional background, academic qualifications, whether the nominee has been subject to any legal proceedings in the past ten years, the relationship between the security holder and the nominee, and any other specific experience, qualifications, attributes or skills that qualify the nominee for the Board. The committee will assess each candidate, including candidates recommended by security holders, by evaluating all factors it considers appropriate, which may include career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. The charter provides that nominees must meet certain minimum qualifications. In particular, a nominee must:

•	have displayed the highest personal and professional ethics, integrity and values and sound business judgment;

•	be highly accomplished in his or her field, with superior credentials and recognition and broad experience at the administrative or policy-making level in business, government, education, technology or public interest;

•	have relevant expertise and experience and be able to offer guidance and advice to the chief executive officer based on that expertise and experience;

•	with respect to a majority of directors, be independent and able to represent all stockholders and be committed to enhancing long term stockholder value; and

•	have sufficient time available to devote to the activities of the Board and to enhance his or her knowledge of the Company’s business.

The committee does not have a formal policy with respect to the consideration of diversity when assessing director nominees, but considers diversity as part of its overall assessment of the Board’s functioning and needs.

Non-Management Sessions

The Board generally schedules regular executive sessions involving exclusively non-management directors, as required by NYSE rules, at the time of each in-person board meeting. Our Lead Independent Director presides at all such executive sessions. Mr. Duffy is our Lead Independent Director.

Stockholder and Interested Parties Communications Policy

In recognition of the importance of providing all interested parties, including but not limited to, the holders of Resolute securities, with the ability to communicate with members of the Board, including non-management directors, the Board has adopted a Stockholder and Interested Parties Communications Policy, a copy of which is available on our website at www.resoluteenergy.com. Pursuant to the policy, interested parties may direct correspondence to the Board, or to any individual director and the Lead Independent Director by mail to the following address: Resolute Energy Corporation, Attn: Lead Independent Director, 1700 Lincoln Street, Suite 2800, Denver, CO 80203.

Communications should not exceed 1,000 words in length and should indicate (i) the type and amount of Resolute securities held by the person submitting the communication, if any, and/or the nature of the person’s interest in Resolute, (ii) any personal interest the person has in the subject matter of the communication and (iii) the person’s mailing address, e-mail address and telephone number. Unless the communication relates to an improper topic (e.g., it contains offensive content or advocates that we engage in illegal activities) or it fails to satisfy the procedural requirements of the policy, we will deliver it to the person(s) to whom it is addressed.

Absence of Appraisal Rights

We are incorporated in the State of Delaware and, accordingly, are subject to the Delaware General Corporation Law. Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to any of the proposals to be acted upon at the Annual Meeting.

Stockholder Proposals

Any proposal that a stockholder wishes to include in proxy materials for our 2017 annual meeting of stockholders must be received no later than January •, 2017, and must be submitted in compliance with SEC Rule 14a-8. Proposals should be directed to Resolute Energy Corporation, Attn: Secretary, 1700 Lincoln Street, Suite 2800, Denver, CO 80203.

Any proposal or nomination for director that a stockholder wishes to propose for consideration at the 2017 annual meeting of stockholders, but does not seek to include in our proxy statement under applicable SEC rules, must be submitted in accordance with Section 2.7 or 3.2, as applicable, of our bylaws, and must be received by the Secretary at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company. All such proposals must be an appropriate subject for stockholder action under applicable law and must otherwise comply with our bylaws. Assuming the 2017 annual meeting of stockholders is held on the one year anniversary of the 2016 Annual Meeting, such proposals must be received no earlier than January 11, 2017, and no later than February 10, 2017.

Pursuant to SEC Rule 14a-4(c)(1), if our Secretary receives any stockholder proposal at the address listed above after ●, 2017, that is intended to be presented at the 2017 annual meeting without inclusion in the proxy statement for the meeting, the proxies designated by the Board will have discretionary authority to vote on such proposal.

Board Leadership Structure and Risk Management

The Board currently consists of six directors, all of whom, other than Messrs. Sutton and Piccone, have been determined to be “independent directors” under the rules of the NYSE. Mr. Sutton has served as Chairman and Chief Executive Officer since the Company became a public company in September 2009, was Chairman and Chief Executive Officer of Resolute Holdings from its inception in 2004, and was instrumental in the completion of the Resolute Transaction. He is most familiar with the Company’s properties and, based on his years as chairman and chief executive officer of HS Resources from 1987 to 2001, has demonstrated skills in building and leading a public oil and gas company. Accordingly, the Board believes that he is uniquely qualified to be the person who sets the agenda for, and leads discussion of, strategic issues for the Company. Our Lead Independent Director presides over executive sessions of the independent directors, which generally occur at the time of each in-person board meeting, and also presides over any Board meetings at which Mr. Sutton is not present. The Lead Independent Director reviews agendas for Board meetings, reviews with Mr. Sutton annual goals and objectives for the Company and consults with the Board regarding its evaluation of the performance of the Chief Executive Officer. The Board believes that its supermajority of independent directors and other aspects of its governance provide appropriate independent oversight to Board decisions.

The Board oversees the risks involved in the Company’s operations as part of its general oversight function, integrating risk management into the Company’s compliance policies and procedures. While the Board has the ultimate oversight responsibility for the risk management process, the Audit Committee has certain specific responsibilities relating to risk management. Among other things, the Audit Committee, pursuant to its charter, addresses Company policies with respect to risk assessment and risk management, and reviews major risk exposures (whether financial, operating or otherwise) and the guidelines and policies that management has put in place to govern the process of assessing, controlling, managing and reporting such exposures. While the charters of the Compensation and Corporate Governance/Nominating Committees do not assign specific risk-related responsibilities to those committees, the committees nevertheless consider risk and risk management issues in the course of performing their duties with respect to compensation and governance issues, respectively.

Current Executive Officers

The following table sets forth certain information as of the date of this filing, regarding the current executive officers of the Company.

Name	Age	Position

Nicholas J. Sutton	71	Chairman and Chief Executive Officer

James M. Piccone	65	President and Director

Richard F. Betz	54	Executive Vice President and Chief Operating Officer

Theodore Gazulis	61	Executive Vice President and Chief Financial Officer

Michael N. Stefanoudakis	45	Senior Vice President, General Counsel and Secretary

Bob D. Brady, Jr.	58	Senior Vice President, Operations

James A. Tuell	56	Senior Vice President and Chief Accounting Officer

Nicholas J. Sutton—See “Proposal One—Election of Directors” for Mr. Sutton’s biography.

James M. Piccone—See “Proposal One—Election of Directors” for Mr. Piccone’s biography.

Richard F. Betz has been Executive Vice President and Chief Operating Officer since March 2012, was Senior Vice President, Strategy and Planning of the Company from September 2009 to March 2012, and was Vice President—Business Development of the Company from July 2009 to September 2009. He has been Vice President, Business Development of Predecessor Resolute and Resolute Holdings since their founding in 2004. From September 2001 to January 2004, Mr. Betz was involved in various financial consulting activities related to the energy industry. Prior to that, Mr. Betz spent 17 years with Chase Securities and successor companies, where he was involved primarily in oil and gas corporate finance. Mr. Betz was a Managing Director in the oil and gas investment banking coverage group with primary responsibility for mid-cap exploration and production companies as well as leveraged finance and private equity. In that capacity, Mr. Betz worked with the HS Resources management team for approximately twelve years. Mr. Betz received a B.S. in Finance from Villanova University and an MBA from the Wharton School at the University of Pennsylvania.

Theodore Gazulis has been Executive Vice President and Chief Financial Officer since March 2012, was Senior Vice President and Chief Financial Officer of the Company from September 2009 to March 2012, and was Vice President of Finance, Chief Financial Officer and Treasurer of the Company from July 2009 to September 2009. He had been Vice President—Finance, Chief Financial Officer, Treasurer and Assistant Secretary of Predecessor Resolute and Resolute Holdings since their founding in 2004. Mr. Gazulis served as a Vice President of HS Resources from 1984 until its merger with Kerr-McGee Corporation in 2001. Mr. Gazulis had primary responsibility for HS Resources’ capital markets activity and for investor relations and information technology. Subsequent to HS Resources’ acquisition by Kerr-McGee Corporation and prior to the formation of Predecessor Resolute, Mr. Gazulis was a private investor and also undertook assignments with two privately-held oil and gas companies. Prior to joining HS Resources, he worked for Amoco Production Company and Sohio Petroleum Company. Mr. Gazulis received an AB with Distinction from Stanford University and an MBA from the UCLA Anderson Graduate School of Management. Mr. Gazulis is a member of the American Association of Petroleum Geologists.

Michael N. Stefanoudakis has been Senior Vice President, Secretary and General Counsel of the Company since July 1, 2010. From April 2009 until June 2010, Mr. Stefanoudakis served as Senior Vice President, Secretary and General Counsel of StarTek, Inc., an NYSE listed company in the business processing outsourcing industry. From 2006 to 2008, Mr. Stefanoudakis was Vice President and General Counsel at BioFuel Energy Company, a NASDAQ-listed company in the ethanol production industry. From 2004 to 2006, Mr. Stefanoudakis served as Vice President and General Counsel of Patina Oil & Gas Corporation, an NYSE listed oil and gas exploration company, until its merger with Noble Energy, Inc. Prior to his public company experience, Mr. Stefanoudakis spent eight years as a practicing attorney, most recently at the legal firm Hogan & Hartson LLP (now Hogan Lovells). Mr. Stefanoudakis graduated from the University of San Diego with a B.A. in Economics in 1993 and from Harvard Law School with a J.D. in 1996. He is admitted to the practice of law in Colorado and is a member of local, state and national bar associations.

Bob D. Brady, Jr. has been Senior Vice President, Operations of the Company since May 5, 2015, and prior to that was Vice President, Operations since June 1, 2010. From March 1, 2006 until May 31, 2010, Mr. Brady served as the Company’s Operations Manager. Mr. Brady previously served as Drilling Manager and Engineer for El Paso Production Company and Medicine Bow Energy Corporation (acquired by El Paso) from February 2004 until March 2006. Mr. Brady was Vice President of Engineering and Operations for Double Eagle Petroleum Company from April 2002 until February 2004. Prior to working for Double Eagle, Mr. Brady was Operations Manager for Prima Oil & Gas Company from November 2000 until April 2002. Prior to working for Prima, Mr. Brady was Vice President of Engineering and Operations for Evergreen Operating Company. He has over 30 years’ experience in oil and gas industry operations. He graduated from the Colorado School of Mines in 1984 with a Bachelor of Science degree in Petroleum Engineering. He has been a member of the Society of Petroleum Engineers since 1982.

James A. Tuell has been Senior Vice President and Chief Accounting Officer of the Company since May 5, 2015, and prior to that was Vice President and Chief Accounting Officer since June 1, 2010. From December 2009 until May 31, 2010, Mr. Tuell served as the Company’s Interim Chief Accounting Officer. Prior to joining Resolute, Mr. Tuell owned and operated an accounting and finance consultancy which served Resolute and numerous other independent energy companies from January 2009 through December 2009 and from July 2001 to February 2004. Mr. Tuell served as a director of Infinity Energy Resources, Inc. from April 2005 until June 2008. He also served in various officer capacities with Infinity Energy Resources, Inc. from March 2005 through August 2007, including as President, Chief Operating Officer, Chief Executive Officer, principal financial and accounting officer and Executive Vice President. Mr. Tuell also served as President of Infinity Oil & Gas of Wyoming, Inc. and Infinity Oil and Gas of Texas, Inc., wholly-owned subsidiaries of Infinity Energy Resources, Inc., from February 2004 and June 2004, respectively, until May 2007. From 1996 through July 2001, Mr. Tuell served as Controller and Chief Accounting Officer of Basin Exploration, Inc. From 1994 through 1996, he served as Vice President and Controller of Gerrity Oil & Gas Corporation. Mr. Tuell was employed by the independent accounting firm of Price Waterhouse from 1981 through 1994, most recently as a Senior Audit Manager. He earned a B.S. in accounting from the University of Denver and is a certified public accountant.

Family Relationships

There are no family relationships among any of the Company’s directors and executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis is designed to provide insight into our compensation philosophy, practices, plans and decisions. This CD&A is intended to be read in conjunction with the tables beginning on page 41 below, which provide detailed historical compensation information for our NEOs. For 2015, our NEOs are:

Name	Title
Nicholas J. Sutton	Chairman and Chief Executive Officer
James M. Piccone	President and Director
Richard F. Betz	Executive VP – Chief Operating Officer
Theodore Gazulis	Executive VP – Chief Financial Officer
Michael N. Stefanoudakis	Senior VP – General Counsel and Secretary

Executive Summary

Changes to Our Compensation Programs in 2015

In January through April 2015, the Compensation Committee and the Board implemented substantial changes to the Company’s executive compensation programs primarily designed to recognize the depressed commodity price environment in which the Company is operating and to implement cost-saving measures. The changes included the following:

•	Approved significant voluntary salary reductions by the Company’s senior managers and executive officers, including a reduction of our CEO’s annual salary from $590,000 to $24,000, effective February 1, 2015.

•	Reduced all Company annual short-term incentive (“STI”) targets by 30% for 2015, including for NEOs.

•	Reduced all Company long-term incentive (“LTI”) targets by 35% for 2015, including for NEOs.

•	Reduced director cash retainers by 20% and director equity awards by 35% for 2015.

•	Suspended the automatic period-by-period 401(k) matching contribution by the Company, and determined that 401(k) matching would only be made if cost-savings targets were met.

•	Replaced a portion of the long-term incentive program for NEOs with performance-vested restricted cash awards priced significantly out of the money in order to align NEO compensation with stockholder returns and motivate executives to focus on building long-term value for stockholders.

Operational and Financial Achievements for 2015

For 2015, Resolute achieved the following operational and financial results that were all considered by the Compensation Committee and the Board in determining 2015 performance under its short-term incentive plan:

•	The Company was within or better than 2015 guidance in all categories, including oil and gas production, lease operating expense (“LOE”), general and administrative (“G&A”) expense, and capital expenditures.

•

Production in the Permian Basin increased five percent in 2015 even after two significant asset sales in this area during the year. This production achievement was a result of the diligence of the operations group in reducing well down time and the associated lost production, as well as the strong results from wells brought on line in our Delaware Basin Wolfcamp play early in 2015. Three horizontal Wolfcamp wells were completed during the first quarter of 2015, following which we ceased drilling activity until late in the year. Despite a constrained capital budget, 2015 production from Aneth Field was essentially flat from 2014 as the operating team minimized production lost due to well failures and maximized production derived from the capital that was available to invest.

•	The mid-point of the Company’s 2015 guidance anticipated a 15 percent reduction in per-unit operating costs compared to 2014. The Company achieved this goal and surpassed it significantly. 2015 LOE was $79 million, or $17.35 per Boe, which was 15 percent lower than the mid-point of guidance and a full 28 percent below 2014 levels.

•	The Company reduced administrative expenses by $5 million compared to 2014 while retaining the talented team we have built over many years. G&A expenses (as defined in the Company’s guidance) for full year 2015 were $20 million compared to $25 million in 2014. This cost reduction was accomplished through salary reductions among our management team, reduced short-term and long-term incentive payments and a disciplined focus on eliminating inefficiencies throughout the organization.

•	Over the course of the year the Company completed three significant asset sales, raising total proceeds of $275 million. With the net proceeds of these transactions, as of year-end 2015, the Company reduced outstanding bank debt to zero and paid down $70 million of the approximately $200 million second lien term loan balance.

•	The Company secured the maximum permitted level of hedges for 2016 at very attractive prices, and began hedging for 2017, which will assist us significantly in withstanding the current low commodity price environment. We have a significant amount of production hedged in 2016, with 6,538 barrels of oil per day hedged at a weighted average price of $80.27 per barrel and 3,700 million Btu of gas per day hedged at a weighted average price of $2.42 per million Btu. Covering production in 2017, we have hedged 2,033 barrels of oil per day at a weighted average price of $47.12 per barrel and 3,650 million Btu of gas per day at a weighted average price of $2.56 per million Btu.

•	Adjusted EBITDA (a non-GAAP measure) for 2015 came in at $128 million, down 15 percent from 2014, despite a more than 52 percent decline in volume weighted commodity prices for the year. Resolute generated free cash flow after internally funding all of our capital requirements and financial obligations.

•	In early 2015, the Company secured a $50 million incremental tranche of second lien debt that provided it with liquidity and additional stability to endure the down cycle of commodity prices.

Our Executive Compensation Practices

Below we highlight certain executive compensation practices, both the practices we have implemented to drive performance, and the practices we have not implemented because we do not believe they would serve our stockholders’ interests.

Compensation Best Practices Resolute Follows
Pay for Performance—We tie pay to performance. Over 75% of our executive pay is not guaranteed. We have established clear financial goals for corporate performance and differentiate pay based on individual achievement. In establishing goals, we select performance metrics that drive both our short-term and long-term corporate strategy in accordance with our strategic plan.
Conservative Executive Compensation Increases—Historically, the intent of the Committee is to provide overall increases in total compensation for the executives which are well within market appropriate ranges. For 2015, the Committee approved significant downward adjustments to compensation to recognize the depressed commodity price market.
Mitigate Undue Risk—We mitigate undue risk associated with compensation, including utilizing caps on potential payments, retention provisions, multiple performance targets and robust Board and management processes to identify risk.
Double Trigger—All employment agreements and incentive award agreements for NEOs and other senior executives require a termination of employment in addition to a change in control before cash severance benefits are triggered.
No Perquisites—We do not provide perquisites to our executive officers. “All Other Compensation” values included in the Summary Compensation Table are related to cost of benefits and parking.
Regular Review of Share Utilization—We evaluate share utilization by reviewing overhang levels (dilutive impact of equity compensation on our stockholders) and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares).
Equity Ownership Guidelines—We require our directors and executive officers to acquire and maintain prescribed levels of ownership of our stock in order to align their interest with those of our stockholders.
No SERP Program—We do not offer SERPs to our current executives.
Minimum Vesting Requirements—We have instituted minimum vesting requirements for all equity-based compensation awards.
Independent Compensation Consulting Firm—The Compensation Committee benefits from its utilization of an independent compensation consulting firm, Longnecker & Associates, which provides no other services to the Company.

Unfavored Practices Resolute Does Not Follow
No excise tax gross-ups upon change in control
No repricing of underwater stock options
No hedging transactions or short sales by executive officers or directors permitted
No guaranteed bonus or retention bonus for executive officers
Severance multipliers not greater than 3x for any executive officer

Resolute Pays for Performance

As stated above, the management team was able to deliver excellent operational and financial results as well as achieving important strategic initiatives which will position the Company well in 2016 and the coming years despite the challenging commodity price environment. When measuring the actual results of metrics specifically assigned to our annual incentive program, overall performance was well above target on LOE (where performance exceeded stretch levels) and G&A Expense (where performance exceeded target levels), and was on target with respect to Aggregate Production and Capital Projects (see tables on pages 34 to 36 below). This resulted in an average Company metric performance of approximately 125%. The Compensation Committee and Board took this into account when assessing individual performance under our STI plan and determined that individual awards at target levels were appropriate. As a result, the CEO and NEOs were awarded 100% of the targeted individual performance level, respectively.

In arriving at the determination that the CEO and NEO STI awards should be made effectively above target, the Compensation Committee took into account the reduction in the overall STI pool amount by 30% in 2015 as compared to 2014, which recognized the difficult commodity price environment and the Company’s depressed stock price. Thus, an individual award at target resulted in an effective award of 70% compared to 2014. When combined with the Company metric award, the combined individual and Company metric CEO and NEO awards were approximately 79% of target compared to our standard program prior to 2015. Based on the recommendation of L&A, the Compensation Committee determined that the reduced 2015 pool appropriately recognized the financial effect of the depressed commodity environment and Company’s stock price.

Finally, the Compensation Committee also took into account the fact that the marketplace appeared to recognize the extremely strong performance of the Company during 2015. On a one year (2015) TSR basis relative to our 2014 TSR Peer Group the Company ranked at the 85th percentile. Although the Company’s stock price remained relatively flat during the year, the stock price of most of the Company’s peers declined.

Despite the successes described above for 2015, which position us well for future growth and stockholder value creation, the persistently low commodity prices had a continued negative effect on our stock price along with the stock prices of many oil and gas producing companies. This macro market development prevented the Company’s operational and strategic successes from being reflected in our stock price in 2015.

In recognition of the continued difficult commodity price environment, the Board determined in early 2016 that the reduced STI and LTI targets implemented in 2015 would remain in place for 2016.

Total 2015 CEO Compensation Reduction

Because of the significant reduction in 2015 base salary, STI target and LTI target for our CEO and our NEOs, the total compensation of our CEO and NEOs declined significantly in 2015. Our CEO’s total compensation was reduced from $5,050,061 in 2014 to $2,059,388 in 2015, a 59% reduction.

Realized Pay: CEO’s Actual Compensation

The following is a chart of our CEO’s reportable and realized compensation in relation to our stock price performance. For purposes of the following chart, reportable compensation generally refers to the total compensation reported in our Summary Compensation Table, and realized compensation generally refers to actual total pay realized by our CEO during relevant years. Our stock performance over 2012, 2013 and the first half of 2014 remained relatively flat, and realized CEO compensation as shown in the following chart likewise remained relatively flat, displaying good alignment between pay and performance. The extreme decline in our stock price caused by the deteriorating commodity price environment over the second half of 2014 and 2015 coincided with a significant reduction in CEO compensation for that same period, indicating very good alignment between pay and performance.

Note: The CEO’s realized compensation for the chart above include the restricted stock shares and the performance shares vested in each of the years and valued at the year-end stock price. Stock prices charted above are as of December 31 of each year.

Realized Compensation Reflects Alignment with Stockholders

At Resolute, a substantial portion of the compensation granted by the Compensation Committee to the CEO and reported in the Summary Compensation Table represents an incentive for future performance, not current cash compensation. The following analysis demonstrates the link between performance and actual realized compensation. The table below sets forth the difference between pay shown in the Summary Compensation Table (“Reported” compensation) and the actual pay realized by the CEO for fiscal years 2015, 2014, 2013, 2012 and 2011 (“Realized” compensation):

Year of Compensation	Reported Total Direct Compensation	Realized Total Direct Compensation	% Difference in Realized Pay vs. Reported Pay
2015	$2,059,388	$834,061	-59%
2014	$5,050,061	$1,392,206	-72%
2013	$5,241,979	$2,287,504	-56%
2012	$2,705,088	$2,183,598	-19%
2011	$2,919,064	$2,042,753	-30%

Realized compensation is different than Reported compensation as disclosed in the Summary Compensation Table below.

Reported Total Direct Compensation is the total compensation based on the current SEC reporting rules applicable to the Summary Compensation Table disclosed by a Company. Reported compensation includes the

“grant date fair value” of equity awards (i.e. restricted stock and performance shares), rather than the annual expense value or the actual value ultimately received by the executive.

Realized Total Direct Compensation is the total compensation actually received by the executive during the fiscal year, including base salary, the current bonus cash payout, market value as of December 31 of the applicable year of previously granted time-based restricted stock that vested in the current year, market value as of December 31 of the applicable year of previously awarded performance-based restricted stock that vested in the current year (if performance was actually achieved), and all other compensation amounts realized in the current year. This excludes the value of newly awarded/unvested restricted stock and performance share grants, and other amounts that will not actually be received until a future date.

A Realized compensation analysis measures cash compensation received, as well as the value of long-term compensation as it is earned, rather than the value at the time of the grant. The tables above illustrate the stark difference in reported pay versus realized pay for the CEO for calendar years 2011-2015. As the tables display, the actual compensation realized by Mr. Sutton is significantly less than the value reported in the Summary Compensation Table for each of the last three years.

As Resolute is ultimately focused on the interests of the stockholders, the Realized compensation of the executive team, and in particular the CEO, is linked to the performance of the Company’s total stockholder return (“TSR”), the absolute stock price and other performance metrics as described in the summary of compensation components below. As such, we have provided the chart below which details Resolute’s TSR in comparison to reported compensation and the compensation that was actually realized by the CEO in order to show that based on our compensation philosophy, the compensation plans are in alignment with stockholder return.

Note: The TSR for each year is the value of the stock performance between January 1 and December 31 of that year. The Realized total direct compensation for the chart above includes realized long-term incentive values based upon the number of time-vested and performance-vested shares that actually vested in each of the years at the year-end stock price for such year.

As the analyses above display, the executive compensation programs we have implemented appropriately align the compensation received by our CEO with the returns realized by our stockholders. During the period where stockholder returns rose, both reported total direct compensation and realized total direct compensation rose. During the period where stockholder returns declined, reported total direct compensation and realized total direct compensation also declined. The unusual stock price decline in the second half of 2014 that continued in

2015 resulted in a significant decrease in the realized total direct compensation of the CEO, which we believe indicates good pay for performance alignment. The reason for the variance between reported total direct compensation and realized total direct compensation is primarily related to the accounting fair value of restricted stock awards and other long-term incentive awards at the time of grant compared to the actual value received by the executive. The realized compensation of the CEO is very relevant for 2014 and 2015 in particular because it recognizes the impact of the significant stock price decline in the second half of 2014 and 2015 on the value of the compensation received by the CEO.

Furthermore, our performance-based equity awards are structured such that if performance goals are not met, the performance shares and rights to earn outperformance share are forfeited. In 2015 and early 2016, performance-based equity awards that were granted in 2012 and 2013 were forfeited as a result of the performance goals set forth in those grants not being achieved. The following table displays the number of performance shares and rights to earn outperformance shares forfeited in 2015 and early 2016 by each NEO.

Executive	2012 Performance Shares Forfeited on 12/31/15	2013 Performance Shares Forfeited on 3/8/16	2013 Outperformance Shares Forfeited on 3/8/16
Chief Executive Officer	64,038	91,127	111,997
President	33,436	51,279	63,022
Executive VP – Chief Operating Officer	19,089	32,435	39,863
Executive VP – Chief Financial Officer	19,089	32,435	39,863
Senior VP – General Counsel and Secretary	10,507	18,534	22,779

Based on these facts, it is our opinion that the compensation programs are aligned with stockholders and motivate executives to focus on building long-term value for stockholders.

Favorable Equity Award Concentration Ratios

Over 55% of our equity awards and equity-related awards in each of 2013, 2014 and 2015 were granted to employees other than our continuing NEOs, and grants to our CEO in each of those years comprised less than 20% of the overall awards.

2015 Say on Pay Vote Results

We understand our responsibility to maintain an executive compensation program that fairly and appropriately compensates our executive officers and we are also committed to providing value to our stockholders. However, we depend substantially on the performance of our executive officers and other key employees. The loss of any member of the senior management team or other key employees could negatively affect our ability to execute our business strategy. We believe that retention of our key executives is crucial to guide the Company through this difficult commodity price cycle. The value of equity compensation awards previously granted to our key employees has fallen materially thus reducing the retention value of such awards and making it more likely that those employees can be recruited away by our competitors.

At our 2015 Annual Meeting, the compensation of our named executive officers was approved by approximately 29% of the votes cast on that proposal (excluding broker non-votes). This failure of our 2015 Say on Pay proposal to gain approval by our stockholders resulted primarily from the unfavorable recommendations from both ISS and Glass Lewis received by the Company on its 2015 Say on Pay proposal. In reviewing the ISS and Glass Lewis reports on our 2015 proxy statement, we concluded that the analysis of the Company’s compensation was largely formulaic and focused on 2014 compensation. We believe that the very substantial compensation reductions put in place for 2015, including the near elimination of base salary for our CEO, all of which were disclosed in detail in our 2015 proxy statement, were not given adequate consideration by ISS and Glass Lewis in making these unfavorable recommendations with respect to our Say on Pay proposal. We believe that these significant reductions made to all of our compensation programs in 2015 that are now reflected in the current Summary Compensation Table and related discussion fully addressed the concerns expressed in the negative Say on Pay vote results. We engage in regular discussions with our stockholders on many aspects of our business, including compensation matters. In 2015 we met with our largest stockholders and received favorable feedback on the significant reduction made to our compensation programs for 2015. We will continue to dedicate significant efforts to ensure our executive compensation programs remain appropriate and properly reward and retain executives for performance, particularly in a changing commodity price environment, and in a manner consistent with feedback received from stockholders, compensation programs of industry peers and advice from compensation experts.

Process for Establishing Executive Compensation

Role of the Board and the Compensation Committee

The Board has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy, as described below under “Compensation Philosophy.” The Board has delegated to the Compensation Committee its responsibilities with respect to development of a compensation program and primary implementation of that program. The Compensation Committee is solely responsible for determining the compensation of the Chief Executive Officer and makes recommendations to the Board regarding the compensation of the other executive officers. It also makes recommendations to the Board regarding awards under the 2009 Performance Incentive Plan. Generally, the types of compensation and benefits provided to the Company’s executive officers are similar to those provided to the Company’s other officers and employees, although the LTI awards to officers and senior employees are subject to performance requirements not applicable to other employees. The Company does not have any compensation plans that are solely for executive officers.

Role of Management

The Chief Executive Officer plays a key role in determining executive compensation for the other NEOs and other officers. The Chief Executive Officer generally attends the meetings of the Compensation Committee at which executive compensation other than his own is being discussed and makes recommendations to the Compensation Committee. In arriving at his recommendations, the Chief Executive Officer evaluates the performance of each executive and solicits input from the peers of such executives and others, if necessary. This evaluation is shared with the Compensation Committee and forms the basis for the recommendation. These recommendations are considered by the Compensation Committee and the Board, along with other relevant data, in determining the base salary, annual cash incentives, long-term equity incentives, and benefits and perquisites for such executives.

Role of Compensation Consultant

The Compensation Committee, which has sole authority to retain and terminate any compensation consulting firm, may independently retain compensation consultants to assist in deliberations regarding executive compensation. The Compensation Committee retained the sole authority to select, retain, terminate, and approve fees and other retention terms of the relationship with its independent compensation consultant, L&A.

L&A provides various executive compensation services to the Compensation Committee. Generally, these services include advising the Compensation Committee on the principles of our executive compensation program and providing market information and analysis regarding the competitiveness of our program design and award values in relationship to performance.

During 2015, the Compensation Committee engaged L&A to assist in providing a comprehensive assessment of our executive compensation programs. The Compensation Committee sought advice from L&A regarding base salary, annual bonus, the nature and amount of long-term incentives, performance measures for short-term and long-term incentives, identification of representative peer groups and general market data. L&A evaluated our executive compensation and recommended continued focus on total direct compensation as a means to achieve the compensation objectives outlined above while remaining competitive with the external market. Following the review of the L&A analysis, the Compensation Committee determined that the general structure of the Company’s compensation programs were generally in line with market standards and did not require any immediate action by the committee. L&A recommended reductions in the 2015 short-term and long-term compensation program targets however, which were implemented by the Company.

Specifically, in early 2015, L&A performed the following services for the Committee:

•	Conducted an evaluation of the total compensation for each of the NEOs;

•	Advised the Compensation Committee on current trends in executive compensation programs among energy companies in the current depressed commodity price environment, particularly with respect to the discretionary components of STI awards for 2014, and adjustments to structure and pool amounts for the 2015 STI and LTI programs;

•	Presented information regarding regulatory developments affecting executive compensation programs in our market;

•	Assisted with the analysis and selection of peer group companies for compensation purposes under our 2015 long-term incentive grants;

•	Assisted in the development of the performance-based LTI plan;

•	Reviewed the annual STI plan; and

•	Assisted in the drafting and review of the 2015 Compensation Discussion and Analysis and compensation tables for the annual proxy statement.

The NYSE has adopted guidelines for compensation committees to consider when identifying Compensation Committee advisor independence. The Compensation Committee reviewed these guidelines and determined that L&A is an independent consultant under these guidelines. This independence was confirmed in writing by L&A. L&A performs no services for the Company other than those specific to assignments requested by the Board and Compensation Committee regarding executive and non-employee director compensation. Our management communicates with L&A and provides data to L&A regarding our executive officers, but does not direct L&A’s activities.

Benchmarking and Peer Group Comparison

The Compensation Committee, along with L&A and management, established the following peer group for compensation purposes for 2015:

2015 Peer Group
Company Name	Company Ticker	Revenue[1]	Assets[1]	Market Cap[1]	Enterprise Value[1]
Laredo Petroleum, Inc.	LPI	$606.6	$1,813.3	$1,687.6	$3,026.7
W&T Offshore Inc.	WTI	$507.3	$1,208.0	$175.6	$1,641.5
Sanchez Energy Corporation	SN	$475.8	$1,542.3	$247.8	$1,797.8
Carrizo Oil & Gas Inc.	CRZO	$429.2	$2,026.9	$1,725.3	$3,135.5
PDC Energy, Inc.	PDCE	$392.1	$2,370.5	$2,108.6	$2,768.3
Sabine Oil & Gas Corporation	FST	$381.7	$1,123.7	$1.5	$2,472.3
Bonanza Creek Energy, Inc.	BCEI	$292.7	$1,273.4	$262.3	$1,112.6
Comstock Resources Inc.	CRK	$252.4	$1,195.9	$89.2	$1,222.7
Swift Energy Company	SFY	$246.3	$525.0	$4.1	$1,175.9
Clayton Williams Energy, Inc.	CWEI	$223.6	$1,294.8	$359.9	$1,100.9
Bill Barrett Corp.	BBG	$206.6	$1,515.2	$190.0	$881.1
Resolute Energy Corporation	REN	$154.6	$391.0	$65.8	$781.0
Callon Petroleum Company	CPE	$137.5	$788.6	$653.2	$1,050.2
Approach Resources, Inc.	AREX	$131.3	$1,175.0	$71.2	$586.4
Goodrich Petroleum Corp.	GDPM	$116.4	$585.0	$16.1	$554.4
Abraxas Petroleum Corp.	AXAS	$67.0	$267.9	$109.2	$236.5

1)	As of 12/31/2015.

NOTE: Rosetta Resources, Inc. was a peer, but was acquired by Noble Energy Corporation on July 20, 2015.

L&A compiled compensation data for the peer group from the summary compensation tables within proxy statements, as well as narrative disclosures in the CD&A sections. The consultant also provided published survey compensation data from multiple sources, including the following surveys: Economic Research Institute, Mercer, Inc. Energy Survey, Kenexa, Towers Watson and L&A’s Energy LTI Survey. For each survey, L&A adjusted the data to appropriately reflect companies of a similar size to the Company.

For each element of compensation for which data was available, L&A averaged the 25th percentile from the peer group and the published survey data to approximate the 25th percentile for the “market.” A similar process was used to establish the 50th and 75th percentiles. The combination of published survey data and peer compensation data was then used to compare the compensation of our NEOs to comparably titled persons at companies within our peer group and in the survey data.

The Compensation Committee makes modifications to the peer group from time to time due to consolidations within the market, and to accommodate new companies entering the oil and gas exploration and production industry, or for other reasons.

Compensation Philosophy and Components

Compensation Philosophy

The Company believes that the most effective compensation program is one that is designed to reward all employees, not just executives, for the achievement of the Company’s short-term and long-term strategic goals that are aligned with the stockholders’ interests. As a result, the Company’s compensation philosophy is to provide all employees (except a relatively small group of employees covered by a union contract that sets out specific compensation arrangements) with cash incentives or a combination of cash and equity-based incentives that foster the continued growth and overall success of the Company and encourage employees to maximize stockholder value.

Under this philosophy, all Company employees (with the exception noted above) have aligned interests. When establishing total compensation, the Company has the following objectives:

•	To attract, retain and motivate highly qualified and experienced individuals;

•	To provide financial incentives through an appropriate mix of fixed and variable pay components to achieve the organization’s key financial and operational objectives;

•	To ensure that a significant portion of total compensation is “at risk” in the form of performance-based and equity compensation; and

•	To offer competitive compensation packages that are consistent with the Company’s core values, including the balance of fairness to the individual and the organization, and the demand for commitment and dedication in the performance of the job.

The core principle of our executive compensation philosophy is to pay for performance. Accordingly, our executive compensation program is heavily weighted toward “at-risk” performance-based compensation. We have three elements of total direct compensation: base salary, annual short-term incentive and long-term equity and equity-related compensation. These elements provide our Compensation Committee with a platform to reinforce our pay-for-performance philosophy to address our business needs and goals with appropriate flexibility.

In 2015, 96% of total direct compensation to our CEO was provided through incentive-based compensation, while 76% of NEO compensation was incentive-based, based on compensation information contained in the Summary Compensation Table.

The following charts display the mix of total compensation components of Resolute for the CEO and the other NEOs in 2015. This includes 2015 base salaries, annual incentive cash bonuses, time and performance-based long-term incentives, and all other compensation. As Resolute is focused on the alignment of the interests of its executives with the interests of stockholders, a significant majority of compensation is provided through incentive-based compensation with metrics intended to drive long-term Company growth. The chart also displays the “at risk compensation,” or the performance based components:

Note: all other income is less than 1%

In 2015 the Compensation Committee and the Board adjusted the composition of the long-term incentive grants to the CEO and other NEOs such that approximately 18% of the long-term incentive grants were granted in the form of stock options. Of the remaining 82% of the dollar value of long-term incentive grants, one-half of the value was granted as time-vested restricted cash awards and one-half was granted as performance-vested restricted cash award awards, thus further increasing the “at risk” portion of CEO and NEO compensation from previous levels. In addition to the reduction of STI and LTI targets by 30% and 35%, respectively, in 2015, there were significant reductions of annual salaries by the CEO (96% reduction) and the NEOs (13% to 20% reductions). As a result of all these actions, the “at risk” portion of CEO and NEO compensation was significantly increased in 2015, further aligning total compensation to stockholder returns.

It is the Compensation Committee’s policy to provide incentives that promote both our short-term and long-term financial objectives that are appropriate to the nature of our assets. Short-term incentive compensation is designed to reward achievement of short-term objectives, while the long-term incentive compensation is intended to encourage employees, particularly executives, to focus on our long-term goals. Base salary, annual cash bonuses and equity or equity-based awards have traditionally been the primary components of our compensation program and we believe that attention to all three elements is important to retain our existing personnel and to attract and hire new employees. As to any given individual, the factors considered in any compensation decision include, but are not limited to, the complexity of that individual’s job, the person’s dedication and demonstrated contribution of value to the Company, competitive pressures in the marketplace and his or her relative performance compared to peers within the Company.

We consider an inability to attract or retain qualified motivated employees as a significant risk for the Company as we operate in a highly competitive industry for talent. In approving elements of the compensation program, the Compensation Committee and the Board prefer a balancing of factors, so that no single performance metric becomes an overriding influence. For that reason, the incentive compensation program described below balances a number of metrics. Our LTI program, also described below, generally provides for vesting over a multi-year period. With respect to performance-vested shares under our LTI program, vesting is also based on achievement of total shareholder return goals, in order to discourage a short-term focus at the expense of long-term results by our senior executives, including the NEOs.

We believe that retention of our executives and key employees is particularly crucial at this time to guide the Company through this difficult commodity price cycle. The value of equity and equity-related compensation awards previously granted to such employees has fallen materially, and a significant number of potentially available shares has expired, thus reducing the retention value of such awards and making it more likely that such employees can be recruited away by our competitors.

Setting the Company’s Executive Compensation Levels and Pay Mix

Executive compensation is reviewed by the Compensation Committee no less frequently than annually. Compensation is expected to be based on the objectives described above and to include as integral components: base salary, and short-term and long-term incentive-based cash and non-cash compensation. In performing its compensation reviews and making its compensation decisions regarding the compensation of the Company’s Chief Executive Officer and recommendation to the full Board regarding the compensation of the other executive officers, the Compensation Committee will conduct an ongoing review of compensation data from the peer group and the industry in general.

In establishing executive compensation, base salaries are expected to be targeted near the midpoint of a range established by peer and industry review, although adjustments are made for such things as experience, market factors or exceptional performance, among other factors. Potential total compensation, including annual incentive compensation and long-term incentive compensation, is normally expected to be at the upper range of total compensation at comparable companies only if performance targets are met. However, this practice was modified in 2015 when salaries were reduced significantly and STI and LTI targets were reduced by 30% and 35%, respectively.

The combination of base salary, annual cash incentives and equity or equity-based awards comprises total direct compensation. In setting executive compensation, the Compensation Committee considers the aggregate compensation payable to an executive officer and the form of that compensation. The Compensation Committee seeks to achieve the appropriate balance between immediate cash rewards and long-term financial incentives for the achievement of both annual and long-term financial and non-financial objectives. The Compensation Committee may decide, as appropriate, to modify the mix of base salary, annual cash incentives and long-term equity incentives to best fit an executive officer’s specific circumstances. For example, the Compensation Committee may make the decision to award more cash and not award an equity grant. The Compensation Committee may also increase the size of equity grants to an executive officer if the total number of career equity grants does not adequately reflect the executive’s current position with the Company.

Annual cash incentive and equity or equity-based incentive awards are designed to reflect progress toward company-wide financial goals and personal objectives, as well as salary grade level, and to balance rewards for short-term and long-term performance. Long-term incentive compensation will be used to reward and to encourage long-term performance and an alignment of interests between the individual, the organization and the stockholders. Long-term incentive grants will be used not only to reward prior performance, but also to retain executive officers and other employees and provide incentives for future exceptional performance. Annual cash incentives and equity or equity-based incentive awards are normally expected to be targeted at the upper end of the range established by peer and industry review such that an individual’s total compensation may move from the median to the high end of ranges established with reference to peer data to the extent that business success makes long-term incentive awards more valuable. However, in 2015, the STI and LTI targets were reduced significantly and the 2016 STI and LTI programs retained these lower targets.

In determining the allocation between short-term and long-term incentive compensation for executive officers, the Compensation Committee engages in an individual analysis for each executive. Factors affecting compensation decisions include:

(i)	The Company’s annual performance;

(ii)	Impact of the employee’s performance on the Company’s results;

(iii)	The Company’s objective to provide total compensation that is higher than competitive levels when aggressive goals of the Company are exceeded; and

(iv)	Internal equity.

The Compensation Committee also takes into consideration the fact that, although our officers are responsible for specific business functions, together they share responsibility for the performance of the Company. As we seek to attract and retain the best talent available, we also wish to have employees view employment at the Company as a career decision. It takes a long period of time and a significant investment to develop the experienced executive talent necessary to succeed in the oil and gas business; senior executives must have experience with all phases of the business cycle to be effective leaders. We have a very experienced executive team, many members of which have been in the oil and gas industry for thirty years or more, and we believe that our future success will be enhanced by retaining these experienced employees through our compensation philosophy and practices.

We believe that the proportion of total compensation that is performance-based, and therefore “at risk,” should increase with an individual’s level of responsibility. Therefore, long-term incentive compensation grants will typically represent a larger proportion of the total compensation package as the level of responsibility of the executive increases. For the Chief Executive Officer, long-term incentive grants are typically the largest element of the total compensation package. Executive officers generally receive the same benefits as other employees, although not necessarily in the same mix or amounts.

Compensation Components

The following table summarizes the Company’s various compensation components generally used and the purposes and peer group benchmark level associated with each component. However, in 2015 all components of compensation were reduced significantly and the historical benchmarks were not followed in the same manner as in past years.

Component	Purpose of Component	Key Characteristics	Benchmark
Base Salary	Base level of compensation which is determined based on an executive’s performance, experience and tenure, as well as the competitive market for talent.	Fixed compensation which is reviewed by the Compensation Committee annually.	50th Percentile
STI Annual Incentive Award	Motivates executives to achieve short-term business goals and objectives which ultimately drive long-term Company performance.	At-risk cash compensation which is based on the achievement of annual corporate and individual goals and objectives.	Up to 75th Percentile
Time-Vested Equity Awards	Reinforces a strong link between executives and stockholders through equity ownership. It also functions as a highly effective retention tool by reducing the volatility of incentive awards in an unpredictable market.	Long-term incentive award which time vests ratably over a three year period.	Up to 75th Percentile
Time-Vested Restricted Cash Awards	Important retention tool to be used in circumstances where equity grants are either unavailable or would be too dilutive.	Long-term award which time vests ratably over a three year period.	Up to 75th Percentile
Performance-Vested Equity or Equity-Related Awards (including Performance-Vested Restricted Cash Awards)	Motivates executives to increase stockholder value creation and develop the Company for continued long-term success. Promotes a strong link between the interests of our executives and stockholders.	At-risk compensation which is tied to the relative stock performance as compared to similar companies over a three year period.	Up to 75th Percentile
All Other Compensation	Provides benefits intended to enhance employee health which further assists in our efforts to attract and retain qualified executives.	Includes health and welfare plans and minimal perquisites.	Minimal

Base Salary. The Company provides executive officers with a base salary to compensate them for services rendered during the fiscal year. Base salaries for executive officers are based upon each individual’s responsibilities, experience and performance, taking into account among other things, the individual’s initiative, contribution to our overall performance, managerial ability, handling of special projects and industry and overall market conditions. These same factors are applied to establish base salaries for other key management employees. The Compensation Committee’s evaluation of each executive officer’s performance is subjective; no specific written criteria or formulas, and no pre-determined targets, are used in determining base salary. The factors considered in compensation decisions are not weighted, but are viewed collectively. Base salaries for executive officers generally are reviewed annually for possible adjustment, but are not necessarily changed each year. The Compensation Committee is responsible for determining the base salary for the Chief Executive Officer, and the Chief Executive Officer recommends the base salary for the other executive officers. Other executive officers recommend the base salary for all employees that are in that executive officer’s area of responsibility. The Chief Executive Officer, the President, the Chief Financial Officer and the Chief Operating Officer review the recommendations for salaries for all other employees and adjust them as they deem appropriate. The Compensation Committee reviews the recommendations of the Chief Executive Officer for all non-executive officer employees as a group and approves them or adjusts them as it deems appropriate, and then recommends them to the Board for final approval. The decisions with respect to salaries for the NEOs reflect responsibilities associated with public company status, experience levels, and other factors. In determining base salaries, the Compensation Committee reviews data presented by L&A, referred to in the Benchmarking and Peer Group Comparison section above.

Voluntary Reduction of 2015 Officer Base Salaries. In January 2015, the CEO, the other NEOs and the remaining officers of the Company offered voluntary reductions of their annual salaries effective February 1, 2015, to indicate their support for the overall enterprise in a difficult commodity price environment. The Board accepted these voluntary reductions and approved the following 2015 base salaries for each of the NEOs effective February 1, 2015, as follows:

Executive	2014 Base Salary	2015 Base Salary(1)	Reduction %
Chief Executive Officer	$590,000	$24,000	96%
President	$415,000	$332,000	20%
Executive VP – Chief Operating Officer	$350,000	$280,000	20%
Executive VP – Chief Financial Officer	$350,000	$280,000	20%
Senior VP – General Counsel and Secretary	$300,000	$261,000	13%

(1)	Salaries were adjusted effective February 1, 2015.

Short-Term Incentive (STI) Compensation

Annual short-term incentive cash bonuses are performance-based and are intended to promote achievement of our business objective of increasing stockholder value. Currently, all eligible employees participate in an annual bonus plan with the same performance objectives as those used for executive officers.

Similar to base salaries, the Compensation Committee is responsible for determining the bonus for the Chief Executive Officer, and the Chief Executive Officer recommends the annual bonus for each other executive officer. Other executive officers recommend the STI awards for all employees that are in that executive officer’s area of responsibility. The Chief Executive Officer, the President, the Chief Financial Officer and the Chief Operating Officer review the recommendations for STI awards for all other employees and adjust them as they deem appropriate. The Compensation Committee reviews the recommendations for all executives from the Chief Executive Officer and approves them or adjusts them as it deems appropriate, and then recommends them to the Board for final approval.

In February 2015, in connection with the annual compensation cycle, the Compensation Committee asked L&A to evaluate the structure of the Company’s STI Compensation Program. In view of the trends in cash bonus programs of the Company’s industry peers and the market generally, L&A recommended that the Company maintain the general structure of its STI Compensation Program. As such, the Compensation Committee recommended, and the Board approved for implementation, a program that set bonus targets, which are a percentage of base salary, for the senior executives, and then decided which performance metrics would be used to determine whether bonus awards will be less than (the “threshold level”), equal to (the “target level”), or greater than (the “stretch level”) the target percentage. For 2015, the Compensation Committee also reviewed the STI target percentages for all Company executive officers in relation to peer company and market data. While the Company maintained its compensation philosophy of paying base salaries that are targeted near the midpoint of a range established by peer and industry review (prior to the voluntary reductions described above), and potential total compensation, including annual incentive compensation, at the upper range of total compensation at comparable companies if performance targets are met, the Compensation Committee and Board also recognized the need to make certain adjustments in recognition of the need to reduce operating costs in this low commodity price environment.

Based upon the recommendation of L&A and management, the Board reduced STI target percentages for all Company employees, including the CEO and NEOs, by 30% for 2015, thus effectively reducing the size of the STI pool by 30%. The new, reduced STI target percentages were applied to the unreduced base salaries of all those individuals who took voluntary reductions to their base salaries for 2015 for purposes of determining 2015 STI awards. The 2015 NEO STI target percentages are indicated below:

Executive	2014 STI Target (As % of Base Salary)	2015 STI Target (As % of Unreduced Base Salary)
Chief Executive Officer	125%	87.5%
President	100%	70%
Executive VP – Chief Operating Officer	90%	63%
Executive VP – Chief Financial Officer	90%	63%
Senior VP – General Counsel and Secretary	80%	56%

The Compensation Committee and Board approved a bonus pool equal to the aggregate of each eligible employee’s (reduced) target bonus percentage multiplied by that employee’s base salary (the “Bonus Pool”). 50% of the Bonus Pool was allocated to the “Company Performance Metrics Pool,” and 50% of the Bonus Pool was allocated to the “Individual Performance Metrics Pool.” The Bonus Pool may be increased or decreased depending on how the Company has performed as measured against certain pre-established parameters. In determining which performance metrics to use in evaluating this portion of bonus awards, the Compensation Committee concluded that short-term incentive compensation should be based on achievement of operational objectives rather than measures such as TSR that can be greatly influenced by factors outside of any individual’s influence or control. Longer term performance metrics are more appropriate for the long-term incentive plan.

For 2015, as in past years, the Compensation Committee utilized four key performance metrics outlined below: (i) oil and gas production, (ii) LOE, (iii) G&A expense, and (iv) the Company’s success in advancing its capital and strategic projects on time and on budget. These are also the same metrics that were approved for use in the 2016 STI Compensation Program. The reason that these specific metrics were chosen is that the Board believes that they are the best metrics over which the officers and employees can exert some measure of control and which best measure the short-term operational and financial success of the Company. The table below indicates the relative weighting of specific metrics as well as the specific metric targets for the 2015 STI Plan:

Metric	Weighting	Threshold	Target	Stretch
Production (MMBoe)	18.75%	3.851	4.279	4.707
LOE (millions)	11.25%	$97.9	$89.0	$80.1
G&A Expense (as defined) (millions)	7.5%	$29.7	$27.0	$24.3
Capital Projects	12.5%	Determined by Committee
Individual Performance	50%	Determined by Committee

The specific levels of the first three metrics that would trigger the threshold, target and stretch bonus payments were tied to the Company’s public guidance with respect to these metrics. The performance criteria for the target bonus were generally at the midpoint of the range of the Company’s public guidance, with the threshold and stretch bonuses being payable for performance that was less than or exceeded those expectations. The threshold and stretch values are set by management within ranges recommended by the Compensation Committee and approved by the Board. Performance that would qualify for bonuses at the threshold level is expected in normal operating circumstances. Performance satisfying the criteria for bonuses at the target level is believed to be achievable with additional effort and results. Performance that would qualify for bonuses at the stretch level is believed to be achievable with extraordinary efforts and results. Generally, the bonus amount for the “threshold” level of performance is 50% of the target and the bonus amount for “stretch” level of performance is 150% of the target. Bonuses can range between these amounts based on the level of performance attained. There is generally no bonus payable with respect to a defined metric if the “threshold” level of performance is not met on that metric. In the case of capital projects, the Company’s performance is measured by how well the Company executes on its capital plan, based on the recommendation of the Compensation Committee and approval by the Board. The concepts of threshold, target and stretch values will be applied on a discretionary basis with respect to the capital projects metric, as recommended by the Compensation Committee and approved by the Board.

The Company Performance Metrics Pool was divided among eligible participants on a formulaic pro rata basis, although the Compensation Committee reserved the ability to adjust individual participants’ awards as the result of extraordinary individual contribution or lack thereof.

2015 STI Compensation Awards

The following tables outline the actual performance achieved relative to targeted levels and the bonus payments awarded to each executive as a result.

Metric	Targeted Performance	Actual Performance	% of Target Achieved
Production (MMBoe)	4.279	4.536	130.02%
LOE (millions)	$89.0	$78.71	150%
G&A Expense (millions)	$27.0	$26.06	117.46%
Capital Projects (discretionary)	n/a	n/a	100%
Individual Performance	n/a	n/a	100%

The following details each metric and provides an explanation of the assessment of 2015 performance by the Compensation Committee and the Board:

Aggregate Production: The production target represents 37.5% of an individual’s Company Performance Target Amount, or 18.75% of an individual’s total Target STI Amount. The target value of performance for 2015 was annual production of 4.279 MMBoe (adjusted for 2015 asset dispositions), while the threshold value for production was 3.851 MMBoe and the stretch value was 4.707 MMBoe, or 10% above and below the midpoint of public guidance. The Company’s 2015 aggregate oil and gas production was 4.536 MMBoe, above the midpoint of public guidance and thus achieving 130.02% of the target level of performance for this metric.

Lease Operating Expense: The LOE target represents 22.5% of an individual’s Company Performance Target Amount, or 11.25% of an individual’s total Target STI Amount. LOE for this purpose means lease operating expenditures excluding charged overhead expense and production related taxes. The 2015 midpoint of guidance for LOE was $89.0 million and thus represented the target value for this metric. The threshold value was $97.9 million and the stretch value was $80.1 million, or 10% above and below the midpoint of public guidance. The Company’s 2015 aggregate LOE expense was $78.71 million, below (better than) the stretch value, and thus achieving 150% of the target level of performance for this metric.

General and Administrative Expenses: The G&A target represents 15% of an individual’s Company Performance Target Amount, or 7.5% of an individual’s total Target STI Amount. G&A for purposes of the 2015 STI Plan includes overhead reimbursement and capitalized expenses, and excludes charges related to long-term incentive compensation. The 2015 midpoint of guidance for G&A was $27.0 million and thus represented the target value for this metric. The threshold value was $29.7 million and the stretch value was $24.3 million, or 10% above and below the midpoint of public guidance. G&A expenses for purposes of the STI program are the costs of running the business that are not specific to purchasing a particular asset or pursuing a particular project and exclude capitalized items and costs associated with the Company’s long term incentive awards. The Company’s aggregate G&A expense for 2015 was $26.06 million, below (better than) the midpoint of public guidance but above the stretch value, and thus achieving 117.46% of the target level of performance for this metric.

Capital Projects: The capital projects metric represents 25% of an individual’s Company Performance Target Amount, or 12.5% of an individual’s total Target STI Amount. Achievement of planned capital projects is the starting point for determining the level of achievement for this metric. However, over the course of the year capital budgets may be adjusted as certain projects are delayed and other opportunities that were not foreseen at the outset of the year materialize. The capital metric is somewhat subjective in nature. For 2015, the Board approved a capital budget of $47 million (excluding capitalized interest), down approximately 67% from the 2014 capital budget. The reduction reflected the prevailing commodity price environment and the Company’s focus on reducing debt and improving liquidity. In October 2015, based on success in the Company’s efforts to reduce leverage and improve liquidity, the Board approved a supplemental capital program which included the drilling of four additional horizontal wells in Reeves County along with associated infrastructure. The total capital required for this plan was estimated to be approximately $35 million. Of this amount, $5.6 million was expected to be spent in 2015 bringing the total capital budget for the year to $52.6. Actual capital spending for 2015, excluding the proceeds of divestitures and capitalized interest, was $53.9 million, marginally above plan but in line with Board approved activities. As a result, the capital projects metric was determined by the Board, based on the recommendation of the Compensation Committee, to have been achieved at 100% of the target level of performance for 2015.

Company Performance Metrics Pool (Aggregate): The above weighting and grading resulted in the bonus pool receiving approximately 125.13% of the Bonus Pool allocated to Company performance, or 62.565% of the overall target pool.

Individual Performance: The other 50% of the Bonus Pool (the Individual Performance Metrics Pool) was allocated according to the Compensation Committee’s and the Board’s assessment of individual and group performance measured against defined goals and objectives (and based on management recommendation and discretion with respect to all employees other than executive officers). This portion of the bonus determination is more subjective than the performance metrics described above, which are inherently more formulaic, but the Compensation Committee believes that motivating and rewarding superior performance is not a matter of “one size fits all.” Effective discretion in this regard is a significant component of good management. STI compensation for Company performance is primarily based on the performance metrics discussed above whereas individual performance STI is more directed to personal achievements. Nonetheless, in the case of the most senior officers, separating personal and Company outcomes is difficult. The Compensation Committee and the Board believe that the senior group is responsible for overall Company performance.

Accordingly, given the overall performance of the Company with respect to the STI metrics of 125.13%, the Compensation Committee and Board determined that the personal performance percentage for each executive officer should be 100%. The Compensation Committee and the Board believe that the executive team performed very well in 2015. All operational and financial metrics were met or exceeded and the strategic initiatives identified by the Board were all accomplished. Furthermore, in approving these personal performance percentages, the Compensation Committee and the Board recognized that significant reductions were being made in all areas of compensation for 2015.

In arriving at the determination that the CEO and NEO STI awards should be made effectively above target, the Compensation Committee took into account the reduction in the overall STI pool amount by 30% in 2015 as compared to 2014, which recognized the difficult commodity price environment and the Company’s depressed stock price. Thus, an individual award at target resulted in an effective award of 70% compared to 2014. When combined with the Company metric award, the combined individual and Company metric CEO and NEO awards were approximately 79% of target compared to our standard program prior to 2015. Based on the recommendation of L&A, the Compensation Committee determined that the reduced 2015 pool appropriately recognized the depressed commodity environment and Company’s stock price.

Finally, the Compensation Committee also took into account the fact that the marketplace appeared to recognize the extremely strong performance of the Company during 2015. On a one year (2015) TSR basis relative to our 2014 TSR Peer Group the Company ranked at the 85th percentile. Although the Company’s stock price remained relatively flat during the year, the stock price of most of the Company’s peers declined.

The following table reflects the final 2015 STI awards for the NEOs:

Executive	Original STI Target	Reduced STI Target	Actual 2015 STI Payment	Actual as % of Reduced Target	Actual as % of Original Target
Chief Executive Officer	$737,500	$516,250	$581,117	112.6%	79%
President	$415,000	$290,500	$327,001	112.6%	79%
Executive VP – Chief Operating Officer	$315,000	$220,500	$248,206	112.6%	79%
Executive VP – Chief Financial Officer	$315,000	$220,500	$248,206	112.6%	79%
Senior VP – General Counsel and Secretary	$240,000	$168,000	$189,109	112.6%	79%

Long-Term Incentive (LTI) Compensation

The Company issues LTI awards under the 2009 Performance Incentive Plan (the “Incentive Plan”). The purpose of the Incentive Plan is to promote the success of the Company and the interests of its stockholders by providing an additional means for the Company to attract, motivate, retain and reward directors, officers, employees and other eligible persons (including consultants and advisors) through the grant of incentive awards. Equity and equity-based awards are also intended to further align the interests of award recipients and the Company’s stockholders. In particular, long-term incentive compensation is awarded to retain personnel to help us accomplish our strategic goals over the longer term. As with base salary and short-term incentive compensation, the long-term awards granted to each recipient are determined by several factors. These factors include our need to retain a specific employee, the employee’s performance, the employee’s ability to add value to our enterprise and the compensation data from our peer group.

2015 LTI Compensation Awards

In connection with the 2015 yearly compensation cycle, the Compensation Committee engaged L&A to again evaluate the structure of the Company’s LTI Compensation Program. In view of the trends in equity programs of the Company’s industry peers and the market generally, and in light of the limitations that the Company had under its Incentive Plan, L&A recommended that the Company amend its LTI Compensation Program for 2015.

Input from L&A

L&A had been collecting data regarding adjustment of compensation practices of small and mid-cap E&P companies in reaction to the commodity price collapse that began in 2014 and related E&P stock price deterioration. Companies recognized the need to retain valuable employees and attempted to honor the prior LTI program dollar values to a significant extent. But companies also recognized that funding the LTI program only with equity, in the existing circumstance where the fall in stock price has been dramatic and largely related to the decline in the price of oil, could result in unacceptable dilution.

L&A advised the Compensation Committee and Board that many small to mid-cap E&P companies were reducing the dollar value of their LTI award pools by about 35%. Furthermore, to the extent the companies could not or did not want to fund this entire pool with equity, L&A advised that many companies were also funding their LTI programs with cash awards vesting over time.

2015 LTI Target Percentages

In recognition of the need to reduce operating costs in this low commodity price environment, and based upon the recommendation of L&A and management, the Compensation Committee and Board reduced LTI target percentages for all Company employees, including the CEO and NEOs, by 35% for 2015.

The Compensation Committee also reviewed the LTI percentage targets for all executive officers and certain Company employees based on peer company and market data. Following such review, and giving effect to the overall 35% reduction in the dollar value of the LTI award pool, it was determined that no adjustments were needed in order to bring the percentage targets into ranges that would be consistent with the Company’s compensation philosophy of paying base salaries that are targeted near the midpoint of a range established by this peer and industry review, and potential total compensation, including annual incentive compensation, at the upper range of total compensation at comparable companies if performance targets are met.

The new reduced LTI target percentages were applied to the unreduced base salaries of all those individuals who took voluntary reductions to their base salaries for 2015 for purposes of determining 2015 LTI awards. The 2015 NEO LTI target percentages are indicated below:

Executive	Original LTI Target (As % of Base Salary)	2015 Reduced LTI Target (As % of Unreduced Base Salary)
Chief Executive Officer	500%	325%
President	400%	260%
Executive VP – Chief Operating Officer	300%	195%
Executive VP – Chief Financial Officer	300%	195%
Senior VP – General Counsel and Secretary	200%	130%

2015 LTI Awards

On May 5, 2015, the Board and its Compensation Committee approved a long-term incentive program for 2015 consisting of a combination of stock options and restricted cash awards. The Board and Compensation Committee adjusted its LTI award practice in 2015 because it determined that the issuance of restricted stock awards in the manner consistent with past practice would have been excessively dilutive to existing stockholders under the current depressed Company stock price environment and would have required the issuance of more shares than the Company had available under the Incentive Plan.

As described above, the dollar denominated target amount of each executive officer’s 2015 LTI award was reduced by 35% from the 2014 awards. Furthermore, rather than granting such awards in the form of restricted stock, as had been the past practice, the 2015 awards consisted of grants of options and restricted cash awards. The options to purchase shares of Common Stock of the Company vest in three equal annual installments on each of the first three anniversaries of the date of grant, have an exercise price of $1.35 per share, and a ten year term. Restricted cash awards are either time-vested or performance-vested. Time-vested restricted cash awards vest in three equal annual installments on each of the first three anniversaries of the date of grant.

Performance-vested restricted cash awards are out-of-the-money awards with the following terms. The performance criteria for the performance-vested restricted cash awards will be based on future prices of the Company’s Common Stock trading at or above specified thresholds. If and as certain stock price thresholds are met, using a 60 trading day average, various multiples of the performance-vested cash award will be attained. The first stock price hurdle is at $2.00 at which the award would be payable at 1x, and the highest stock price hurdle would be $8.00 at which the award would be payable at a multiple of 6x. Interim hurdles and multiples between these end points are set forth in the governing agreements. The performance-vested cash awards have a ten year term (i.e., the Company’s obligation would be triggered at any time the defined stock price multiples are met over a ten year period, subject to the initial three year vesting period, described below, and provided the employee continues to be employed by the Company). A time vesting element will apply to the performance-vested cash awards such that attained multiples will not be paid out earlier upon satisfaction of a three-year vesting timetable from the date of grant. In order for an award to be paid, both the performance criteria and the time criteria would need to be satisfied. Once a time vesting date passes, the employee is entitled to be paid one third, two thirds or 100%, as applicable, of whatever multiples have been achieved. Any multiples achieved following 100% time vesting would be paid within 60 days of such achievement.

The vesting schedule for the above awards continues as long as the recipient is employed by the Company or, in the case of the CEO, the President and the CFO, effects a qualifying retirement. Any unvested awards are forfeited upon a recipient’s termination of employment with the Company, other than in the event of a qualifying retirement. Upon death or disability, all awards shall vest, but any unearned performance-vested cash would no longer be eligible to be earned. Upon a change in control (as defined by the Plan), all awards may vest, at the discretion of the Board, on the terms set forth in the Plan, and any unearned performance-vested cash will vest only to the extent that the applicable performance thresholds are met in the change in control transaction. Vesting will automatically accelerate on an individual’s death or disability or under certain other events such as dissolution of the Company. The vesting of the awards also accelerates under certain circumstances described in the Employment Agreements for each NEO, as described below. Other than as described above, awards are subject to forfeiture if the NEOs do not continue to be employed at specified dates in the future and if certain performance metrics are not satisfied.

The 2015 long-term incentive awards to our executive officers were as follows:

Executive Officer	Stock Options	Time-vested restricted cash award ($)	Performance-vested restricted cash award ($)
Nicholas J. Sutton, Chief Executive Officer	365,702	781,842	781,842
James M. Piccone, President	205,785	439,951	439,951
Richard F. Betz, Executive Vice President and Chief Operating Officer	130,165	278,283	278,283
Theodore Gazulis, Executive Vice President and Chief Financial Officer	130,165	278,283	278,283
Michael N. Stefanoudakis, Senior Vice President, General Counsel and Secretary	74,380	159,019	159,019

Aggregate awards for (i) 2,043,002 options, (ii) approximately $5.2 million of time-vested restricted cash, and (iii) approximately $3.0 million of performance-vested restricted cash were made to all Company employees in 2015, including the above awards to the NEOs.

Compensation Programs and Potential of Risks

The Compensation Committee and Board have determined that the risks arising from its compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Tax Deductibility of Compensation

Section 162(m) of the Code generally limits the corporate income tax deduction for compensation paid to the principal executive officer and each other executive officer shown in the summary compensation table in the proxy statement (other than the CFO) to $1 million, unless the compensation is “performance-based compensation” as defined for purposes of Section 162(m). Our policy is primarily to design and administer compensation plans which support the achievement of long-term strategic objectives and enhance shareholder value, whether or not such compensation is deductible under Section 162(m). Where it is consistent with our compensation philosophy, the Compensation Committee will also attempt to structure compensation programs that are tax-advantageous to us, but cannot ensure that we will be able to do so.

Stock Ownership Guidelines

The Compensation Committee recommended and the Board approved stock ownership guidelines for directors and the executive management team in order to further align the interest of our directors and officers with those of our stockholders. The policy was effective as of April 1, 2014, and individuals have five years to reach the following stock ownership guidelines: (i) Chief Executive Officer: 6x base salary, (ii) Other NEOs: 3x base salary, (iii) Vice Presidents: 2x base salary, and (iv) directors: 3x the annual cash retainer. Stock actually owned, as well as stock awarded under time-vested restricted stock awards, is included for purposes of satisfying these guidelines. Stock values are determined based on the value of the stock at the time it was acquired by the individuals. Currently, each of the NEOs and two of our independent directors have achieved the stock ownership guidelines.

Policies Against Hedging and Pledging Stock

Under the terms of our Insider Trading Policy that is applicable to our NEOs and directors, such persons are prohibited from engaging in hedging transactions that are designed to hedge or offset a decrease in market value of such person’s Common Stock in the Company. We prohibit such conduct because to allow such activity the officer could then no longer be exposed to the full risks of ownership and may no longer have the same objectives as the Company’s other stockholders.

In addition, our NEOs and directors may not hold their Company securities in a margin account and may not, without prior approval and in very limited circumstances, pledge Company securities as collateral for any other loan. The only exception to the prohibition on pledging securities may exist in the case of a non-margin loan where the officer or director was clearly able to demonstrate the financial ability to repay the loan without resort to the pledged securities, and only if such pledge was pre-approved by our General Counsel. No shares owned by our NEOs or directors are currently pledged.

Clawback Provisions

Our Chief Executive Officer and Chief Financial Officer are currently subject to the forfeiture of bonuses mandated by Section 304 of the Sarbanes Oxley Act of 2002. In addition, under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), companies will be required to adopt a policy to recover certain compensation in the event of a material accounting restatement. In 2013, the Board affirmed that the Company will adopt a policy as required by Dodd-Frank when final regulations have been provided by the SEC and corresponding listing standards adopted by the NYSE. Each officer employment agreement contains a provision that subjects any payment made under the terms of the employment agreement to clawback by the Company pursuant to applicable law and any applicable Company compensation recovery policy as may be in effect from time to time.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the total compensation paid or earned by our principal executive officer, our principal financial officer and three other most highly compensated executive officers (the NEOs) who served as executive officers as of December 31, 2015.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)			Option Awards ($)(4)		Non-Equity Incentive Plan Compensation ($)(6)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(8)		Total ($)
Nicholas J. Sutton(1) Chief Executive Officer	2015 2014 2013	$ $ $	89,308 590,000 590,000	— — —	$ $	— 3,851,776 4,122,641	(2) (3)	$353,817 — —	(5)	$1,600,333 $592,655 $514,038	(7)	— — —	$ $ $	15,930 15,630 15,300	$2,059,388 $5,050,061 $5,241,979

James M. Piccone(1) President	2015 2014 2013	$ $ $	341,577 415,000 415,000	— — —	$ $	— 2,167,443 2,319,872	(2) (3)	$199,097 — —	(5)	$900,526 $354,244 $289,255	(7)	— — —	$ $ $	20,034 19,080 18,540	$1,461,234 $2,955,767 $3,042,667

Theodore Gazulis Executive Vice President and Chief Financial Officer	2015 2014 2013	$ $ $	288,077 350,000 350,000	— — —	$ $	— 1,370,972 1,467,383	(2) (3)	$125,935 — —	(5)	$610,978 $268,884 $219,555	(7)	— — —	$ $ $	15,930 15,630 15,300	$1,040,920 $2,005,486 $2,052,238

Richard F. Betz Executive Vice President and Chief Operating Officer	2015 2014 2013	$ $ $	288,077 350,000 350,000	— — —	$ $	— 1,370,972 1,467,383	(2) (3)	$125,935 — —	(5)	$610,978 $268,884 $219,555	(7)	— — —	$ $ $	15,930 15,630 15,300	$1,040,920 $2,005,486 $2,052,238

Michael N. Stefanoudakis Senior Vice President, General Counsel and Secretary	2015 2014 2013	$ $ $	265,500 300,000 300,000	— — —		— $783,416 $883,232	(2) (3)	$71,963 — —	(5)	$396,407 $204,864 $167,280	(7)	— — —	$ $ $	11,912 19,080 18,540	$745,782 $1,307,360 $1,369,052

(1)	Mr. Sutton and Mr. Piccone are also directors of the Company but received no compensation for their services as directors.

(2)	Represents the grant date fair market value, one-half of which is determined based on the Company’s closing stock price on the dates of grant, and one-half of which is determined using a binomial lattice model that incorporates a Monte Carlo simulation. See Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, for a description of the calculation of grant date fair market value.

(3)	Represents the grant date fair market value, two-thirds of which is determined based on the Company’s closing stock price on the dates of grant, and one-third of which is determined using a binomial lattice model that incorporates a Monte Carlo simulation. See Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, for a description of the calculation of grant date fair market value.

(4)	With respect to 2015 stock option awards, the strike price used was based on the Company’s closing stock price on the date of grant, May 5, 2015, which was $1.35 per share.

(5)	Represents the grant date fair value determined using a Black-Scholes pricing model of $0.97 per unit on the date of grant.

(6)	With respect to 2015 awards, value includes both short-term executive incentive bonus (STI) and long-term incentive (LTI) time-based and performance-based restricted cash awards. The grant date fair value of the performance-based restricted cash awards was calculated based on an option pricing model for a cash or nothing call price of $0.30 per unit on the date of grant. With respect to 2013 and 2014, the awards in this column include only actual STI payments received.

(7)	Represents the total value of recipient’s 2015 STI/LTI award, respectively: For Mr. Sutton, includes a 2015 STI award of $581,117, a time-vested restricted cash award of $781,842 and a performance-vested restricted cash award with a grant date fair value of $237,374. For Mr. Piccone, includes a 2015 STI award of $327,001, a time-vested restricted cash award of $439,951 and a performance-vested restricted cash award with a grant date fair value of $133,574. For Mr. Gazulis, includes a 2015 STI award of $248,206, a time-vested restricted cash award of $278,283 and a performance-vested restricted cash award with a grant date fair value of $84,489. For Mr. Betz, includes a 2015 STI award of $248,206, a time-vested restricted cash award of $278,283 and a performance-vested restricted cash award with a grant date fair value of $84,489. For Mr. Stefanoudakis, includes a 2015 STI award of $189,109, a time-vested restricted cash award of $159,019 and a performance-vested restricted cash award with a grant date fair value of $48,279. The time-vested and performance-vested restricted cash awards are described in footnotes 2 and 3 of the “Grant of Plan Based Awards” table below.

(8)	Consists of (i) contributions pursuant to the Company’s 401(k) plan to match employee contributions, (ii) vacation benefit payout for Mr. Stefanoudakis in the amount of $8,282 for 2015, plus (iii) the value of parking paid for by the Company, if any, (iv) in 2014 and 2015, an additional $30 for each NEO representing the value of medical loss ratio rebate received by each NEO, and (v) a contribution of $504 to the health savings account of Mr. Piccone in 2015. The 401(k) matching contribution was made for each NEO for the years listed, other than Mr. Stefanoudakis who did not participate in the 401(k) plan for 2015. The 401(k) matching contribution for (a) 2015 was $15,900, was paid in 2016 but accrued on the Company’s financial statements in 2015; (b) 2014 was $15,600, was paid in 2014 on a period by period matching basis and accrued on the Company’s financial statements in 2014; and (c) 2013 was $15,300, was paid in 2013 on a period by period matching basis and accrued on the Company’s financial statements in 2013.

Grants of Plan Based Awards

The following table includes plan-based awards made to NEOs in 2015. During 2015, we granted short term cash incentive plan awards and long term equity and cash incentive awards.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Units #	All Other Option Awards: Number of Securities Underlying Options #	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Initial Target ($)	Maximum ($)	Threshold #	Target #	Maximum #
Nicholas J. Sutton	05/05/15 05/05/15 05/05/15 05/05/15	(1) (2) (3) (4)	$258,125 — $781,842 —	$516,250 $781,842 (3) —	$774,375 — $4,691,052 —	— — — —	— — — —	— — — —	— — — — —	— — — 365,702	— — — $1.35	— — — $353,817

James M. Piccone	05/05/15 05/05/15 05/05/15 05/05/15	(1) (2) (3) (4)	$145,250 — $439,951 —	$290,500 $439,951 (3) —	$435,750 — $2,639,706 —	— — — —	— — — —	— — — —	— — — —	— — — 205,785	— — — $1.35	— — — $199,097

Theodore Gazulis	05/05/15 05/05/15 05/05/15 05/05/15	(1) (2) (3) (4)	$110,250 — $278,283 —	$220,500 $278,283 (3) —	$330,750 — $1,669,698 —	— — — —	— — — —	— — — —	— — — —	— — — 130,165	— — — $1.35	— — — $125,935

Richard F. Betz	05/05/15 05/05/15 05/05/15 05/05/15	(1) (2) (3) (4)	$110,250 — $278,283 —	$220,500 $278,283 (3) —	$330,750 — $1,669,698 —	— — — —	— — — —	— — — —	— — — —	— — — 130,165	— — — $1.35	— — — $125,935

Michael N. Stefanoudakis	05/05/15 05/05/15 05/05/15 05/05/15	(1) (2) (3) (4)	$84,000 — $159,019 —	$168,000 $159,019 (3) —	$252,000 — $954,114 —	— — — —	— — — —	— — — —	— — — —	— — — 74,380	— — — $1.35	— — — $71,963

(1)	Awards made under the Company’s 2015 short-term cash incentive (bonus) plan. One-half of the target award is based on Company-wide performance metrics and one-half is based on individual performance metrics.

(2)	Awards made pursuant to the 2009 Performance Incentive Plan. Comprised of time-vested restricted cash awards, with one third of the total award vesting and payable in each of three equal annual installments on each of the first three anniversaries of the date of grant.

(3)	Awards made pursuant to the 2009 Performance Incentive Plan. Comprised of performance-vested restricted cash awards, with terms as described below. The performance criteria for the performance-vested restricted cash awards are based on future prices of the Company’s Common Stock trading at or above specified thresholds. If and as certain stock price thresholds are met, using a 60 trading day average, various multiples of the performance-vested cash award will be attained. The first stock price hurdle is at $2.00 at which the threshold amount of the award would be payable at 1x, and the highest stock price hurdle would be $8.00 at which the maximum amount of award would be payable at a multiple of 6x. Interim hurdles and multiples between these end points are set forth in the governing agreements. The performance-vested cash awards have a ten year term (i.e., the Company’s obligation would be triggered at any time the defined stock price multiples are met over a ten year period, subject to the initial three year vesting period, described below, and provided the employee continues to be employed by the Company). A time vesting element will apply to the performance-vested cash awards such that attained multiples will not be paid out earlier than upon satisfaction of a three-year vesting timetable from the date of grant. In order for an award to be paid, both the performance criteria and the time criteria would need to be satisfied. Once a time vesting date passes, the employee is entitled to be paid one third, two thirds or 100%, as applicable, of whatever multiples have been achieved. Any multiples achieved following 100% time vesting would be paid within 60 days of such achievement. The grant date fair values of these awards are included in footnote 7 of the “Summary Compensation Table” above.

(4)	Awards made pursuant to the 2009 Performance Incentive Plan. Comprised of options to purchase shares of Common Stock of the Company, vesting in three equal annual installments on each of the first three anniversaries of the date of grant, with an exercise price of $1.35 per share (the fair market value of the Common Stock on the date of grant) and a ten year term. The grant date fair values of these awards are included in footnote 5 of the “Summary Compensation Table” above.

Outstanding Equity Awards at 2015 Fiscal Year End

The following table identifies the unvested stock awards for each of the NEOs as of December 31, 2015.

	Option Awards(1)					Stock Awards(1)

Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options #	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested #(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested # (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested $ (4)
Nicholas J. Sutton	— —	— 365,702(5)	— —	— $1.35	— 05/05/25	188,740 —	— —	262,241 —	$392,353 —

James M. Piccone	— —	— 205,785(5)	— —	— $1.35	— 05/05/25	106,206 —	— —	147,567 —	$220,783 —

Theodore Gazulis	— —	— 130,165(5)	— —	— $1.35	— 05/05/25	67,178 —	— —	93,340 —	$139,651 —

Richard F. Betz	— —	— 130,165(5)	— —	— $1.35	— 05/05/25	67,178 —	— —	93,340 —	$139,651 —

Michael N. Stefanoudakis	— —	— 74,380(5)	— —	— $1.35	— 05/05/25	39,815 —	— —	53,337 —	$81,042 —

(1)	All equity grants were made pursuant to the 2009 Performance Incentive Plan.

(2)	Shares in this column represent “Time-Vested Shares” granted in 2013 and 2014. Time-Vested Shares granted in 2013 and 2014 generally vest in three equal annual installments on vesting dates coinciding approximately with the one-, two- and three-year anniversaries of the grant date.

(3)	Shares in this column represent, “Performance-Vested Shares” granted in 2013 and 2014 generally vest in three installments on vesting dates coinciding approximately with the one-, two- and three-year anniversaries of the grant date to the extent that the applicable TSR Percentile ranking thresholds are met upon those dates.

In addition to the unvested shares described in this column, each of the NEOs was entitled to earn a number of additional Outperformance Shares as of December 31, 2015 as follows: Nicholas J. Sutton 283,111 shares; James M. Piccone 159,310 shares; Theodore Gazulis 100,768 shares; Richard F. Betz 100,768 shares; and Michael N. Stefanoudakis 57,582 shares.

Certain of the Performance-Vested Shares and the corresponding right to earn a portion of Outperformance Shares were forfeited on March 8, 2016 as follows: Nicholas J. Sutton - 91,127 Performance Shares and 111,997 Outperformance Shares; James M. Piccone - 51,279 Performance Shares and 63,022 Outperformance Shares; Theodore Gazulis - 32,435 Performance Shares and 39,863 Outperformance Shares; Richard F. Betz - 32,435 Performance Shares and 39,863 Outperformance Shares; and Michael N. Stefanoudakis – 18,534 Performance Shares and 22,779 Outperformance Shares.

(4)	Value of unvested restricted stock based on the closing price of the Company’s Common Stock on the NYSE on December 31, 2015 of $0.87.

(5)	Comprised of options to purchase shares of Common Stock of the Company granted in May 2015, vesting in three equal annual installments on each of the first three anniversaries of the date of grant, with an exercise price of $1.35 per share (the fair market value of the Common Stock on the date of grant) and a ten year term.

Option Exercises and Stock Vesting in 2015

During 2015, the NEOs vested in restricted stock awards as described below.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise #	Value Realized on Exercise $	Number of Shares Acquired on Vesting #(1)	Value Realized on Vesting $(2)
Nicholas J. Sutton	—	—	163,722	$147,706
James M. Piccone	—	—	90,828	$81,985
Theodore Gazulis	—	—	56,422	$50,962
Richard F. Betz	—	—	56,422	$50,962
Michael N. Stefanoudakis	—	—	33,467	$30,245

(1)	Time-Vested shares of restricted stock vested on March 8, 2015 and December 31, 2015 comprised of the following: Nicholas J. Sutton vested in 131,703 shares on March 8 and in 32,019 shares on December 31; James M. Piccone vested in 74,111 shares on March 8 and in 16,717 shares on December 31; Theodore Gazulis vested in 46,878 shares on March 8 and in 9,544 shares on December 31; Richard F. Betz vested in 46,878 shares on March 8 and in 9,544 shares on December 31; and Michael N. Stefanoudakis vested in 28,214 shares on March 8 and in 5,253 shares on December 31. No Performance-Vested shares of restricted stock vested in 2015.

(2)	Based on the closing prices on the NYSE of the Company’s Common Stock on the dates of vesting. The value at March 8, 2015 was $0.91 per share and at December 31, 2015 was $0.87 per share.

2015 Pension Benefits

The Company has no defined benefit pension plans or supplemental executive retirement plans.

2015 Nonqualified Deferred Compensation Plans

In the year ended December 31, 2015, the Company had no nonqualified deferred compensation plans for its NEOs.

Retirement and Other Benefit Plans

All of the Company’s full time employees (including the Company’s executive officers) are eligible to participate in a 401(k) plan. Until 2015, the Company typically had matched all or a portion of employee contributions to the 401(k) plan up to 6% of compensation on a bi-weekly basis, with a year-end true up. The bi-weekly 401(k) match was suspended in 2015 pursuant to the Company’s cost saving measures in light of the depressed commodity price environment. Following completion of the fiscal year and based upon the Company meeting 2015 public guidance on all relevant metrics, the Board approved a matching contribution of up to 6% of compensation in February 2016 for all 2015 plan contributions.

Other Benefits Plans

The Company offers a variety of health and benefit programs to all employees, including medical, dental, vision, life insurance and disability insurance. The Company’s executive officers are generally eligible to participate in these employee benefit plans on the same basis as the rest of the Company’s employees.

Potential Payments Upon Termination or Change in Control of Resolute

In April 2011, all of the officers of the Company entered into employment agreements that provide for severance payments upon termination or upon a change in control of the Company. The severance terms for the NEOs under such agreements are described below under “Employment Agreements.”

The Board has granted restricted stock to certain of the NEOs. The restricted stock was granted under the 2009 Performance Incentive Plan, which provides that upon the occurrence of certain Change in Control Events, restricted stock will become fully vested. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation” for a description of the restricted stock grants to NEOs.

The table below reflects the maximum compensation payable to each NEO pursuant to the terms of the NEO employment agreements and our equity compensation plan and related grant agreements upon each NEO’s death, disability, termination without cause or by executive for “good reason” (both outside of, and within, a change in control context), and upon a termination for cause or upon executive’s voluntary termination. The disclosure below assumes each termination of employment was effective as of December 31, 2015, that our stock price on such date was $0.87 (the reported closing price of our stock on the NYSE on such date), and that no NEO’s benefits are reduced to take into account the effect of Sections 280G and 4999 of the Code. The actual amounts to be paid upon termination of any NEO are dependent on various factors, which may or may not exist at the time the NEO is actually terminated. Therefore, the amounts and disclosures below are estimates only, and should be considered “forward looking statements.”

						Without Cause or Resignation for Good Reason
Name	Payment Type	Death or Disability($)		For Cause, Retirement or Resignation without Good Reason ($)		Unrelated to Change in Control ($)	Related to Change in Control ($)(1)
Nicholas J. Sutton	Cash Severance	2,212,750		0		2,212,750	3,318,750
	Pro-Rata Bonus(2)	581,117		0		581,117	581,117
	Accelerated Equity Vesting(6)	392,353	(3)	0	(4)	0	638,660	(5)
	Accelerated Restricted Cash Vesting(7)	781,842		0	(4)	0	781,842
	Health Payments	24,752		0		24,752	24,752

	TOTAL	3,992,814		0		2,818,619	5,345,121

James M. Piccone	Cash Severance	1,234,625		0		1,234,625	1,763,750
	Pro-Rata Bonus(2)	327,001		0		327,001	327,001
	Accelerated Equity Vesting(6)	220,783	(3)	0	(4)	0	359,383	(5)
	Accelerated Restricted Cash Vesting(7)	439,951		0	(4)	0	439,951
	Health Payments	24,752		0		24,752	24,752

	TOTAL	2,247,112		0		1,586,378	2,914,837

Theodore Gazulis	Cash Severance	855,750		0		855,750	1,141,000
	Pro-Rata Bonus(2)	248,206		0		248,206	248,206
	Accelerated Equity Vesting(6)	139,651	(3)	0		0	227,319	(5)
	Accelerated Restricted Cash Vesting(7)	278,283		0	(4)	0	278,283
	Health Payments	24,752		0		24,752	24,752

	TOTAL	1,546,642		0		1,128,708	1,919,560

Richard F. Betz	Cash Severance	855,750		0		855,750	1,141,000
	Pro-Rata Bonus(2)	248,206		0		248,206	248,206
	Accelerated Equity Vesting(6)	139,651	(3)	0		0	227,319	(5)
	Accelerated Restricted Cash Vesting(7)	278,283		0		0	278,283
	Health Payments	35,218		0		35,218	35,218

	TOTAL	1,557,108		0		1,139,174	1,930,026

Michael N. Stefanoudakis	Cash Severance	702,000		0		702,000	936,000
	Pro-Rata Bonus(2)	189,109		0		189,109	189,109
	Accelerated Equity Vesting(6)	81,042	(3)	0		0	131,138	(5)
	Accelerated Restricted Cash Vesting(7)	159,019		0		0	159,019
	Health Payments	35,218		0		35,218	35,218

	TOTAL	1,166,388		0		926,327	1,450,484

(1)	Termination is related to a Change in Control if it occurs six months before or two years following the Change in Control.

(2)	Because the effective date of termination is assumed to be December 31, 2015, the amounts are equal to 100% of the actual STI payments for the 2015 calendar year.

(3)	The amounts reflect full vesting of all time-vested shares and all performance-vested shares. The amounts do not reflect Outperformance Shares, except as disclosed pursuant to footnote 5 to this table. The shares are valued at the closing stock price on December 31, 2015, which was $0.87.

(4)	Upon a “qualified retirement,” Messrs. Sutton and Piccone retain the right to continue to vest in their previous restricted stock awards and restricted cash awards and Mr. Gazulis retains the right to continue to vest in his previous restricted cash awards, as if they had remained employees of the Company, under the terms of such awards. Because the total amount eventually earned under such awards cannot be determined at the time of termination, we have not reflected any amounts in the table above with respect to any such hypothetical retirement. Assuming a hypothetical retirement took place at December 31, 2015, the value of Mr. Sutton’s time-vested shares would have been $164,204 and the value of Mr. Piccone’s time-vested shares would have been $92,399, based on a closing stock price of $0.87 as of such date. Such shares would continue to vest over time according to their original vesting schedules. The value of the performance-vested shares held by such individuals is not quantifiable. Furthermore, assuming a hypothetical retirement took place at December 31, 2015, the value of Mr. Sutton’s time-vested restricted cash award would have been $781,842, the value of Mr. Piccone’s time-vested restricted cash award would have been $439,951 and the value of Mr. Gazulis’ time-vested restricted cash award would have been $278,283. Such time-vested restricted cash amounts would continue to vest over time according to their original vesting schedules and be paid in three equal annual installments of one-third of the total amount on each of the first three anniversaries of May 5, 2015, the date of grant. The value of the performance-vested restricted cash awards held by such individuals is not quantifiable at December 31, 2015, since the first stock price hurdle for vesting under such awards is $2.00 and the closing stock price of the Common Stock on such date was $0.87.

(5)	Amount includes full vesting of all Outperformance Shares outstanding at December 31, 2015, as such amounts are disclosed in footnote 3 to the “Outstanding Equity Awards at 2015 Fiscal Year End” table above. The actual vesting of Outperformance Shares upon a Change in Control or a termination related to a Change in Control would be determined in accordance with the NEO employment agreements and the equity incentive plan and related grant agreements, based on the facts and circumstances existing at the time. The shares are valued at the closing stock price on December 31, 2015, which was $0.87.

(6)	Amounts do not include the value of any options because the exercise price of the options held by the NEOs is $1.35 per share and the closing stock price on December 31, 2015, was $0.87.

(7)	Amounts include full vesting of all time-vested restricted cash awards outstanding at December 31, 2015, as such amounts are disclosed in footnote 2 to the “Grant of Plan Based Awards” table above. The actual vesting of time-vested restricted cash upon a Change in Control or a termination related to a Change in Control would be determined in accordance with the NEO employment agreements and the Incentive Plan and related grant agreements, based on the facts and circumstances existing at the time. The amounts do not include the value of any performance-vested restricted cash awards outstanding at December 31, 2015 (disclosed in footnote 3 to the “Grant of Plan Based Awards” table above), since the first stock price hurdle for vesting under such awards is $2.00 and the closing stock price of the Common Stock on December 31, 2015, was $0.87.

Employment Agreements

In April 2011, the Company entered into employment agreements with all of the officers of the Company, including the NEOs. The following is a summary of the terms of the employment agreements but is qualified by reference to the full text of those agreements.

Each executive employment agreement provides for the payment of annual base salary and annual short-term incentive payment (as a percent of base salary) upon the achievement of certain targets and also provides for the issuance of annual grants of equity or equity related awards (valued as a percentage of base salary). Each employment agreement also provides that during the term of such agreement, the officer will be entitled to receive such welfare benefits and other fringe benefits (including, but not limited to vacation, medical, dental, life insurance, 401(k) and other employee benefits and perquisites) as the Company may offer from time to time to similarly situated executive level employees, subject to applicable eligibility requirements. The employment agreements all had an initial term commencing effective on April 1, 2011 and ending on December 31, 2011, with automatic additional one year term extensions (the “extended term”).

Severance Provisions. If the executive’s employment is terminated by the Company without “Cause”, but in the absence of a “Change in Control,” by the executive with “Good Reason” (for officers at the level of Senior Vice President and above), or by the Company or by the executive upon his death or disability, the executive is entitled to receive, in addition to earned but unpaid compensation, bonus payments, employee benefits and business expense reimbursements (the “Accrued Payments”), (i) payment of an amount equal to the equivalent of a number of months of his base salary as of the date of termination, (ii) payment of an amount equal to a multiple of the executive’s target STI payment, (iii) payment of an amount equal to a pro-rata portion of the target STI payment that executive would have been entitled to for the calendar year of termination (a “Pro Rata Bonus”), and (iv) reimbursement on a monthly basis of premiums for payments for COBRA health care coverage for 18 months (the payments described in (i) through (iv) are collectively referred to as the “Severance Payments”). The terms “Cause”, “Change in Control” and “Good Reason” have the definitions set forth in the employment agreement. For subpart (i), the number of months is 24 for the Chief Executive Officer, 21 for the President, 18 for Executive and Senior Vice Presidents and 12 for Vice Presidents.

If the executive’s employment is terminated by the Company without Cause, or by the executive with Good Reason, within six months prior to the occurrence of a Change in Control or within two years following a Change in Control, such executive is entitled to receive, in addition to Accrued Payments, (i) an amount equal to a multiple of the sum of (a) the executive’s annual base salary as of the termination date, or, if greater, as of the date of the Change in Control, plus (b) his target STI payment, calculated based on his annual base salary as of the termination date, or, if greater, as of the date of the Change in Control, (ii) payment of the Pro-Rata Bonus, and (iii) reimbursement on a monthly basis of premiums for payments for COBRA health care coverage for 18 months (the payments described in (i) through (iii) are collectively referred to as the “Change in Control Severance Payments”). The multiple in subpart (i) is 3x for the Chief Executive Officer, 2.5x for the President, 2x for Executive and Senior Vice Presidents and 1.5x for Vice Presidents.

In connection with the approval of the salary reductions effective February 1, 2015, for the officers (including the NEOs), the Board approved the Company to enter into amendments to the employment agreements that require any severance payments made under such agreements (whether in the context of a Change in Control or otherwise during 2015) to use the 2014 (unreduced) salaries for any severance award calculations.

Vesting of Equity Awards. The employment agreements contain double trigger equity vesting provisions upon a Change in Control. Following a Change in Control, any time-based equity awards that remain unvested will continue to vest on the previously established vesting date of such award; provided however, that in the event of a termination of the executive’s employment by the Company (or its successor) for any reason other than for Cause, or a termination of his employment by the executive for Good Reason, within two years following a Change in Control, such unvested equity awards will immediately and automatically vest in full and, in the case of options or other exercisable equity awards, will remain exercisable for two years following such termination of employment. In addition, upon a Change in Control, any performance-based equity awards held by the executive will vest only to the extent that the stock price target or other performance thresholds applicable to such awards are met in the Change in Control transaction, as determined by the Board in its reasonable discretion. Any performance-based equity awards held by the executive that are not vested under the preceding sentence will be automatically converted to time-based equity awards in equal one-third proportions and the vesting of those awards will be amended such that those awards shall vest over the executive’s next three regularly scheduled vesting dates.

In addition, if the executive’s employment is terminated (i) by the Company for any reason other than for Cause or (ii) by the executive for Good Reason within the six months prior to the occurrence of a Change in Control, then the executive will be treated for purposes of the vesting of equity awards as if he continued to be employed through the date of the Change in Control and the termination of his employment occurred immediately following the Change in Control.

No Tax Gross-Ups. There is no 280G gross-up provided in the employment agreements.

Other Provisions. In the employment agreement, each officer agreed: (i) that all intellectual property developed, and business opportunities as to which such executive became aware, during his employment belong to the Company, (ii) to maintain confidentiality of proprietary information, and (iii) to turn over to the Company all business records during, and upon termination of, employment. In addition, pursuant to the employment agreement, the Company has the right, in its sole discretion, to agree to make severance payments to any executive officer for up to a specified number of months following termination other than for Cause, or upon voluntary resignation following a reduction in annual salary. Severance payments would be based on the executive’s salary immediately prior to termination. During the period in which severance payments are being made, the executive could not engage in the oil and gas business in an area within a ten mile radius of the boundaries of any property interest of the Company (the “Non-Compete”). In addition, the executive would be subject to the Non-Compete, even if no severance is paid, if the executive resigned other than for Good Reason or following a salary reduction, the executive was terminated for Cause, or the executive had breached any material provision of the employment agreement. In addition, the executive would be in all events prohibited during a specified period following termination from inducing any other employee of the Company to terminate his employment or cease providing services to the Company.

The non-compete period for the Chief Executive Officer, the President and all Executive and Senior Vice Presidents is 18-24 months and the period for Vice Presidents is 12-18 months, depending upon the circumstances of termination.

The timing and amount of any Severance Payments or Change in Control Severance Payments to the executive may be modified by the Company to comply with, and to avoid additional taxes or interest under, Section 409A of the Code.

Clawback Provisions. Each employment agreement also contains a provision that subjects any payment made under the terms of the employment agreement to clawback by the Company pursuant to applicable law and any applicable Company compensation recovery policy as may be in effect from time to time.

This description of the employment agreements is qualified in its entirety by the complete copies of the various employment agreements attached to the Form 8-K filed by the Company on April 26, 2011.

Compensation Committee Report

We, the Compensation Committee of the Board, have reviewed and discussed the Compensation Discussion and Analysis with the management of the Company, and, based on such review and discussion, have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE:

Gary L. Hultquist, Chairman

James E. Duffy

William K. White

EQUITY PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information regarding shares of our Common Stock issuable under our compensation plans as of December 31, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	2,803,515(1)	(1)	3,379,855 (2)
Equity compensation plans not approved by security holders	—	—	—
Total	2,803,515(1)	(1)	3,379,855

(1)	At December 31, 2015, 827,985 of these shares were reserved for issuance underlying unearned “Outperformance Shares” that have no exercise price associated with the award. 1,975,530 of these shares are reserved for issuance underlying stock options issued in 2015. These options have a weighted-average exercise price of $1.28.

(2)	This table reflects the shares that remained available for issuance under the 2009 Performance Incentive Plan as of December 31, 2015. As of the filing date of this proxy statement, the Company had (i) 69,954 shares remaining available for future issuance under such plan (net of shares reserve for outstanding awards), (ii) 5,683,054 options outstanding with a weighted average exercise price of $0.81 per share and all subject to three year vesting, and (iii) an aggregate of 1,413,074 shares of restricted stock outstanding that are subject to future vesting.

Current Equity Awards Outstanding

The following table sets forth information regarding shares currently outstanding under our Incentive Plan as of the filing date of this proxy statement. The Company made its 2016 annual long term incentive awards to employees in February 2016 and the stock option component of those awards is included in the table below.

Stock options outstanding	5,683,054
Weighted average exercise price	$0.81
Weighted average remaining contractual life	9.7 years
Restricted stock outstanding (unvested)	1,413,074
Shares reserved for issuance underlying unvested “Outperformance Share” awards	487,819
Shares remaining for grant under the Incentive Plan	69,954

TRANSACTIONS WITH RELATED PERSONS

The Company has entered into agreements to indemnify its directors and NEOs. Under these agreements, the Company is obligated to indemnify its directors and officers to the fullest extent permitted under the Delaware General Corporation Law for expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their services as a director or officer. The Company believes that these agreements are necessary in attracting and retaining qualified directors and officers.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PARTIES

Pursuant to the Company’s Code of Business Conduct and Ethics, the Board will review and approve all relationships and transactions in which it and its directors, director nominees and executive officers and their immediate family members, as well as holders of more than 5% of any class of its voting securities and their family members, have a direct or indirect material interest. In approving or rejecting such proposed relationships and transactions, the Board shall consider the relevant facts and circumstances available and deemed relevant to this determination. The Company has designated its Senior Vice President and General Counsel, Michael N. Stefanoudakis, as the compliance officer to generally oversee compliance with the Code of Business Conduct and Ethics.

COMPENSATION OF DIRECTORS

In 2013, and based on the results of a Board compensation study by L&A, the Compensation Committee and Board approved the following annual cash compensation for non-employee directors: annual retainer of $50,000, fees of $2,000 for each Board meeting and $1,000 for each committee meeting, and additional annual compensation of $15,000 for the chairman of the Audit Committee, $10,000 for the chairman of the Compensation Committee, $10,000 for the chairman of the Corporate Governance/Nominating Committee and $7,500 for the Lead Independent Director. This cash compensation program commenced at the beginning of the second quarter of 2013 and was also maintained for 2014.

Effective on April 1, 2015, the Compensation Committee and Board approved the reduction of the annual retainer for non-employee directors by 20% to $40,000 annually, in keeping with the cost-saving measures reflected in the reductions in 2015 base salaries of the Company’s officers.

In addition, non-employee directors receive equity compensation, which is generally issued in March of each year. In March 2013, the Compensation Committee and Board approved equity compensation to be paid to the independent directors in the amount of $125,000 annually, based on the results of the Board compensation study by L&A, and the same compensation was also maintained for 2014.

In May 2015, based on the recommendation of L&A and consistent with the cost saving measures applied to the other components of compensation generally, the Compensation Committee and Board approved a reduction in the value of “equity” compensation to be paid to the non-employee directors for 2015 to $81,250, reflecting the same 35% decrease that was applied to the LTI pool for the Company’s officers and employees. However, because the Company did not have enough shares available under the Incentive Plan to award the full amount of “equity” compensation in the form of restricted stock, the Compensation Committee and Board determined that each non-employee director would receive a combination of restricted stock and restricted cash in satisfaction of the $81,250 amount. On May 5, 2015, awards were made to each of Messrs. Duffy, Hicks, Hultquist and White of 40,000 shares of restricted stock and $42,050 of restricted cash. Both the restricted stock and the restricted cash will vest on the first anniversary of the date of grant. The value of each share of restricted stock awarded to the non-employee directors for purposes of satisfying the target “equity” grant of $81,250 was the average closing stock price of the Company’s Common Stock on the NYSE for the last 60 trading days before the date of grant, which was calculated as $0.98. This yielded an amount granted in the form of restricted stock of $39,200 per non-employee director.

In addition, each director is reimbursed for any out-of-pocket expenses incurred by such director in connection with attending meetings of the Board or its committees. Each director is covered by a liability insurance policy paid for by the Company and is indemnified, to the fullest extent permitted under Delaware law, by the Company for his or her actions associated with being a director. The Company has also entered into indemnification agreements with each of its directors.

DIRECTOR COMPENSATION

The following table summarizes the compensation we paid to our non-employee directors for the year ended December 31, 2015. Messrs. Sutton and Piccone are not included in this table because as employees of the Company they receive no additional compensation for their services as directors. The compensation received by Messrs. Sutton and Piccone as employees is shown in “—Executive Compensation—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
William H. Cunningham(3)	$27,375	—	—	—	—	—	$27,375
James E. Duffy	$91,938	$54,000	—	$42,050	—	—	$187,988
Thomas O. Hicks, Jr.	$78,500	$54,000	—	$42,050	—	—	$174,550
Gary L. Hultquist	$91,111	$54,000	—	$42,050	—	—	$187,161
Robert M. Swartz(3)	$24,250	—	—	—	—	—	$24,250
William K. White	$95,597	$54,000	—	$42,050	—	—	$191,647

(1)	Amounts are based on the fair value of the restricted stock on the date of grant. The closing price of the Common Stock on the date of grant was $1.35 per share.
(2)	Time-vested restricted cash award vesting on May 5, 2016, the first anniversary of the date of grant.
(3)	Messrs. Cunningham and Swartz resigned their positions on the Board effective March 25, 2015.

PROPOSAL TWO—ADVISORY VOTE

ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) added Section 14A to the Exchange Act which requires, among other things, that companies with publicly-traded securities take a separate non-binding vote at their annual meeting of stockholders to consider a resolution to approve the compensation of their NEOs as disclosed in the proxy statement for the annual meeting in accordance with SEC regulations. We are asking our stockholders to vote, on an advisory basis, to approve the compensation of our NEOs as disclosed in this proxy statement in accordance with the rules of the SEC and Section 14A of the Exchange Act.

This proposal gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. This vote is advisory and is therefore not binding on us, the Board or the Compensation Committee. The Company and its Board and Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider the stockholders’ concerns and will evaluate what, if any, actions are necessary to address those concerns. At the 2011 Annual Meeting, the stockholders approved annual Say on Pay votes and the Board determined that it would submit the compensation of the NEOs for stockholder approval annually.

In 2015, the Company received unfavorable vote recommendations from both ISS and Glass Lewis on its Say on Pay proposal. At the 2015 Annual Meeting, approximately 29% of the votes were cast in favor of that proposal (excluding broker non-votes). The Compensation Committee and Board made substantial modifications to the Company’s compensation programs in 2015 including substantial reductions in NEO base salaries, short term incentive compensation and long term incentive compensation, described above under the Compensation Discussion and Analysis. These changes were designed to recognize both the low commodity price environment in which we currently operate and the decline of the Company’s stock price as a result of such commodity price decline.

We engage in regular discussions with our stockholders on many aspects of our business, including compensation matters. In 2015 we met with our largest stockholders and received favorable feedback on the significant reduction made to our compensation programs for 2015. As such, we believe that we have addressed the concerns expressed in the prior negative Say on Pay vote results. We will continue to dedicate significant efforts to ensure our executive compensation programs remain appropriate and properly reward and retain executives for performance, particularly in a changing commodity price environment, and in a manner consistent with feedback received from stockholders, compensation programs of industry peers and advice from compensation experts.

As described in the Compensation Discussion and Analysis, the overall goal of the Company’s compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to its long-term success. It is also the belief of the Board that executive compensation should be designed to promote both the short-term and long-term economic goals of the Company and to closely align the financial interests of the Company’s executive officers with those of the Company’s stockholders. The Board believes that the compensation of our NEOs as disclosed in the “Executive Compensation” section of this proxy statement pursuant to Item 402 of SEC Regulation S-K, the Compensation Discussion and Analysis, the executive compensation tables and related disclosures appropriately addresses those objectives, and accordingly recommends that the stockholders approve the following advisory resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as disclosed in the “Executive Compensation” section of this proxy statement pursuant to Item 402 of SEC Regulation S-K, the Compensation Discussion and Analysis, the executive compensation tables and related disclosures.

The Board recommends a vote FOR the resolutions set forth in this Proposal Two to approve of the compensation of the Company’s Named Executive Officers as disclosed in the “Executive Compensation” section of this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and related disclosures.

PROPOSAL THREE—APPROVAL OF AMENDMENT TO

THE 2009 PERFORMANCE INCENTIVE PLAN

Introduction

The Company adopted the 2009 Performance Incentive Plan in July 2009, and the Incentive Plan was approved by the sole stockholder of the Company at that time. On April 15, 2011, the Board approved Amendment No. 1 to the 2009 Performance Incentive Plan and the shareholders approved such amendment on June 2, 2011. On April 29, 2015, the Board approved Amendment No. 2 to the 2009 Performance Incentive Plan and the shareholders approved such amendment on June 8, 2015 (the 2009 Performance Incentive Plan, as amended, the “Incentive Plan”).

As of the date of this proxy statement, 69,954 shares remained available for grant under the Incentive Plan (net of shares reserved for issuance underlying outstanding equity awards).

The Compensation Committee and the Board believe that in order to successfully attract and retain qualified, motivated employees and directors in our highly competitive industry, we must continue to offer a competitive equity incentive program. The Compensation Committee and the Board believe that the shares currently available under the Incentive Plan are insufficient for this purpose, and that it is imperative to increase the number of shares available for award under the Incentive Plan by an amount sufficient to provide necessary flexibility to the Company to address its future equity compensation needs for a significant period of time.

We note that over 55% of the equity awards in each of 2012, 2013, 2014 and 2015 were granted to employees other than our continuing NEOs, and grants to our CEO in each of those years comprised less than 20% of the overall awards.

On March 28, 2016, the Board approved, subject to stockholder approval, Amendment No. 3 to Incentive Plan (the “Incentive Plan Amendment”) and directed that the Incentive Plan Amendment be submitted for approval by our stockholders at the 2016 Annual Meeting. The Incentive Plan Amendment provides that the number of shares available for award under the Incentive Plan be increased by 5,000,000 shares. If Proposal Four, the Reverse Stock Split, is approved and the Board elects to implement the Reverse Stock Split, the increase in the number of shares available for awards under the Incentive Plan will be reduced in accordance with the reverse stock split ratio approved by the Board.

The full text of the Incentive Plan Amendment is set forth in Exhibit A to this proxy statement. The full text of the Incentive Plan (as currently in effect prior to any amendment proposed in this proxy statement) is set forth in Exhibit B to this proxy statement. The following summary describes the Incentive Plan as amended to date, as well as the amendments that are contained in the Incentive Plan Amendment, and is qualified in its entirety by reference to the full text of the Incentive Plan and the Incentive Plan Amendment.

Purpose

The purpose of the Incentive Plan is to promote the success of the Company and the interests of its stockholders by providing an additional means for the Company to attract, motivate, retain and reward directors, officers, employees and other eligible persons (including certain consultants and advisors).

Administration

The Board or one or more committees consisting of independent directors appointed by the Company’s Board of Directors will administer the Incentive Plan. The Board has delegated general administrative authority for the Incentive Plan to the Compensation Committee, which is comprised of directors who qualify as independent under rules promulgated by the SEC and the NYSE listing standards. Except where prohibited by applicable law, a committee may delegate some or all of its authority with respect to the Incentive Plan to another committee of directors or to one or more officers of the Company. For purposes of Section 162(m) of the Code, Rule 16b-3 of the Exchange Act the rules of the NYSE and for grants to non-employee directors, the Incentive Plan must be administered by a committee consisting solely of independent directors. The appropriate acting body, whether it is the Board, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this plan description as the Administrator.

The Administrator has broad authority under the Incentive Plan with respect to award grants including, without limitation, the authority:

•	to select participants and determine the type(s) of award(s) that they are to receive;

•	to determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

•	to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents, and subject to the repricing prohibition (described below);

•	to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards subject to any required consent;

•	subject to the other provisions of the Incentive Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award; and

•	to allow the purchase price of an award or shares of the Company’s Common Stock to be paid in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of the Company’s common or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice of third party payment or by cashless exercise, on such terms as the Administrator may authorize, or any other form permitted by law.

Eligibility

Persons eligible to receive awards under the Incentive Plan include officers and employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries. As of the date of this proxy, there are approximately 150 officers and employees of the Company and four non-employee directors of the Company who potentially would be eligible to receive awards under the Plan.

Authorized Shares

The maximum number of shares of Company Common Stock that may be issued pursuant to awards under the Incentive Plan is 12,257,744; a total of 12,187,790 shares (net of forfeitures) have been previously granted as awards or underlie outstanding awards under the Incentive Plan from 2010 through the date of this proxy and are, therefore, not available for issuance under the Incentive Plan. The maximum number of shares of Company Common Stock that would be available for future issuance pursuant to awards under the Incentive Plan would be increased by 5,000,000 if Proposal Three is approved. The Incentive Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another Company will not count against the shares available for issuance under the Incentive Plan.

Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the Incentive Plan will be available for reissuance under the Incentive Plan. Notwithstanding the foregoing, the Incentive Plan prohibits liberal share recycling. Accordingly, shares tendered or withheld to satisfy the exercise price of options or tax withholding obligations, and shares covering the portion of exercised stock-settled stock appreciation rights (regardless of the number of shares actually delivered), shall count against the limit set forth above.

Awards Under the Incentive Plan

As of the date of filing of this proxy statement, 69,954 shares remained available for future issuance under the Incentive Plan (net of shares reserved for issuance underlying outstanding equity awards). The maximum number of shares of the Company’s Common Stock that would be available for future issuance pursuant to awards under the Incentive Plan would be increased by 5,000,000 if Proposal Three is approved. Because future awards under the Incentive Plan will be granted in the discretion of the Board or a committee of the board, the type, number, recipients and other terms of future awards cannot be determined at this time.

No Repricing

In no case (except due to an adjustment to reflect a stock split or similar event or any repricing that may be approved by stockholders) will any adjustment be made to a stock option or stock appreciation right award under the Incentive Plan (by amendment, cancellation and regrant, exchange for other awards or cash or other means) that would constitute a repricing of the per share exercise or base price of the award.

Types of Awards

The Incentive Plan authorizes stock options, cash-settled or stock-settled stock appreciation rights, restricted stock, restricted stock units, stock bonuses and other forms of awards that may be granted or denominated in the Company’s Common Stock or units of the Company’s Common Stock, as well as cash bonus awards. The Incentive Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

Stock Options

A stock option is the right to purchase shares of the Company’s Common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a share of the Company’s Common Stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may be either an incentive stock option or a nonqualified stock option. Incentive stock options are taxed differently than nonqualified stock options and are subject to more restrictive terms under the Code and the Incentive Plan. Incentive stock options may be granted only to employees of the Company or a subsidiary.

Stock Appreciation Rights

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of shares of the Company’s Common Stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The payment due under a stock appreciation right may be settled either in Common Stock or cash, depending upon the terms of the grant agreement. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally cannot be less than the fair market value of a share of the Company’s Common Stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

Restricted Stock

Shares of restricted stock are shares of the Company’s Common Stock that are subject to certain restrictions on sale, pledge, or other transfer by the recipient during a particular period of time (the “restricted period”).

Subject to the restrictions provided in the applicable award agreement and the Incentive Plan, a participant receiving restricted stock may have all of the rights of a stockholder as to such shares, including the right to vote and the right to receive dividends.

Restricted Stock Units

A restricted stock unit (“RSU”) represents the right to receive one share of the Company’s Common Stock on a specific future vesting or payment date. Subject to the restrictions provided in the applicable award agreement and the Incentive Plan, a participant receiving RSUs has no stockholder rights until shares of Common Stock are issued to the participant. RSUs may be granted with dividend equivalent rights.

Cash Awards

The Administrator, in its sole discretion, may grant cash awards, including without limitation, discretionary awards, awards based on objective or subjective performance criteria, and awards subject to other vesting criteria.

Other Awards

The other types of awards that may be granted under the Incentive Plan include, without limitation, stock bonuses, performance stock, dividend equivalents, and similar rights to purchase or acquire shares of the Company’s Common Stock.

Minimum Vesting Period

Awards issued under the Incentive Plan are subject to a minimum vesting period of at least one (1) year; provided, however, that up to 5% of the shares reserved for issuance under the Incentive Plan as of June 8, 2015, may be issued without regard to such minimum vesting period.

Performance-Based Awards

The Administrator may grant awards that are intended to be performance-based compensation within the meaning of Section 162(m) of the Code (“Performance-Based Awards”). Performance-Based Awards are in addition to any of the other types of awards that may be granted under the Incentive Plan (including options and stock appreciation rights that may also qualify as performance-based compensation for Section 162(m) purposes). Performance-Based Awards may be in the form of restricted stock, performance stock, RSUs, other rights, or cash bonus opportunities. The maximum aggregate number of shares that may be issued to any single participant pursuant to qualifying options and qualifying stock appreciation rights during the remaining term of the Incentive Plan shall not exceed 3,000,000 shares of our Common Stock. The maximum aggregate number of shares that may be delivered to any single participant pursuant to other performance-based equity awards granted during the 162(m) Term (as defined below) may not exceed 2,500,000 shares of our Common Stock, and the maximum amount of cash compensation payable pursuant to performance-based cash awards granted during the 162(m) Term may not exceed $20,000,000. The 162(m) Term is the period beginning on the effective date of the amendment to the Incentive Plan and ending on the date of the first stockholder meeting that occurs in the fifth year following the year in which the Company’s stockholders approve the amendment to the Incentive Plan (the “162(m) Term”). The foregoing limits have been included for tax compliance purposes and do not change the Company’s compensation philosophy, as described in the Compensation Discussion and Analysis portion of this proxy statement. Accordingly, the Compensation Committee has no current intention of issuing awards of the size set forth herein, but believes that maintaining the flexibility afforded by the limits above is prudent.

The vesting or payment of Performance-Based Awards (other than options or stock appreciation rights) will depend on the absolute or relative performance of the Company on a consolidated, subsidiary, segment, division, or business unit basis. The Administrator will establish the targets on which performance will be measured based on criterion or criteria selected by the Administrator. The Administrator must establish criteria and targets in advance of applicable deadlines under the Code and while the attainment of the performance targets remains substantially uncertain. The Administrator may use any criteria it deems appropriate for this purpose, and applicable criteria may include one or more of the following: (1) total shareholder return; (2) net revenues; (3) return on total stockholders’ equity; (4) earnings per share of our Common Stock; (5) net income (before or after taxes); (6) return on assets; (7) return on investment; (8) return on capital; (9) economic value added; (10) operating budget or margin; (11) contribution margin; (12) earnings from continuing operations; (13) levels of expense, cost or liability; (14) earnings before all or any interest, taxes, depreciation, amortization and/or exploration expense (EBIT, EBITA, EBITDA or EBITDAX); (15) debt reduction; (16) reserve growth; (17) reserve replacement; (18) production growth; (19) LOE (total or per Boe); (20) captured prospects; (21) operated prospects matured to drill ready; (22) drilling programs commenced; (23) drillable prospects, capabilities and critical path items established; (24) third-party capital sourcing; (25) captured net risked resource potential; (26) acquisition cost efficiency; (27) stock price; (28) acquisitions of oil and gas interests; (29) increases in proved, probable or possible reserves or resource potential; (30) finding and development costs; (31) overhead costs; (32) general and administration expense (total or per Boe); (33) cash flow or free cash flow; (34) any combination of, or a specified increase or decrease of, one or more of the foregoing over a specified period; (35) such other criteria as the stockholders of the Company may approve; in each case as applicable, as determined in accordance with generally accepted accounting principles; and (36) any combination of the foregoing. The performance measurement period with respect to an award may be as short as three months to as long as ten years. Performance targets will be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets.

Performance-Based Awards may be paid in the Company’s Common Stock or in cash. Before any Performance-Based Award (other than an option or stock appreciation right) is paid, the Administrator must certify that the performance target or targets have been satisfied. The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

Acceleration of Awards; Possible Early Termination of Awards

The Incentive Plan does not provide for the automatic vesting of awards upon a change in control or other corporate transaction. Instead, and subject to limited exceptions set forth in the Incentive Plan, if any person acquires more than 50% of the outstanding Common Stock or combined voting power of the Company, if there are certain changes in a majority of the Board, if stockholders prior to a transaction do not continue to own more than 50% of the voting securities of the Company (or a successor or a parent) following a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the Company’s assets or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries, or if the Company is dissolved or liquidated, then-outstanding awards under the Incentive Plan may become fully vested or paid, as applicable, and may terminate or be terminated upon consummation of such a change in control event, as determined by the Compensation Committee in its discretion. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the Incentive Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a change in control event that is not described above. The Administrator may waive the requirement described above that a person must acquire more than 50% of the outstanding Common Stock or combined voting power for a change in control event to have occurred if the Administrator determines that the percentage acquired by a person is significant and that waiving such condition is appropriate in light of all facts and circumstances, among other conditions, but the ability of the Administrator to grant such waiver is limited to situations where a person has acquired at least 25% of the outstanding Common Stock or combined voting power of the Company.

Transfer Restrictions

Awards under the Incentive Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution, or pursuant to domestic relations orders, and with respect to awards with exercise features, are generally exercisable during the recipient’s lifetime only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, as long as such transfers comply with applicable federal and state securities laws and provided that any such transfers are not for consideration.

Adjustments

As is customary in incentive plans of this nature, the share limit and the number and kind of shares available under the Incentive Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority

The Incentive Plan does not limit the authority of the Board or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s Common Stock, under any other plan or authority.

Termination of, or Changes to, the Incentive Plan

The Administrator may amend or terminate the Incentive Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or any applicable listing agency or required under Sections 162, 409A, 422 or 424 of the Code to preserve the intended tax consequences of the Incentive Plan. For example, stockholder approval will be required for any amendment that proposes to increase the maximum number of shares that may be delivered with respect to awards granted under the Incentive Plan. Adjustments as a result of stock splits or similar events will not, however, be considered an amendment requiring stockholder approval. Unless terminated earlier by the Board, the authority to grant new awards under the Incentive Plan will terminate ten years from the date of its adoption, or July 31, 2019. Outstanding awards generally will continue following the expiration or termination of the Incentive Plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

Certain Federal Tax Consequences

The following summary of the federal income tax consequences of awards under the Incentive Plan is based upon federal income tax laws in effect on the date of this proxy statement. This summary does not purport to be complete, and does not discuss state, local or non-U.S. tax consequences. The tax consequences of individual awards may vary depending upon the particular circumstances applicable to any individual participant.

Nonqualified Stock Options. The grant of a nonqualified stock option under the Incentive Plan will not result in any federal income tax consequences to the participant or to the Company. Upon exercise of a nonqualified stock option, the participant will recognize ordinary compensation income equal to the excess of the fair market value of the shares of Common Stock at the time of exercise over the option exercise price. If the participant is an employee, this income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by the participant, subject to possible limitations imposed by the Code, including Section 162(m) thereof. Any gain or loss on the participant’s subsequent disposition of the shares will be treated as long-term or short-term capital gain or loss, depending on the sales proceeds received and whether the shares are held for more than one year following exercise. The Company does not receive a tax deduction for any subsequent capital gain.

Incentive Stock Options. The grant of an ISO under the Incentive Plan will not result in any federal income tax consequences to the participant or to the Company. A participant recognizes no federal taxable income upon exercising an ISO (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an ISO, the tax consequences depend upon how long the participant has held the shares. If the participant does not dispose of the shares within two years after the ISO was granted, nor within one year after the ISO was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

If the participant fails to satisfy either of the foregoing holding periods (referred to as a “disqualifying disposition”), he or she will recognize ordinary compensation income in the year of the disposition. The amount of ordinary compensation income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock at the time of exercise and the exercise price. Such amount is not subject to withholding for federal income and employment tax purposes, even if the participant is an employee of the Company. Any gain in excess of the amount taxed as ordinary income will generally be treated as a short-term capital gain. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary compensation income recognized by the participant, subject to possible limitations imposed by the Code, including Section 162(m) thereof.

The “spread” under an ISO (i.e., the difference between the fair market value of the shares at exercise and the exercise price) is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a participant’s alternative minimum tax liability exceeds such participant’s regular income tax liability, the participant will owe the alternative minimum tax liability.

Restricted Stock. Restricted stock is generally taxable to the participant as ordinary compensation income on the date that the restrictions lapse (i.e., the date that the stock vests), in an amount equal to the excess of the fair market value of the shares on such date over the amount paid for such stock (if any). If the participant is an employee, this income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the ordinary income recognized by the participant, subject to possible limitations imposed by the Code, including Section 162(m) thereof. Any gain or loss on the participant’s subsequent disposition of the shares will be treated as long-term or short-term capital gain or loss depending on the sales price and how long the stock has been held since the restrictions lapsed. The Company does not receive a tax deduction for any subsequent gain.

Participants receiving restricted stock awards may make an election under Section 83(b) of the Code (“Section 83(b) Election”) to recognize as ordinary compensation income in the year that such restricted stock is granted the amount equal to the excess of the fair market value on the date of the issuance of the stock over the amount paid for such stock. If the participant is an employee, this income is subject to withholding for federal income and employment tax purposes. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long-term or short-term capital gain or loss to the recipient. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Section 83(b) Election. The Section 83(b) Election must be made within 30 days from the time the restricted stock is issued. The Company is entitled to a deduction equal to the amount of income taken into account as a result of the Section 83(b) Election, subject to possible limitations imposed by the Code, including Section 162(m) thereof.

To the extent unrestricted dividends are paid while the restrictions on the stock are in effect, any such dividends will be taxable to the participant as ordinary income (and will be treated as additional wages for federal income and employment tax withholding purposes, if the recipient is an employee) and will be deductible by the Company (subject to possible limitations imposed by the Code, including Section 162(m) thereof), unless the participant has made a Section 83(b) Election, in which case the dividends will generally be taxed at dividend rates and will not be deductible by the Company.

Other Awards. Other awards (such as stock appreciation rights and restricted stock units) are generally treated as ordinary compensation income as and when Common Stock or cash are paid to the participant upon vesting or settlement of such awards. If the participant is an employee, this income is subject to withholding for income and employment tax purposes. The Company is generally entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient, subject to possible limitations imposed by the Code, including Section 162(m) thereof.

Section 162(m) of the Internal Revenue Code. Under Code Section 162(m), no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to the Company’s “covered employees.” A “covered employee” is the Company’s chief executive officer and the three other most highly compensated officers of the Company other than the chief financial officer. An exception to this rule applies to “qualified performance based compensation,” which generally includes stock options and stock appreciation rights granted under a stockholder approved plan, and other forms of equity incentives, the vesting or payment of which is contingent upon the satisfaction of certain stockholder approved performance goals. The Company intends that the Incentive Plan allow for the grant of options and stock appreciation rights that may be treated as “qualified performance based compensation” that is exempt from the limitations of Code Section 162(m), and for the grant of other performance-based awards that may be treated as “qualified performance based compensation,” but it makes no assurance that either such type of award will be granted, or if granted, will be so treated.

Code Section 409A. Section 409A of the Code provides certain requirements for the deferral and payment of deferred compensation arrangements. In the event that any award under the Incentive Plan is deemed to be a deferred compensation arrangement, and if such arrangement does not comply with Section 409A of the Code, the recipient of such award will recognize ordinary income once such award is vested, as opposed to at the time or times set forth above. In addition, the amount taxable will be subject to an additional 20% federal income tax along with other potential taxes and penalties. It is intended, although not guaranteed, that all awards issued under the Incentive Plan will either be exempt from or compliant with the requirements of Section 409A of the Code.

The Board recommends a vote FOR approval of the amendment to our 2009 Performance Incentive Plan to increase the maximum number of shares available for award under the plan by 5,000,000 shares of our Common Stock.

PROPOSAL FOUR—APPROVAL OF REVERSE STOCK SPLIT

Summary

On March 28, 2016, the Board adopted resolutions (1) declaring that an amendment to our amended and restated certificate of incorporation (the “restated certificate of incorporation”) to effect a reverse stock split, as described below, was advisable and (2) directing that a proposal to approve the Reverse Stock Split be submitted to the holders of our Common Stock for their approval at the 2016 Annual Meeting.

The form of the proposed amendment to the Company’s restated certificate of incorporation to effect the Reverse Stock Split is attached to this Proxy Statement as Exhibit C. If approved by our stockholders, the Reverse Stock Split would permit (but not require) the Board to effect a reverse stock split of our Common Stock at any time prior to December 31, 2016, at one of thirteen reverse split ratios, 1-for-2, 1-for-3, 1-for-4, 1-for-5, 1-for-6, 1-for-7, 1-for-8, 1-for-9, 1-for-10, 1-for-15, 1-for-20, 1-for-25 or 1-for-30, as determined by the Board in its sole discretion. We believe that leaving the ratio to the discretion of the Board (provided that it is one of the thirteen proposed ratios) will provide the Company with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for our stockholders. In determining a ratio, if any, following the receipt of stockholder approval, the Board may consider, among other things, factors such as:

•	the Company’s then-prevailing results of operations and business plan;

•	then-prevailing commodity prices for oil and gas and expectations regarding future trends in commodity prices;

•	prevailing general market and economic conditions;

•	the number of shares of our Common Stock outstanding;

•	the historical trading price and trading volume of our Common Stock;

•	the then-prevailing trading price and trading volume of our Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for our Common Stock;

•	discussions, if any, with the NYSE regarding continued listing of our Common Stock; and

•	the anticipated impact of a particular ratio on our ability to maintain NYSE listing and to reduce administrative and transactional costs.

The Board reserves the right to elect to abandon the Reverse Stock Split, including any or all proposed reverse stock split ratios, if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders.

Depending on the ratio for the Reverse Stock Split determined by the Board, two, three, four, five, six, seven, eight, nine, ten, fifteen, twenty, twenty-five or thirty shares of existing Common Stock, as determined by the Board, will be combined into one share of Common Stock. The number of shares of Common Stock issued and outstanding will therefore be reduced, depending upon the reverse stock split ratio determined by the Board. The amendment to the restated certificate of incorporation that is filed to effect the Reverse Stock Split, if any, will include only the reverse split ratio determined by the Board to be in the best interests of stockholders and all of the other proposed amendments at different ratios will be abandoned.

If the Reverse Stock Split is effected, we will also proportionately reduce the number of authorized shares of our Common Stock, as described below in “—Authorized Shares.” Accordingly, we are also proposing to adopt an amendment of our restated certificate of incorporation to reduce the total number of authorized shares of Common Stock, depending on the reverse split ratio determined by the Board. The amendment to the restated certificate of incorporation that is filed, if any, will include only the total number of authorized shares of Common Stock determined by the Board to be in the best interests of stockholders and all of the other proposed amendments for different numbers of authorized shares will be abandoned. If the Board abandons the Reverse Stock Split, it will also abandon the related reduction in the number of authorized shares.

The Reverse Stock Split, if approved by our stockholders, would become effective upon the filing (the “Effective Time”) of a certificate of amendment to our restated certificate of incorporation with the Secretary of State of the State of Delaware. The exact timing of the filing of the Reverse Stock Split will be determined by the Board based on its evaluation as to when such action will be the most advantageous to the Company and its stockholders. In addition, the Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the certificate of amendment, the Board, in its sole discretion, determines that it is no longer in the Company’s best interests and the best interests of its stockholders to proceed with the Reverse Stock Split. If a certificate of amendment effecting the Reverse Stock Split has not been filed with the Secretary of State of the State of Delaware by the close of business on December 31, 2016, the Board will abandon the Reverse Stock Split.

To avoid the existence of fractional shares of our Common Stock, stockholders of record who would otherwise hold fractional shares as a result of the Reverse Stock Split will be entitled to receive either a cash payment (without interest) in lieu of such fractional shares from our transfer agent or the next highest whole number of shares of Common Stock. See “—Fractional Shares” below for a discussion of the treatment of fractional shares.

Background and Reasons for the Reverse Stock Split

On July 23, 2015, the Company received notice from the NYSE that the price of the Company’s Common Stock had fallen below the NYSE’s continued listing standard. The NYSE requires that the average closing price of a listed company’s Common Stock be above $1.00 per share as of the end of any calendar month and average over $1.00 for the immediate consecutive 30 trading-day period preceding such date. Under NYSE rules, the Company can avoid delisting if, during the permitted period following receipt of the NYSE notice, the Company’s Common Stock price per share and 30 trading-day average share price rises above $1.00. During this period, the Company’s Common Stock will continue to be traded on the NYSE, subject to compliance with other continued listing requirements. In consultation with the NYSE, the Company confirmed that NYSE policies permit a period up until the period immediately following the 2016 annual meeting to bring the trading price of the Company’s Common Stock back up to the $1.00 continued listing standard. As of April     , 2016, the closing price of the Company’s Common Stock was $            and the average closing price over the 30 trading-day prior to such date was $            per share.

The Reverse Stock Split proposal is part of the Company’s plan to cure the deficiency and to return to compliance with the NYSE stock price continued listing requirement. If the Company’s stock price does not increase to a level sufficient to maintain NYSE listing through market trading, and assuming stockholders have approved the Reverse Stock Split, the Company will implement the Reverse Stock Split, utilizing the ratio the Board believes will best position the Company for long-term listing on the NYSE or another highly visible, well regarded exchange. If the Company is not able to regain compliance with the continued listing requirement in the applicable time period, the NYSE will provide written notification that the Company’s Common Stock would be subject to delisting from the NYSE.

The Company also received notification on November 30, 2015 from the NYSE that the Company’s total market capitalization was below the NYSE’s continued listing standard. The Company is considered below criteria established by the NYSE because the Company’s average market capitalization fell below $50 million over a trailing consecutive 30 trading-day period and its last reported stockholders’ equity was less than $50 million. In accordance with NYSE procedures, the Company had 45 days from the receipt of the notice to submit a business plan to the NYSE demonstrating how it intends to regain compliance with the NYSE’s continued listing standards within eighteen months. The Company developed and submitted such a business plan within the required time frame and the NYSE accepted the plan. The Company will be subject to quarterly monitoring for compliance with the business plan and the Company’s Common Stock will continue to trade on the NYSE during the eighteen month period, subject to the Company’s compliance with other NYSE continued listing requirements. The NYSE may choose to shorten the usual compliance period if prior to the end of the eighteen months the Company’s market capitalization is over $50 million for two consecutive quarters. The proposed Reverse Stock Split is not intended to address the market capitalization deficiency.

The Board is submitting the Reverse Stock Split to stockholders for approval with the primary intent of increasing the price of our Common Stock to retain our NYSE listing and also to make our Common Stock more attractive to a broader range of institutional and other investors by restoring our Common Stock price to a normalized level, which should enhance liquidity. In addition to increasing the price of our Common Stock, the Reverse Stock Split would also reduce certain of our costs, such as proxy solicitation fees. Accordingly, for these and other reasons discussed below, we believe that effecting the Reverse Stock Split is in the best interests of the Company and its stockholders.

We believe that the Reverse Stock Split, by increasing our stock price, will make our Common Stock more attractive to a broader range of institutional and other investors, as we have been advised that the current market price of our Common Stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We believe that the Reverse Stock Split will make our Common Stock a more attractive and cost effective investment for many investors, which should enhance the liquidity of the holders of our Common Stock.

In addition to increasing the price of our Common Stock, we believe that a Reverse Stock Split will provide the Company and its stockholders with other benefits. Currently, the fees that we pay to list our shares on the NYSE are based on the number of shares we have outstanding. Also, the fees that we pay for custody and clearing services, the fees that we pay to the SEC to register securities for issuance and the costs of our proxy solicitations are all based on or related to the number of shares being held, cleared or registered, as applicable. Reducing the number of shares that are outstanding and that will be issued in the future may reduce the amount of fees and taxes that we pay to these organizations and agencies, as well as other organizations and agencies that levy charges based on the number of shares rather than the value of the shares.

Reducing the number of outstanding shares of our Common Stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our Common Stock. However, other factors, such as commodity prices for oil and gas, our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our Common Stock will increase following the Reverse Stock Split in proportion to the reduction in the number of shares of our Common Stock outstanding before the Reverse Stock Split or that the market price of our Common Stock will not decrease in the future. Accordingly, the total market capitalization of our Common Stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

While the Company intends to monitor the average closing price of its Common Stock and market capitalization and consider available options if the Common Stock does not trade at a level likely to result in us regaining compliance, no assurances can be made that the Company will in fact be able to comply and that its Common Stock will remain listed on the NYSE. If our Common Stock is delisted from the NYSE, such delisting could negatively affect the market price of our Common Stock, reduce the number of investors willing to hold or acquire our Common Stock, and limit our ability to issue additional securities or obtain additional financing in the future, affect our ability to provide equity incentives to our employees, and might negatively impact our reputation and, as a consequence, our business.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

As of the record date for the 2016 Annual Meeting, March 14, 2016, the Company had 77,055,646 shares of Common Stock issued and outstanding, as well as 69,954 shares of Common Stock available for future issuance and 6,170,873 shares reserved for future issuance underlying outstanding awards pursuant to our Incentive Plan. All of these shares will be affected by the Reverse Stock Split.

Depending on the ratio for the Reverse Stock Split determined by the Board, two, three, four, five, six, seven, eight, nine, ten, fifteen, twenty, twenty-five or thirty shares of existing Common Stock, as determined by the Board, will be combined into one new share of Common Stock. The number of shares of Common Stock issued and outstanding will therefore be reduced, depending upon the reverse stock split ratio determined by the Board. The table below shows the number of authorized and issued (or reserved for issuance) shares of our Common Stock that will result from the listed hypothetical reverse stock split ratios (without giving effect to the treatment of fractional shares).

Approximate number of shares of Common Stock issued and outstanding plus shares of Common Stock reserved or available for issuance following the Reverse Stock Split(1)
1 for 2	41,613,260
1 for 3	27,742,173
1 for 4	20,806,630
1 for 5	16,645,304
1 for 6	13,871,087
1 for 7	11,889,503
1 for 8	10,403,315
1 for 9	9,247,391
1 for 10	8,322,652
1 for 15	5,548,435
1 for 20	4,161,326
1 for 25	3,329,061
1 for 30	2,774,217

(1)	Based on 77,055,646 shares of our Common Stock issued and outstanding plus 6,170,873 shares of our Common Stock reserved or available for issuance as of March 14, 2016, under our Incentive Plan.

The actual number of shares outstanding after giving effect to the Reverse Stock Split, if implemented, will depend on the number of shares outstanding or reserved for issuance immediately prior to the Effective Time and the reverse stock split ratio that is ultimately determined by the Board.

If approved and effected, the Reverse Stock Split will be implemented simultaneously and in the same ratio for all of our Common Stock. The Reverse Stock Split will affect all holders of our Common Stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except that as described below in “—Fractional Shares,” record holders of Common Stock otherwise entitled to a fractional share as a result of the Reverse Stock Split will receive either a cash payment in lieu of such fractional share or the next highest whole number of shares of Common Stock. If the Board elects to cause our transfer agent to aggregate and sell fractional shares and make cash payments to holders of fractional shares, these cash payments will reduce the number of post-Reverse Stock Split holders of our Common Stock to the extent there are currently stockholders who would otherwise receive less than one share of Common Stock after the Reverse Stock Split. The Board currently does not have intentions of going private and the Reverse Stock Split is not intended to be a first step in a going private transaction, and will not have the effect of a going private transaction covered by Rule 13e-3 under the Exchange Act. In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares) or other rights or preferences.

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

After the Effective Time, our Common Stock will have a new Committee on Uniform Securities Identification Procedures (CUSIP) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below.

Beneficial Holders of Common Stock (i.e., stockholders who hold in street name)

Upon the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split and making payment for fractional shares. See “—Fractional Shares” below. If a stockholder holds shares of our Common Stock with a bank, broker, custodian or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker, custodian or other nominee.

We expect that our transfer agent will act as exchange agent for purposes of implementing the Reverse Stock Split. However, we may decide at a later time to utilize another agent.

Registered “Book-Entry” Holders of Common Stock (i.e., stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

If a stockholder holds registered shares in book-entry form with the transfer agent, they will be sent a transaction statement by our transfer agent after the Effective Time indicating the number of post-reverse split shares they own. If the Board elects to cause the transfer agent to make cash payments in lieu of fractional shares as described under “—Fractional Shares” below, stockholders holding registered shares with the transfer agent will need to return a properly completed and duly executed transmittal letter in order to receive any cash payment in lieu of fractional shares following the Reverse Stock Split.

Holders of Certificated Shares of Common Stock

Stockholders holding shares of our Common Stock in certificated form will be sent a transmittal letter by the transfer agent after the Effective Time. The transmittal letter will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our Common Stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split Common Stock (the “New Certificates”). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Stockholders will then receive a New Certificate(s) representing the number of whole shares of Common Stock to which they are entitled as a result of the Reverse Stock Split. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of pre-Reverse Stock Split Common Stock to which these stockholders were entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s). If the Board elects to cause the transfer agent to make cash payments in lieu of fractional shares, such payment will be made as described below under “—Fractional Shares.”

Stockholders should not destroy any stock certificate(s) and should not submit any stock certificate(s) until requested to do so.

Fractional Shares

We do not currently intend to issue fractional shares in connection with the Reverse Stock Split. Therefore, we do not expect to issue certificates representing fractional shares. Stockholders of record who would otherwise hold fractional shares because the number of shares of Common Stock they hold before the Reverse Stock Split is not evenly divisible by the split ratio ultimately determined by the Board will be entitled to receive either cash (without interest and subject to applicable withholding taxes) from our transfer agent, or the next highest whole number of shares of Common Stock in lieu of such fractional shares.

In connection with the implementation of the Reverse Stock Split, our Board will elect one of the following alternatives for the treatment of fractional shares:

(1)	Cause our transfer agent to aggregate all fractional shares following the Reverse Stock Split and sell them into the market in an orderly manner and time so as not to significantly depress the market price for our Common Stock. The total amount of cash that will be paid to holders of fractional shares following the Reverse Stock Split will be an amount equal to the net proceeds (after customary brokerage commissions and other expenses) attributable to such sales. Holders of fractional shares as a result of the Reverse Stock Split will be paid such proceeds on a pro rata basis, depending on the fractional amount of shares that they owned.

(2)	Round all fractional share interests to the next highest whole number of shares of Common Stock.

If the Board elects to cause the transfer agent to make a cash payment in lieu of fractional shares, the manner in which a stockholder will receive its payment will depend on whether the stockholder is a record holder or holds through a nominee. A stockholder who holds shares in certificated form is entitled to a payment in lieu of any fractional share interest, the stockholder will receive a check as soon as practicable after the Effective Time and after the stockholder has submitted an executed transmittal letter and surrendered all Old Certificates, as described above in “—Holders of Certificated Shares of Common Stock.” If a stockholder holds shares of our Common Stock with a bank, broker, custodian or other nominee, those stockholders should contact their bank, broker, custodian or other nominee for information on the treatment and processing of fractional shares by their bank, broker, custodian or other nominee. By signing and cashing the check, stockholders will warrant that they owned the shares of Common Stock for which they received a cash payment. The cash payment is subject to applicable federal and state income tax and state abandoned property laws. Stockholders will not be entitled to receive interest for the period of time between the Effective Time and the date payment is received.

The Board will make a decision regarding the treatment of fractional shares after determining the ratio of the Reverse Stock Split and will take into consideration, among other things, the number of fractional shares, the costs associated with causing the transfer agent to pay cash in lieu of fractional shares, and the number of additional shares that would be issued as a result of rounding up each fractional share to the nearest whole number.

Authorized Shares

The Company currently has 225,000,000 shares of authorized Common Stock. If and when the Board elects to effect the Reverse Stock Split, we will also reduce the number of authorized shares of Common Stock in proportion to the reverse stock split ratio. The reduction in the number of authorized shares would be effected by the filing of the certificate of amendment to our restated certificate of incorporation, as discussed above. The table below shows the number to which authorized shares of Common Stock will be reduced resulting from the listed hypothetical reverse stock split ratios indicated below:

Number of authorized shares of Common Stock following the Reverse Stock Split
1 for 2	112,500,000
1 for 3	75,000,000
1 for 4	56,250,000
1 for 5	45,000,000
1 for 6	37,500,000
1 for 7	32,142,857
1 for 8	28,125,000
1 for 9	25,000,000
1 for 10	22,500,000
1 for 15	15,000,000
1 for 20	11,250,000
1 for 25	9,000,000
1 for 30	7,500,000

The actual number of authorized shares after giving effect to the Reverse Stock Split, if implemented, will depend on the reverse stock split ratio that is ultimately determined by the Board. If the Reverse Stock Split is abandoned by the Board, we will also abandon the reduction in the number of authorized shares.

As a result of the reduction in authorized shares of Common Stock, the same proportion of authorized but unissued shares to shares authorized and issued (or reserved for issuance) would be maintained if the Board elects to effect the Reverse Stock Split. The table below shows the total number of authorized but unissued shares of Common Stock that is expected to result from the stated capital reduction resulting from the listed hypothetical reverse stock split ratios (without giving effect to the treatment of fractional shares):

Approximate number of authorized but unissued shares of Common Stock following the Reverse Stock Split(1)
1 for 2	70,886,740
1 for 3	47,257,827
1 for 4	35,443,370
1 for 5	28,354,696
1 for 6	23,628,913
1 for 7	20,253,354
1 for 8	17,721,685
1 for 9	15,752,609
1 for 10	14,177,348
1 for 15	9,451,565
1 for 20	7,088,674
1 for 25	5,670,939
1 for 30	4,725,783

(1)	Based on 77,055,646 shares of our Common Stock issued and outstanding plus 6,170,873 shares of our Common Stock reserved or available for issuance as of March 14, 2016, under our Incentive Plan and without regard to any potential increase in the number of shares reserved for issuance as a result of Proposal Three. The approximate number of authorized but unissued shares of Common Stock following the Reverse Stock Split was calculated by subtracting the number of shares of Common Stock outstanding plus shares of Common Stock reserved for issuance from the number of authorized shares of Common Stock following the Reverse Stock Split (as described above).

The actual number of authorized but unissued shares of Common Stock after giving effect to the Reverse Stock Split, if implemented, will depend on the number of shares issued and outstanding immediately prior to the Effective Time and the reverse stock split ratio that is ultimately determined by the Board.

Effect of the Reverse Stock Split on Restricted Stock Awards

The number of shares deliverable upon settlement or vesting of restricted stock awards will be adjusted in proportion to the reverse stock split ratio. The number of shares issuable under the Incentive Plan and shares reserved for issuance pursuant to the Incentive Plan will be reduced proportionately based upon the reverse stock split ratio determined by the Board. Accordingly, if Proposal Three increasing the number of shares of our Common Stock available for issuance under the Incentive Plan is adopted, the increased number of shares approved for issuance would be reduced in accordance with the reverse split ratio selected by the Board.

Effect of Reverse Stock Split on Preferred Stock

The Company currently has 1,000,000 authorized shares of preferred stock available for issuance, but no shares of preferred stock are issued or outstanding. The Reverse Stock Split will not affect the authorized number of shares of preferred stock.

Accounting Matters

The proposed amendments to our restated certificate of incorporation will not affect the par value of our Common Stock per share, which will remain at $0.0001. As a result, as of the Effective Time, the stated capital attributable to Common Stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss, as restated, will be higher because there will be fewer shares of Common Stock outstanding.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of our Common Stock.

This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our Common Stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, (iii) persons that do not hold our Common Stock as “capital assets” (generally, property held for investment), and (iv) non-U.S. holders (as defined below) who have owned, directly or by attribution, more than 5% of our Common Stock during the shorter of the five-year period preceding the Reverse Stock Split or the non-U.S. holder’s holding period for the shares of our Common Stock .

This summary is based on the provisions of Code, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date hereof. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

Each prospective investor should consult its own tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences of the Reverse Stock Split.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

U.S. Holders

As used herein, the term “U.S. holder” means a beneficial owner of our Common Stock that is (a) an individual citizen or resident of the United States for U.S. federal income tax purposes; (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust, if (i) a court within the United States can exercise primary supervision over the administration of the trust and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) a valid election is in effect under applicable Treasury Regulations to treat such trust as a United States person.

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except as described below with respect to cash in lieu of fractional shares, no gain or loss will be recognized upon the Reverse Stock Split. Accordingly, the aggregate tax basis in the Common Stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis in the Common Stock surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period for the

Common Stock received should include the holding period for the Common Stock surrendered. For purposes of the above discussion of the basis and holding periods for shares of Common Stock, U.S. holders who acquired different blocks of Common Stock at different times for different prices must calculate their basis and holding periods separately for each identifiable block of such stock surrendered in the Reverse Stock Split.

If the Board elects to cause the transfer agent to make a cash payment in lieu of fractional shares as described above under “—Fractional Shares”, a U.S. holder who receives cash in lieu of a fractional share pursuant to the Reverse Stock Split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the shares of our Common Stock surrendered that is allocated to such fractional share of our Common Stock. Such capital gain or loss generally should be long term capital gain or loss if the U.S. holder’s holding period for our Common Stock surrendered exceeded one year at the Effective Time. The deductibility of net capital losses by individuals and corporations is subject to limitations.

U.S. Information Reporting and Backup Withholding

Information returns generally will be required to be filed with the Internal Revenue Service (“IRS”) with respect to the receipt of cash in lieu of a fractional share of our Common Stock (if any) pursuant to the Reverse Stock Split in the case of certain U.S. holders. In addition, U.S. holders may be subject to a backup withholding tax (at the current applicable rate of 28%) on the payment of such cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

The discussion in this section is addressed to “non-U.S. holders.” A non-U.S. holder is a beneficial owner of our Common Stock that is an individual, corporation, estate or trust that is not a U.S. holder.

Generally, non-U.S. holders will not recognize any gain or loss upon the Reverse Stock Split. A Non-U.S. holder’s aggregate tax basis in the Common Stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis in the Common Stock surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period for the Common Stock received should include the holding period for the Common Stock surrendered. In addition, gain or loss will not be recognized with respect to cash received in lieu of a fractional share provided that (a) such gain or loss is not effectively connected with the conduct of a trade or business in the United States (or, if certain income tax treaties apply, is not attributable to a non-U.S. holder’s permanent establishment in the United States), and (b) with respect to non-U.S. holders who are individuals, such non-U.S. holders are present in the United States for less than 183 days in the taxable year of the Reverse Stock Split or certain other conditions are met.

U.S. Information Reporting and Backup Withholding Tax

In general, backup withholding and information reporting will not apply to payment of cash in lieu of a fractional share of our Common Stock to a non-U.S. holder pursuant to the Reverse Stock Split if the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder and the applicable withholding agent does not have actual knowledge to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS. In certain circumstances the amount of cash paid to a non-U.S. holder in lieu of a fractional share of our Common Stock, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

No Appraisal Rights

Under Delaware law and our restated certificate of incorporation, holders of our Common Stock will not be entitled to dissenter’s rights or appraisal rights with respect to the Reverse Stock Split.

The Board recommends a vote FOR approval to (i) effect a reverse stock split of our Common Stock at any time prior to December 31, 2016, at one of thirteen reverse split ratios, 1-for-2, 1-for-3, 1-for-4, 1-for-5, 1-for-6, 1-for-7, 1-for-8, 1-for-9, 1-for-10, 1-for-15, 1-for-20, 1-for-25 or 1-for-30, as determined by the Board in its sole discretion, and (ii) if and when the reverse stock split is effected, reduce the number of authorized shares of our Common Stock by the reverse split ratio determined by the Board.

PROPOSAL FIVE—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed KPMG LLP (“KPMG”) to act as our independent registered public accounting firm for the fiscal year ending December 31, 2016, and requests ratification of this appointment by our stockholders. KPMG has served as our independent registered public accounting firm since December 21, 2009. If our stockholders do not ratify the appointment of KPMG, the adverse vote would be considered as a direction to the Audit Committee to consider other auditors for the subsequent fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year ending December 31, 2016, will be permitted to stand unless the Audit Committee finds other reasons for making a change. Even if the selection of KPMG is ratified, the Audit Committee may, in its discretion, direct the appointment of new auditors at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of KPMG are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board recommends a vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December  31, 2016.

Fees Paid to Principal Accountants

The following table presents the aggregate fees billed for the indicated services performed by KPMG for the 2014 and 2015 fiscal years.

	2014	2015
Audit fees(1)	$740,000	$550,000
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total	$740,000	$550,000

(1)	Audit Fees consist of the aggregate fees billed for professional services rendered by KPMG for the audit of the Company’s annual financial statements and review of the financial statement included in the Company’s quarterly reports on Form 10-Q or services that are normally provided by KPMG in connection with statutory and regulatory filings or engagement.

Audit Committee Pre-Approval Policy

The charter of the Audit Committee includes certain policies and procedures regarding the pre-approval of audit and non-audit services performed by an outside accountant. The committee is required to pre-approve all engagement letters and fees for all auditing services (including providing comfort letters in connection with securities underwritings) and permissible non-audit services, subject to any exception under Section 10A of the Exchange Act and the rules promulgated thereunder. Pre-approval authority may be delegated to a committee member or a subcommittee, and any such member or subcommittee shall report any decisions to the full committee at its next scheduled meeting. All of the services described in “Fees Paid to Principal Accountants” were approved by the Audit Committee pursuant to the pre-approval policies.

Report of the Audit Committee

Our management is responsible for the preparation of our financial statements, and our independent registered public accounting firm, KPMG, is responsible for auditing our annual financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States. The Audit Committee is responsible for, among other things, reviewing and selecting our independent registered public accounting firm, reviewing our annual and interim financial statements and pre-approving all engagement letters and fees for auditing services.

In the performance of its oversight function in connection with our financial statements as of and for the year ended December 31, 2015, the Audit Committee has:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees;

•	Received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence;

•	Discussed with KPMG its independence and considered whether any disclosed relationships or the provision of any services by KPMG during 2015 is compatible with maintaining KPMG’s independence;

•	Concluded that that the disclosed relationships and the provision of non-audit services by KPMG to the Company (of which there were none during 2015) is compatible with maintaining KPMG’s independence; and

•	Reviewed and approved the services provided by KPMG.

Based upon the reports and discussions described above, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to in its charter, the Audit Committee recommended to the Board, and the Board has approved, that the Company’s audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on March 7, 2016.

AUDIT COMMITTEE:

William K. White, Chairman

James E. Duffy

Gary L. Hultquist

OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the Proxy Agents will vote proxies on such matters in the manner they deem appropriate or within the discretionary power they have been provided.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for us. Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees and to reduce unnecessary waste of paper materials.

If you wish to opt-out of householding and continue to receive multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials, which will typically be mailed in April of each year, by notifying us in writing at: Resolute Energy Corporation, Attn: Secretary, 1700 Lincoln Street, Suite 2800, Denver, CO 80203, or by contacting us at (303) 534-4600. You also may request additional copies of the proxy materials by notifying us in writing at the same address or contacting us at (303) 534-4600, and we will undertake to deliver such additional copies promptly. If you share an address with another stockholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above referenced address or telephone number.

Available Information

The Company maintains a link to investor relations information on its website, www.resoluteenergy.com, where it makes available, free of charge, the Company’s filings with the SEC, including its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and all amendments to those reports and statements filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the SEC. The Company also makes available on its website copies of the charters of the Audit, Compensation and Corporate Governance/Nominating Committees of the Board, its Code of Business Conduct and Ethics, Audit Committee Whistleblower Policy, Stockholder and Interested Parties Communications Policy and Corporate Governance Guidelines. Stockholders may request a printed copy of these governance materials or any exhibit to this report by writing to the Secretary, Resolute Energy Corporation, 1700 Lincoln Street, Suite 2800, Denver, CO 80203. You may also read and copy any materials the Company files with the SEC at the SEC’s Public Reference Room, which is located at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Information regarding the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at www.sec.gov that contains the documents the Company files with the SEC. The Company’s website and the information contained on or connected to its website are not incorporated by reference herein and its web address is included as an inactive textual reference only.

By Order of the Board of Directors,

Nicholas J. Sutton
Chairman and Chief Executive Officer
Dated: April ●, 2016

EXHIBIT A

AMENDMENT NO. 3

TO THE

RESOLUTE ENERGY CORPORATION 2009 PERFORMANCE INCENTIVE PLAN

The Resolute Energy Corporation 2009 Performance Incentive Plan (the “Plan”) is hereby amended (the “Amendment”) as set forth below, such Amendment to be effective upon approval by the Company’s stockholders:

1.	Section 4.2 is hereby deleted and replaced with the following:

“4.2 Share Limit. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan is 17,257,744 (the “Share Limit”) (which shall represent the sum of (i) the 2,657,744 shares originally authorized under the Plan, (ii) the additional 6,500,000 shares under Amendment No. 1 to the Plan approved by the Board on April 15, 2011, and the shareholders on June 2, 2011, (iii) the additional 3,100,000 shares under Amendment No. 2 to the Plan approved by the Board on April 29, 2015, and by the shareholders on June 8, 2015 and (iv) the additional 5,000,000 shares under Amendment No. 3 to the Plan approved by the Board on March 28, 2016 and by the shareholders on May ●, 2016). The foregoing numerical limit is subject to adjustment as contemplated by Section 4.3, Section 7.1 and Section 8.10.”

2.	Capitalized terms as used in this Amendment and not otherwise defined in this Amendment shall have the meanings assigned to them in the Plan. The Plan shall otherwise be unchanged by this Amendment. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

EXHIBIT B

RESOLUTE ENERGY CORPORATION

2009 PERFORMANCE INCENTIVE PLAN

(as amended 6-2-2011 and 6-8-2015)

1.	PURPOSE OF PLAN

1.1 The purpose of this 2009 Performance Incentive Plan (this “Plan”) of Resolute Energy Corporation, a Delaware corporation (the “Corporation”), is to promote the success of the Corporation and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.

2.	ELIGIBILITY

2.1 The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.

3.	PLAN ADMINISTRATION

3.1 The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law and any other applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to designate the officers and employees of the Corporation and its Subsidiaries who will receive grants of awards under this Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

With respect to awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), this Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving awards, intended to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act). To the extent required by any applicable listing agency, this Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable listing agency). Awards granted to non-employee directors shall not be subject to the discretion of any officer or employee of the Corporation and shall be administered exclusively by a committee consisting solely of independent directors.

3.2 Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a) determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;

(b) grant awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards;

(c) approve the forms of award agreements (which need not be identical either as to type of award or among participants);

(d) construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e) cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5 and subject to the repricing prohibition in Section 3.2(g);

(f) accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;

(g) adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 and the applicable requirements of Code Section 162(m) and Treasury Regulations thereunder with respect to awards that are intended to satisfy the requirements for performance-based compensation under Section 162(m), and provided that in no case (except due to an adjustment contemplated by Section 7 or any repricing that may be approved by stockholders) shall such an adjustment constitute a repricing (by amendment, cancellation and regrant, exchange for other awards or cash or other means) of the per share exercise or base price of any option or stock appreciation right, and further provided that any adjustment or change in terms made pursuant to this Section 3.2(g) shall be made in a manner that, in the good faith determination of the Administrator will not likely result in the imposition of additional taxes or interest under Section 409A of the Code;

(h) determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

(i) determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution or succession of awards upon the occurrence of an event of the type described in Section 7;

(j) acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration; and

(k) determine the Fair Market Value (as defined in Section 5.6) of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

3.3 Binding Determinations. Any action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

3.4 Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Board or a committee, as the case may be, may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.5 Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

4.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1 Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2 Share Limit. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan is 12,257,744 (the “Share Limit”) (which shall represent the sum of the 2,657,744 shares originally authorized under the Plan, plus the additional 6,500,000 shares under Amendment No. 1 to the Plan approved by the Board on April 15, 2011, and the shareholders on June 2, 2011, plus the additional 3,100,000 shares under Amendment No. 2 to the Plan approved by the Board on April 29, 2015, and by the shareholders on June 8, 2015). The foregoing numerical limit is subject to adjustment as contemplated by Section 4.3, Section 7.1 and Section 8.10.

4.3 Awards Settled in Cash, Reissue of Awards and Shares. To the extent that an award is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlements shall not be counted against the shares available for issuance under this Plan. Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent awards under this Plan. Notwithstanding the foregoing, (i) upon exercise of an SAR, the number of shares of stock underlying the exercised portion of the SAR shall count against the share limit of Section 4.2, regardless of the actual number of shares of stock that are issued upon settlement of the exercised SAR, and (ii) if the exercise price of stock options or the tax withholding obligations related to any awards under the Plan are satisfied by tendering shares of stock to the Company (by either actual delivery or attestation) or by withholding shares of stock otherwise deliverable under an award, the number of shares of stock that would otherwise be delivered under the award without reduction for shares withheld or tendered shall be counted against the share limit of Section 4.2. The foregoing adjustments to the share limit of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.

4.4 Reservation of Shares; No Fractional Shares. The Corporation shall at all times reserve a number of shares of Common Stock sufficient to cover the Corporation’s obligations and contingent obligations to deliver shares with respect to awards then outstanding under this Plan (exclusive of any dividend equivalent obligations to the extent the Corporation has the right to settle such rights in cash). No fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan.

5.	AWARDS

5.1 Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are:

5.1.1 Stock Options. A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5.

5.1.2 Additional Rules Applicable to ISOs. To the extent that the aggregate Fair Market Value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). There shall be imposed in any award agreement relating to ISOs such other terms and conditions as from time to time are required in order that the option be an “incentive stock option” as that term is defined in Section 422 of the Code. No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the Fair Market Value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.

5.1.3 Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the SAR is exercised over the Fair Market Value of a share of Common Stock on the date the SAR was granted (the “base price”) as set forth in the applicable award agreement. The maximum term of a SAR shall be ten (10) years.

5.1.4 Restricted Stock.

(a) Restrictions. Restricted stock is Common Stock subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Administrator may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Administrator may determine at the date of grant or thereafter. Except to the extent restricted under the terms of this Plan and the applicable award agreement relating to the restricted stock, a participant granted restricted stock shall have all of the rights of a stockholder, including the right to vote the restricted stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Administrator).

(b) Certificates for Stock. Restricted stock granted under this Plan may be evidenced in such manner as the Administrator shall determine. If certificates representing restricted stock are registered in the name of the participant, the Administrator may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such restricted stock, that the Corporation retain physical possession of the certificates, and that the participant deliver a stock power to the Corporation, endorsed in blank, relating to the restricted stock.

(c) Dividends and Splits. As a condition to the grant of an award of restricted stock, the Administrator may require or permit a participant to elect that any cash dividends paid on a share of restricted stock be automatically reinvested in additional shares of restricted stock or applied to the purchase of additional awards under this Plan. Unless otherwise determined by the Administrator, stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the restricted stock with respect to which such stock or other property has been distributed.

5.1.5 Restricted Stock Units.

(a) Grant of Restricted Stock Units. A restricted stock unit, or “RSU”, represents the right to receive from the Corporation on the respective scheduled vesting or payment date for such RSU, one share of Common Stock. An award of RSUs may be subject to the attainment of specified performance goals or targets, forfeitability provisions and such other terms and conditions as the Administrator may determine, subject to the provisions of this Plan. At the time an award of RSUs is made, the Administratior shall establish a period of time during which the restricted stock units shall vest.

(b) Dividend Equivalent Accounts. If (and only if) required by the applicable award agreement, prior to the expiration of the applicable vesting period of an RSU, the Corporation shall pay dividend equivalent rights with respect to RSUs, in which case, the Corporation shall establish an account for the participant and reflect in that account any securities, cash or other property comprising any dividend or property distribution with respect to the share of Common Stock underlying each RSU. Each amount or other property credited to any such account shall be subject to the same vesting conditions as the RSU to which it relates. The participant shall be paid the amounts or other property credited to such account upon vesting of the RSU.

(c) Rights as a Stockholder. Subject to the restrictions imposed under the terms and conditions of this Plan and the applicable award agreement, each participant receiving RSUs shall have no rights as a stockholder with respect to such RSUs until such time as shares of Common Stock are issued to the participant. Except as otherwise provided in the applicable award agreement, Common Stock issuable under an RSU shall be treated as issued on the first date that the holder of the RSU is no longer subject to a substantial risk of forfeiture as determined for purposes of Section 409A of the Code, and the holder shall be the owner of such Common Stock on such date. An award agreement may provide that issuance of Common Stock under an RSU may be deferred beyond the first date that the RSU is no longer subject to a substantial risk of forfeiture, provided that such deferral is structured in a manner that is intended to comply with the requirements of Section 409A of the Code.

5.1.6 Cash Awards. The Administrator may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant cash bonuses (including without limitation, discretionary awards, awards based on objective or subjective performance criteria, awards subject to other vesting criteria or awards granted consistent with Section 5.2 below). Cash awards shall be awarded in such amount and at such times during the term of the Plan as the Administrator shall determine.

5.1.7 Other Awards. The other types of awards that may be granted under this Plan include: (a) stock bonuses, performance stock, phantom stock, dividend equivalents, or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Common Stock (subject to the requirements of Section 5.1.1), upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; or (b) any similar securities with a value derived from the value of or related to the Common Stock and/or returns thereon.

5.2 Section 162(m) Performance-Based Awards. Without limiting the generality of the foregoing, any of the types of awards listed in Sections 5.1.4 through 5.1.7 above may be, and options and SARs granted with an exercise or base price not less than the Fair Market Value of a share of Common Stock at the date of grant (“Qualifying Options” and “Qualifying SARs,” respectively) typically will be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code (“Performance-Based Awards”). The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of Qualifying Options or Qualifying SARs, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using the Business Criteria provided for below for the Corporation on a consolidated basis or for one or more of the Corporation’s subsidiaries, segments, divisions or business units, or any combination of the foregoing. Such criteria may be evaluated on an absolute basis or relative to prior periods, industry peers, or stock market indices. Any Qualifying Option or Qualifying SAR shall be subject to the requirements of Section 5.2.1 and 5.2.3 in order for such award to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Any other Performance-Based Award shall be subject to all of the following provisions of this Section 5.2.

5.2.1 Class; Administrator. The eligible class of persons for Performance-Based Awards under this Section 5.2 shall be officers and employees of the Corporation or one of its Subsidiaries. The Administrator approving Performance-Based Awards or making any certification required pursuant to Section 5.2.4 must be constituted as provided in Section 3.1 for awards that are intended as performance-based compensation under Section 162(m) of the Code.

5.2.2 Performance Goals. The specific performance goals for Performance-Based Awards (other than Qualifying Options and Qualifying SARs) shall be, on a relative or absolute basis, established based on such business criteria as selected by the Administrator in its sole discretion (“Business Criteria”) from the following: (1) total shareholder return; (2) net revenues; (3) return on total stockholders’ equity; (4) earnings per share of our common stock; (5) net income (before or after taxes); (6) return on assets; (7) return on investment; (8) return on capital; (9) economic value added; (10) operating budget or margin; (11) contribution margin; (12) earnings from continuing operations; (13) levels of expense, cost or liability; (14) earnings before all or any interest, taxes, depreciation, amortization and/or exploration expense (EBIT, EBITA, EBITDA or EBITDAX); (15) debt reduction; (16) reserve growth; (17) reserve replacement; (18) production growth; (19) lease operating expense (total or per Boe); (20) captured prospects; (21) operated prospects matured to drill ready; (22) drilling programs commenced; (23) drillable prospects, capabilities and critical path items established; (24) third-party capital sourcing; (25) captured net risked resource potential; (26) acquisition cost efficiency; (27) stock price; (28) acquisitions of oil and gas interests; (29) increases in proved, probable or possible reserves or resource potential; (30) finding and development costs; (31) overhead costs; (32) general and administration expense (total or per Boe); (33) cash flow or free cash flow; (34) any combination of, or a specified increase or decrease of, one or more of the foregoing over a specified period; (35) such other criteria as the stockholders of the Company may approve; in each case as applicable, as determined in accordance with generally accepted accounting principles; and (36) any combination of the foregoing. To qualify awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. Performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets; provided that the Administrator may not make any adjustment to the extent it would adversely affect the qualification of any compensation payable under such performance targets as “performance-based compensation” under Section 162(m) of the Code. The applicable performance measurement period may not be less than 3 months nor more than 10 years.

5.2.3 Form of Payment; Maximum Performance-Based Award. Grants or awards under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof.

5.2.4 Certification of Payment. Before any Performance-Based Award under this Section 5.2 (other than Qualifying Options and Qualifying SARs) is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.

5.2.5 Reservation of Discretion. The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

5.2.6 Expiration of Grant Authority. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options and Qualifying SARs) shall terminate upon the first meeting of the Corporation’s stockholders that occurs in the fifth year following the year in which the Corporation’s stockholders last approved the Plan.

5.2.7 Compensation Limitations. The maximum aggregate number of shares of Common Stock that may be issued to any Eligible Person from June 8, 2015 through the remaining term of this Plan pursuant to Qualifying Options and Qualifying SARs may not exceed 3,000,000 shares of Common Stock. The maximum aggregate number of shares of Common Stock that may be issued to any Eligible Person pursuant to Performance-Based Awards granted during the period set forth in Section 5.2.6 (other than cash awards granted pursuant to Section 5.1.6 and Qualifying Options and Qualifying SARs) may not exceed 2,500,000 shares of Common Stock. The maximum amount that may be paid to any Eligible Person pursuant to Performance Based Awards granted pursuant to Section 5.1.6 during the period set forth in Section 5.2.6 shall not exceed $20,000,000.

5.3 Award Agreements. Each award shall be evidenced by a written or electronic award agreement in the form approved by the Administrator and, if required by the Administrator, executed by the recipient of the award. The Administrator may authorize any officer of the Corporation (other than the particular award recipient) to execute any or all award agreements on behalf of the Corporation (electronically or otherwise). The award agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.

5.4 Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.5 Consideration for Common Stock or Awards. The purchase price for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

•	services rendered by the recipient of such award, if authorized by the Administrator;

•	cash, check payable to the order of the Corporation, or electronic funds transfer;

•	notice and third party payment in such manner as may be authorized by the Administrator;

•	the delivery of previously owned shares of Common Stock;

•	by a reduction in the number of shares otherwise deliverable pursuant to the award; or

•	subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In the event that the Administrator allows a participant to exercise an award by delivering shares of Common Stock previously owned by such participant and unless otherwise expressly provided by the Administrator, any shares delivered which were initially acquired by the participant from the Corporation (upon exercise of a stock option or otherwise) must have been owned by the participant at least six months as of the date of delivery. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their Fair Market Value on the date of exercise. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase, as established from time to time by the Administrator, have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay the purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.

5.6 Definition of Fair Market Value. For purposes of this Plan “Fair Market Value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the last sale price for a share of Common Stock as furnished by the New York Stock Exchange (“NYSE”) or other principal stock exchange on which the Common Stock is then listed for the date in question or, if no sales of Common Stock were reported by the NYSE or other such exchange on that date, the last price for a share of Common Stock as furnished by the NYSE or other such exchange for the next preceding day on which sales of Common Stock were reported by the NYSE. If the Common Stock is no longer listed or is no longer actively traded on the NYSE or listed on a principal stock exchange as of the applicable date, the Fair Market Value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances.

5.7 Transfer Restrictions.

5.7.1 Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.7, by applicable law and by the award agreement, as the same may be amended, (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.7.2 Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred (provided that any such transfer is not for consideration) to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing (provided that any such transfers of ISOs shall be limited to the extent permitted under the federal tax laws governing ISOs). Any permitted transfer shall be subject to compliance with applicable federal and state securities laws.

5.7.3 Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

(a) transfers to the Corporation,

(b) the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c) subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator,

(d) subject to any applicable limitations on ISOs, if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(e) the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.

5.8 International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator.

6.	EFFECT OF TERMINATION OF SERVICE ON AWARDS

6.1 Termination of Employment.

6.1.1 The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award agreement otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.1.2 For awards of stock options, unless the award agreement provides otherwise, the exercise period of such options shall expire: (1) 3 months after the last day that the participant is employed by or provides services to the Corporation or a Subsidiary; (2) in the case of a participant whose termination of employment is due to death or disability (as defined in the applicable award agreement), 12 months after the last day that the participant is employed by or provides services to the Corporation or a Subsidiary; and (3) immediately upon the last day the participant is employed by or provides services to the Corporation or a Subsidiary for any participant whose employment or services are terminated for “cause” (as defined in the applicable award agreement). The Administrator will, in its absolute discretion, determine the effect of all matters and questions relating to a termination of employment, including, but not by way of limitation, the question of whether a leave of absence constitutes a termination of employment and whether a participant’s termination is for “cause.”

6.1.3 For awards of restricted stock, unless the award agreement provides otherwise, restricted stock that is subject to restrictions at the time that a participant whose employment or service is terminated shall be forfeited and reacquired by the Corporation; provided that the Administrator may provide, by rule or regulation or in any award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to restricted stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Administrator may in other cases waive in whole or in part the forfeiture of restricted stock.

6.2 Events Not Deemed Terminations of Service. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that unless reemployment upon the expiration of such leave is guaranteed by contract or law, such leave is for a period of not more than 3 months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the award agreement.

6.3 Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation, a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of another entity within the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status.

6.4 Minimum Vesting Schedule. Except as otherwise set forth herein, a vesting period of at least one (1) year shall apply to all awards issued under the Plan; provided, however, that up to 5% of the shares of Common Stock reserved for issuance under the Plan as of the June 8, 2015 may be issued pursuant to awards that do not comply with such minimum one (1) year vesting period.

7.	ADJUSTMENTS; ACCELERATION

7.1 Adjustments. Except where the Administrator determines that the provisions of Section 7.3 shall govern in lieu of this Section 7.1, upon any of the events described in this Section 7.1, or in contemplation of: any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split (“stock split”); any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock (whether in the form of securities or property); any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; or a sale of all or substantially all the business or assets of the Corporation as an entirety; then the Administrator shall in such manner, to such extent (if any) and at such time as it deems appropriate and equitable in the circumstances:

(a) proportionately adjust any or all of (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the number of shares provided for in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any or all outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any or all outstanding awards, (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, or (5) (subject to Sections 7.7 and 8.8.3(a)) the performance standards applicable to any outstanding awards (provided that no adjustment shall be allowed to the extent inconsistent with the requirements of Code section 162(m)), or

(b) make provision for a cash payment or for the assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon the distribution or consideration payable to holders of the Common Stock upon or in respect of such event.

The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award. With respect to any award of an ISO, the Administrator may make such an adjustment that causes the option to cease to qualify as an ISO without the consent of the affected participant.

In any of such events, the Administrator may take such action prior to such event to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares in the same manner as is or will be available to stockholders generally. In the case of any stock split, if no action is taken by the Administrator, the proportionate adjustments contemplated by clause (a) above shall nevertheless be made.

Any adjustment, substitution or exchange made pursuant to this Section 7.1 shall be made in a manner that, in the good faith determination of the Administrator, will not likely result in the imposition of additional taxes or interest under Section 409A of the Code.

7.2 Acceleration of Non-Continuing Awards. Except as otherwise provided in Section 7.3, upon a dissolution of the Corporation or other event described in Section 7.1 that the Corporation does not survive (or does not survive as a public company in respect of its Common Stock), then each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award; provided that such acceleration provision shall not apply, unless otherwise expressly provided by the Administrator, with respect to any award to the extent that the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award, or the award would otherwise continue in accordance with its terms, in the circumstances; provided, further, that no such acceleration of amounts payable shall apply to compensation that has been deferred for purposes of Section 409A unless the Administrator determines that the acceleration will not result in the imposition of additional taxes or interest under Section 409A.

7.3 Possible Acceleration of Awards. In the applicable award agreement or by other action, the Administrator, in its discretion, may provide that any outstanding option or SAR shall become fully vested, any share of restricted stock then outstanding shall fully vest free of restrictions, and any other award granted under this Plan that is then outstanding shall vest, or be payable to the holder of such award, as applicable, upon the occurrence of a Change in Control Event.

For purposes of this Plan, “Change in Control Event” means any of the following:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% or more of either (1) the then-outstanding shares of common stock of the Corporation (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any affiliate of the Corporation or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with Sections (c)(1), (2) and (3) below;

(b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of more than 50% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d) Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation other than in the context of a transaction that does not constitute a Change in Control Event under clause (c) above.

Notwithstanding the foregoing, (1) the Administrator may waive the requirement described in paragraph (a) above that a Person must acquire more than 50% of the Outstanding Company Stock or Outstanding Company Voting Securities for a Change in Control Event to have occurred if the Administrator determines that the percentage acquired by a Person is significant (as determined by the Administrator in its discretion, but in no event may any such waiver be made for an acquisition of less than 25% of the Outstanding Company Stock or Outstanding Company Voting Securities) and that waiving such condition is appropriate in light of all facts and circumstances, and (2) no compensation that has been deferred for purposes of Section 409A of the Code shall be payable as a result of a Change in Control Event unless the Change in Control qualifies as a change in ownership or effective control of the Corporation within the meaning of Section 409A of the Code.

7.4 Early Termination of Awards. Any award that has been accelerated as required or contemplated by Section 7.2 or 7.3 (or would have been so accelerated but for Section 7.5, 7.6 or 7.7) shall terminate upon the related event referred to in Section 7.2 or 7.3, as applicable, subject to any provision that has been expressly made by the Administrator, through a plan of reorganization or otherwise, for the survival, substitution, assumption, exchange or other continuation or settlement of such award and provided that, in the case of options and SARs that will not survive, be substituted for, assumed, exchanged, or otherwise continued or settled in the transaction, the holder of such award shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding options and SARs in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of accelerated vesting and the impending termination be required and any acceleration may be made contingent upon the actual occurrence of the event).

7.5 Other Acceleration Rules. Any acceleration of awards pursuant to this Section 7 shall comply with applicable legal requirements and, if necessary to accomplish the purposes of the acceleration or if the circumstances require, may be deemed by the Administrator to occur a limited period of time not greater than 30 days before the event. Without limiting the generality of the foregoing, the Administrator may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of an award if an event giving rise to an acceleration does not occur. Notwithstanding any other provision of the Plan to the contrary, the Administrator may override the provisions of Section 7.2, 7.3, 7.4 and/or 7.6 by express provision in the award agreement or otherwise. In addition, the Administrator may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated pursuant to Section 7.3 or any other action permitted hereunder shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

7.6 Possible Rescission of Acceleration. If the vesting of an award has been accelerated expressly in anticipation of an event or upon stockholder approval of an event and the Administrator later determines that the event will not occur, the Administrator may rescind the effect of the acceleration as to any then outstanding and unexercised or otherwise unvested awards; provided that, in the case of any compensation that has been deferred for purposes of Section 409A of the Code, the Administrator determines that such rescission will not likely result in the imposition of additional tax or interest under Code Section 409A.

7.7 Golden Parachute Limitation. Notwithstanding anything else contained in this Section 7 to the contrary, in no event shall an award be accelerated under this Plan to an extent or in a manner which would not be fully deductible by the Corporation or one of its Subsidiaries for federal income tax purposes because of Section 280G of the Code, nor shall any payment hereunder be accelerated to the extent any portion of such accelerated payment would not be deductible by the Corporation or one of its Subsidiaries because of Section 280G of the Code. If a participant would be entitled to benefits or payments hereunder and under any other plan or program that would constitute “parachute payments” as defined in Section 280G of the Code, then the participant may by written notice to the Corporation designate the order in which such parachute payments will be reduced or modified so that the Corporation or one of its Subsidiaries is not denied federal income tax deductions for any “parachute payments” because of Section 280G of the Code. Notwithstanding the foregoing, if a participant is a party to an employment or other agreement with the Corporation or one of its Subsidiaries, or is a participant in a severance program sponsored by the Corporation or one of its Subsidiaries, that contains express provisions regarding Section 280G and/or Section 4999 of the Code (or any similar successor provision), the Section 280G and/or Section 4999 provisions of such employment or other agreement or plan, as applicable, shall control as to any awards held by that participant (for example, and without limitation, a participant may be a party to an employment agreement with the Corporation or one of its Subsidiaries that provides for a “gross-up” as opposed to a “cut-back” in the event that the Section 280G thresholds are reached or exceeded in connection with a change in control and, in such event, the Section 280G and/or Section 4999 provisions of such employment agreement shall control as to any awards held by that participant).

8.	OTHER PROVISIONS

8.1 Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, the acceptance of promissory notes and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law, federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this

Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2 Future Awards/Other Rights. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3 No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4 Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5 Tax Withholding. Upon any exercise, vesting, or payment of any award or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, the Corporation or one of its Subsidiaries shall have the right at its option to:

(a) require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment; or

(b) deduct from any amount otherwise payable in cash to the participant (or the participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such cash payment.

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, to have the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their Fair Market Value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law. The Corporation may, with the Administrator’s approval, accept one or more promissory notes from any Eligible Person in connection with taxes required to be withheld upon the exercise, vesting or payment of any award under this Plan; provided that any such note shall be subject to terms and conditions established by the Administrator and the requirements of applicable law.

8.6 Effective Date, Termination and Suspension, Amendments.

8.6.1 Effective Date and Termination. This Plan is effective as of July 31, 2009, the date of its approval by the Board and sole stockholder (the “Effective Date”). Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2 Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3 Stockholder Approval. To the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

8.6.4 Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 3.2(g).

8.6.5 Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or change of or affecting any outstanding award shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7 Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator or this Plan, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. No adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

8.8 Governing Law; Construction; Severability.

8.8.1 Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware.

8.8.2 Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.8.3 Plan Construction.

(a) Rule 16b-3. It is the intent of the Corporation that the awards and transactions permitted by awards be interpreted in a manner that, in the case of participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Corporation shall have no liability to any participant for Section 16 consequences of awards or events under awards if an award or event does not so qualify.

(b) Section 162(m). Awards under Sections 5.1.4 through 5.1.7 to persons described in Section 5.2 that are either granted or become vested, exercisable or payable based on attainment of one or more performance goals related to the Business Criteria, as well as Qualifying Options and Qualifying SARs granted to persons described in Section 5.2, that are approved by a committee composed solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code) shall be deemed to be intended as performance-based compensation within the meaning of Section 162(m) of the Code unless such committee provides otherwise at the time of grant of the award. It is the further intent of the Corporation that (to the extent the Corporation or one of its Subsidiaries or awards under this Plan may be or become subject to limitations on deductibility under Section 162(m) of the Code) any such awards and any other Performance-Based Awards under Section 5.2 that are granted to or held by a person subject to Section 162(m) will qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Section 162(m).

(c) Code Section 409A Compliance. The Board intends that, except as may be otherwise determined by the Administrator, any awards under the Plan are either exempt from or satisfy the requirements of Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”) to avoid the imposition of any taxes, including additional income or penalty taxes, thereunder. If the Administrator determines that an award, award agreement, acceleration, adjustment to the terms of an award, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a participant’s award to become subject to Section 409A, unless the Administrator expressly determines otherwise, such award, award agreement, payment, acceleration, adjustment, distribution, deferral election, transaction or other action or arrangement shall not be undertaken and the related provisions of the Plan and/or award agreement will be deemed modified or, if necessary, rescinded in order to comply with the requirements of Section 409A to the extent determined by the Administrator without the content or notice to the participant.

(d) No Guarantee of Favorable Tax Treatment. Although the Company intends that awards under the Plan will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The Company shall not be liable to any participant for any tax, interest or penalties the participant might owe as a result of the grant, holding, vesting, exercise or payment of any award under the Plan

8.9 Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10 Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Stock in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11 Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12 No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Corporation to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, or (f) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

8.13 Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Corporation or its Subsidiaries.

EXHIBIT C

FORM OF CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RESOLUTE ENERGY CORPORATION

The undersigned officer of Resolute Energy Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST: The name of the Corporation is Resolute Energy Corporation.

SECOND: Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this certificate of amendment to the amended and restated certificate of incorporation of the Corporation, each [two][three][four][five][six][seven][eight][nine][ten][fifteen][twenty][twenty-five][thirty] shares of the Corporation’s common stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall be combined into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of common stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of common stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmittal letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Corporation’s transfer agent of all fractional shares otherwise issuable. Each certificate that immediately prior to the Effective Time represented shares of common stock (“Old Certificates”) shall thereafter represent that number of shares of common stock into which the shares of common stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

THIRD: At the Effective Time, Section 4.1 of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation shall be hereby amended to read in its entirety as follows:

A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is [            ] shares, consisting of [            ] shares of common stock, par value $.0001 per share (the “Common Stock”) and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

FOURTH: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: The foregoing amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer, this [        ] day of [            ], 2016.

RESOLUTE ENERGY CORPORATION

By:
Name:
Title:

ANNUAL MEETING OF RESOLUTE ENERGY CORPORATION Date: May 11, 2016 Time: 9:00 A.M. (Mountain Daylight Time) Place: Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, CO 80202 See Voting Instructions on Reverse Side. Please make your marks like this: Use dark black pencil or pen only Board of Directors Recommends a Vote “FOR” the election of Directors nominated in Proposal 1 and “FOR” Proposals 2-5. Recommend Directors 1: The election of two Class I directors to the Board of Directors Directors 01 James E. Duffy Recommend 02 William K. White Vote For All Withhold Authority *Vote For All For All Nominees For All Nominees Except Nominees [Graphic Appears Here] nominee(s), *INSTRUCTIONS: mark To the withhold exception authority box and for write any the individual number(s) in the space provided to the right. Directors Recommend 2: To approve, by a non-binding advisory vote, the compensation paid For Against Abstain to the Company’s Named Executive Officers For 3: To approve an amendment to our 2009 Performance Incentive For Against Abstain Plan to increase the maximum number of shares available for award under the plan by 5,000,000 shares of our common For stock 4: To (a) effect a reverse stock split of our Common Stock at any time prior to December 31, 2016, at one of thirteen reverse split ratios, 1-for-2, 1-for-3, 1-for-4, 1-for-5, 1-for-6, 1-for-7, 1-for-8, 1-for-9, 1-for-10, 1-for-15, 1-for-20, 1-for-25 or 1-for-30, as determined by our Board of Directors in its sole discretion and (b) if and when the reverse stock split is effected, reduce the number of authorized shares of our Common Stock by the reverse split ratio determined by our Board of Directors 5: To ratify the appointment of KPMG LLP as our independent For Against Abstain registered public accounting firm for the fiscal year ending For December 31, 2016 6: To transact such other business as may properly come before the meeting and any adjournments or postponements thereof To attend the meeting and vote your shares in person, please mark this box. Authorized Signatures - This section must be completed for your Instructions to be executed. Please Sign Here Please Date Please Sign Here Please Date Please sign exactly as your name or names appear on this proxy card. Executors, administrators, attorneys–in– fact or trustees should give their full titles as such. If the signer is a corporation, please sign full corporate name and have a duly authorized officer sign, stating the title. If a partnership, please sign in partnership name by an authorized person. When shares are held jointly, each holder should sign. Please separate carefully at the perforation and return just this portion in the envelope provided. Annual Meeting of Resolute Energy Corporation to be held on Wednesday, May 11, 2016 for Stockholders of record as of March 14, 2016 This proxy is solicited on behalf of the Board of Directors of Resolute Energy Corporation. INTERNET VOTED BY: TELEPHONE Call 866-390-6226 www Go To ..proxypush.com/ren OR Cast your vote online. View meeting documents. Use any touch-tone telephone. Have your Proxy Card ready. Follow the simple recorded instructions. MAIL Mark, sign and date your Proxy Card. OR Detach your Proxy Card. Return your Proxy Card in the postage-paid envelope provided. All votes must be received by 5:00 p.m, Eastern Time, May 10, 2016. PROXY TABULATOR FOR RESOLUTE ENERGY CORPORATION P.O. BOX 8016 CARY, NC 27512-9903 EVENT CLIENT Please separate carefully at the perforation and return just this portion in the envelope provided.

Revocable Proxy — Resolute Energy Corporation Annual Meeting of Stockholders May 11, 2016, 9:00 A.M. (Mountain Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints Nicholas J. Sutton, James M. Piccone and Michael N. Stefanoudakis, or any one of them, with full power of substitution, as Proxies of the undersigned, to represent and vote as designated below all of the shares of common stock of Resolute Energy Corporation held of record by the undersigned on March 14, 2016, at the Annual Meeting of Stockholders to be held on Wednesday, May 11, 2016, MDT, at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, CO 80202, and any adjournment or postponement thereof. This proxy authorizes each of the persons named above to vote at his discretion on any other matter that may properly come before the meeting or any postponement or adjournment thereof. If this card contains no specific voting instructions, the shares will be voted in accordance with the recommendation of the Board of Directors. The Board of Directors recommends a vote “FOR” the election of Directors nominated in Proposal 1 and “FOR” Proposals 2-5. This proxy is solicited on behalf of the Board of Directors of Resolute Energy Corporation. Please sign and return this proxy in the enclosed pre-addressed envelope. The giving of a proxy will not affect your right to vote in person if you attend the meeting. This proxy when properly executed will be voted at the meeting in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” the election of the Directors nominated in Proposal 1 and “FOR” Proposals 2-5. This proxy confers discretionary authority in respect of matters not known or determined at the time of the mailing of the notice of the Annual Meeting of Stockholders to the undersigned. The undersigned hereby acknowledge receipt of (a) the Notice of Annual Meeting of Stockholders, (b) the Proxy Statement, and (c) the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2015. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 11, 2016: The proxy statement, proxy card and the annual report to stockholders for the fiscal year ended December 31, 2015, are available at www.proxydocs.com/ren. PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)